As filed with the Securities and Exchange Commission on September 4, 2007

Registration No. 333-_

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________

FORM SB-2
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CHINA BIOLOGIC PRODUCTS, INC.
(Name of small business issuer in its charter)

Delaware	2836	75-2308816
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

No. 14 East Hushan Road, Taian City, Shandong
People’s Republic of China 271000
(86-538)-620-3897
(Address and telephone number of principal executive offices)
____________________________

Louis A. Bevilacqua, Esq.
Thomas M. Shoesmith, Esq.
Joseph R. Tiano, Jr., Esq.
Thelen Reid Brown Raysman & Steiner LLP
701 8th Street, N.W., Washington, D.C. 20001
(202) 508-4000
(Names, addresses and telephone numbers of agents for service)
____________________________

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
			Proposed maximum
Title of each class of securities	Amount to be	Proposed maximum	aggregate offering	Amount of
to be registered	registered(1) (3)	offering price per share	price	registration fee
Common stock, $0.0001 par value	4,780,000	$2.70 (2)	$12,906,000(2)	$396
Common stock, $0.0001 par value	1,284,000(4)	$2.8425 (5)	$3,649,770(5)	$112
Total	6,064,000	-	$16,555,770	$508

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of Common Stock offered hereby also include such presently indeterminable number of shares of common stock as shall be issued by us to the selling stockholders upon adjustment under anti-dilution provisions covering stock splits, stock dividends and similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the bid and asked prices for the Common Stock reported in the Pink Sheets on August 29, 2007.

(3) Represents shares of the Registrant’s common stock being registered for resale that have been issued to the selling stockholders named in this registration statement.

(4) Represents shares of Common Stock issuable upon exercise of five-year warrants to purchase shares of Common Stock by the selling stockholders named in this registration statement.

(5) Calculated in accordance with Rule 457(g) based upon the price at which the warrants may be exercised.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated September 4, 2007

6,064,000 Shares of Common Stock

          This prospectus relates to the resale of up to 6,064,000 shares of our common stock being offered by the selling stockholders, which includes:

•           4,780,000 shares of common stock;

•           1,070,000 shares of common stock issuable upon the exercise of five-year warrants owned by the selling stockholders named in this prospectus; and

•           214,000 shares of common stock issuable upon exercise of five-year warrants owned by persons named in this prospectus who are associated with Lane Capital Markets, LLC.

          We will not receive any proceeds from any sale of shares of common stock by the selling stockholders.

          Our common stock is quoted on the over-the-counter market maintained by the Pink Sheets, LLC under the symbol “CBPO” The closing bid price for our common stock on August 29, 2007 was $2.70 per share, as reported by the Pink Sheets, LLC.

          Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer or affiliate of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

          Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 to read about factors you should consider before buying shares of our common stock.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ___________, 2007.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	4

SUMMARY CONSOLIDATED FINANCIAL INFORMATION	8

RISK FACTORS	10

RISKS RELATING TO OUR BUSINESS	10

RISKS RELATING TO OUR FINANCIAL CONDITION	15

RISKS RELATING TO OUR INDUSTRY	16

RISKS RELATING TO DOING BUSINESS IN CHINA	18

RISKS RELATING TO OUR COMMON STOCK	21

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	22

USE OF PROCEEDS	22

DILUTION	23

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	23

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	24

OUR CORPORATE STRUCTURE AND HISTORY	36

OUR BUSINESS	38

MANAGEMENT	49

EXECUTIVE COMPENSATION	52

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	54

CHANGE IN ACCOUNTANTS	55

SELLING STOCKHOLDERS	56

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	57

DESCRIPTION OF SECURITIES	58

SHARES ELIGIBLE FOR FUTURE SALE	59

PLAN OF DISTRIBUTION	60

INTEREST OF NAMED EXPERTS AND COUNSEL	61

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION	61

WHERE YOU CAN FIND MORE INFORMATION	62

PROSPECTUS SUMMARY

          This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including “Risk Factors” and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

China Biologic Products, Inc.

          We are a biopharmaceutical company and through our indirect majority-owned Chinese subsidiary, Shandong Taibang, we are principally engaged in the research, development, production and manufacturing of plasma-based pharmaceutical products in China. Shandong Taibang, operates from our manufacturing facility located in Taian City, Shandong Province, and is currently the only plasma-based biopharmaceutical product manufacturer in Shandong Province approved by the State.

          Our principal products include human albumin and various types of immunoglobulin. We currently produce 14 biopharmaceutical products in seven major categories as follows:

  Human Albumin: - 20%/10ml, 20%/25ml and 20%/50ml

  Human Hepatitis B Immunoglobulin – 100IU, 200IU, 400IU

  Human Immunoglobulin – 10%/3ml and 10%/1.5ml

  Human Immunoglobulin for Intravenous Injection – 5%/50ml

  Thymopolypeptides Injection – 20mg/2ml

  Human Rabies Immunoglobulin – 100IU, 200IU and 500IU

  Human Tetanus Immunoglobulin – 250IU

          Human Albumin is our top selling product. Sales of our human albumin products represented approximately 75.5% and 83.9% of our total revenues, respectively, for the each of the years ended December 31, 2006 and 2005, and 73.3% for the period ended June 30, 2007. Our remaining revenue came from our other product categories during those periods. Human albumin is principally used to increase blood volume while immunoglobulin is used for certain disease preventions and cures. Shandong Taibang’s human albumin and immunoglobulin products use human plasma as basic raw material. Albumin has been used for almost 50 years to treat critically ill patients by replacing lost fluid and maintaining adequate blood volume and pressure. All of our products are prescription medicines in the form of injections.

          We sell our products to customers in the PRC. Our sales have historically been made on the basis of short-term arrangements and our largest customers have changed over the years. For the years ended December 31, 2006 and 2005, our top 5 customers accounted for approximately 10% and 12.3%, respectively, of our total revenue. For the years ended December 31, 2006 and 2005, our largest customer accounted for approximately 2.9% and 2.8%, of our revenue, respectively. As we continue to diversify our geographic presence, customer base and product mix, we expect that our largest customers will continue to change from year to year.

Our Industry

          Our industry is competitive and subject to numerous government regulations. Retail prices of certain of our biopharmaceutical products in the PRC are subject to the control of the relevant State and provincial price administration authorities. The actual price for any given price-controlled product set by manufacturers, wholesalers and retailers cannot exceed the price ceiling imposed in accordance with the applicable government price control rules. Only those pharmaceutical products which are included in the Insurance Catalogue administered at the State or provincial level are subject to price control. Many competitive factors may affect our sales of products, including product efficacy, safety, price and cost effectiveness, marketing effectiveness, quality control and quality assurance of our manufacturing operations, and research and development of new products.

Competition

          We believe that we are currently one of the fastest growing producers of albumin and immunoglobulin biopharmaceutical products in China. According to a 2006 Hua Yuan Medicine Net survey of the profit ranking of companies in the Chinese biological products industry, we are ranked the 20th in 2006 and 25th in 2005, and in the plasma products area, we were ranked 5th. We believe that our past financial performance is attributable to our market position in the industry. Although entry to the industry is very restricted due to the regulatory requirements, over time, there may be new entrants into our industry. Our major competitors in the albumin and immunoglobulin market in China are Hualan Biological Engineering, Shanghai Institute of Biological Products, Shanghai RAAS Blood Products Co. Ltd., Chengdu Rongsheng Pharmaceuticals, and Sichuan Yuanda Shuyang Pharmaceutical Co.

          We seek to continue to meet challenges and secure our market position by enhancing our existing products, introducing new products to meet customer demand, delivering quality products to our customers in a timely manner and maintaining our established industry reputation.

Our Strategy

          Our mission is to become a first-class biopharmaceutical enterprise in China. To achieve this objective, we have implemented the following strategies:

  Securing the supply of plasma – Due to the shortage of plasma and the reform of the ownership of plasma stations, our immediate strategy is to negotiate and acquire plasma stations so as to secure our plasma supply.

  Acquisition of competitors and/or other biologic related companies – In addition to organic growth, acquisition is an important part of our expansion strategy. Although there are about 34 approved plasma- based biopharmaceutical manufacturers in the market, we are of the view that only about half of them will be competitive. In addition, due to recent Ministry of Health regulations, we believe that it is difficult for new manufacturers to enter into the industry.

  Further strengthening of research and development capability – We believe that, unlike other more developed countries like the US, China’s plasma-based biopharmaceutical products are at the initial stage of development. We plan to increase our focus on research and development in order to give us a competitive advantage over our competitors.

  Market development and network expansion – Leveraging on the high quality and safety record of our products, we intend to (i) enhance our product penetration with our existing customers by introducing new products and (ii) extend the reach of our products from our current market to include other provinces where we envision significant market potential.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled “Risk Factors,” including for example:

  our ability to overcome competition from local and overseas pharmaceutical enterprises;

  decrease in the availability, or increase in the cost, of plasma;

  failure to obtain PRC governmental approval to increase retail prices of certain of our biopharmaceutical products;

  loss of key members of our senior management; and

  unexpected change in the PRC government’s regulation of the biopharmaceutical industry in China, or changes in China’s economic situation and legal environment.

Any of the above risks could materially and negatively affect our business, financial position and results of operations. An investment in our common stock involves risks. You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Corporate Information

          We were originally incorporated in 1992 under the laws of the State of Texas. We conduct our operations in China through our subsidiary, Shandong Taibang. The following chart reflects our organizational structure as of the date of this prospectus.

          Our principal executive offices are located at No. 14 East Hushan Road, Taian City, Shandong, People’s Republic of China 271000. Our corporate telephone number is (86-538)-620-3897 and our fax number is (86-538)-6212407. We maintain a website at http://www.ctbb.com.cn that contains information about our operating company, but that information is not part of this prospectus.

Use of Defined Terms and Treatment of Stock Split

Except as otherwise indicated by the context, references in this prospectus to:

  “China Biologic,” the “Company,” “we,” “us,” or “our,” are references to the combined business of China Biologic Products, Inc., a publicly-held, non-operating holding company with headquarters in China (formerly, GRC Holdings, Inc.), and its wholly-owned subsidiary, Logic Express Limited, or Logic Express, a British Virgin Islands company, and its 82.76% owned subsidiary Shandong Taibang Biological Products Co. Ltd., or Shandong Taibang, a sino-foreign joint venture incorporated in China, and Shandong Taibang’s wholly-owned subsidiaries, the Xia Jin Plasma Company, the Qi He Plasma Company, the He Ze Plasma Company, the Huan Jiang Plasma Company, the Yang Gu Plasma Company, the Zhang Qiu Plasma Company and the Shandong Medical Company, and Shandong Taibang’s 80% owned subsidiary, the Fang Cheng Plasma Company;

  “China,” “State” and “PRC” are references to the People’s Republic of China;

  “RMB” are to Renminbi, the legal currency of China;

  “U.S. dollar,” and “$”are to the legal currency of the United States;

  the “Securities Act” are to Securities Act of 1933, as amended;

  the “Exchange Act” are to the Securities Exchange Act of 1934, as amended; and

  “U.S. dollar,” “$” and “$” refer to the legal currency of the United States. For all U.S. dollar amounts reported, the dollar amount has been calculated on the basis that RMB7.60 = $1.00 for its June 30, 2007 unaudited balance sheet, with the exception of the equity accounts, and RMB7.80 = $1.00 for its December 31, 2006 audited balance sheets, with the exception of the equity accounts. The equity accounts were stated at their historical rate. The average translation rates applied to income statement and statements cash flows for the six months ended June 30, 2007 and 2006 were RMB7.96 and RMB8.02, respectively.

All share numbers contained in this prospectus are adjusted to reflect the 1-for -10 reverse split of our common stock that occurred on July 20, 2006.

The Offering

6,064,000 shares, including 1,284,000 shares of common
Common stock offered by selling	stock that are issuable upon the exercise of outstanding
stockholders	warrants held by the selling stockholders named in this
prospectus. This number represents 28.3% of our current
outstanding common stock (1)

Common stock outstanding before the	22,718,942 shares.
offering (presuming the warrants are
exercised)

Common stock outstanding after the offering	22,718,942 shares.
(presuming the warrants are exercised)

Proceeds to us	We will not receive any proceeds from any sale of shares
of common stock by the selling stockholders.

(1) Based on 22,718,942 shares of common stock outstanding at the filing of this Registration Statement, assuming that all the warrants are exercised. All share numbers contained in this prospectus are adjusted to reflect the 1-for -10 reverse split of our common stock that occurred on July 20, 2006.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

          The following tables set forth key components of our results of operations for the periods indicated in dollars. We were a “shell” company before our reverse acquisition of Logic Express. As we had no ongoing business operations prior to the share exchange transaction, we are not required to present financial statements for the year ended December 31, 2005 other than for Shandong Taibang, which is considered to be our “predecessor” for these purposes. We are providing our consolidated financial information, as of and for the fiscal years ended December 31, 2006 and 2005 which have been derived from the audited financial statements of Shandong Taibang. As the share exchange transaction involving our Company and Logic Express is considered to be a capital transaction (issuance of stock by Logic Express for the net monetary assets of our Company) in substance, rather than a business combination, Logic Express is treated as the continuing reporting entity that acquired us. Accordingly, the financial information prior to the reverse acquisition represents the consolidated financial information of Logic Express, which includes Shandong Taibang. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	China Biologic and Subsidiaries		China Biologic and Subsidiaries
	Six Months Ended June 30		Fiscal Years Ended December 31
	( unaudited )		(audited)

	2007	2006	2006	2005

	(USD)	(USD)	(USD)	(USD)
Statement of Operations Data:
Revenues	16,503,911	9,067,701	22,230,570	11,558,708
Cost of revenues	6,012,348	4,185,625	9,601,605	6,205,685
Gross Profit	10,491,563	4,882,096	12,628,965	5,353,023
Operating Expenses	2,632,444	1,110,963	6,443,955	2,824,804
Operating income	7,859,119	3,771,133	6,185,010	2,528,219
Finance expense	46,224	95,502	185,578	103,505
Other expenses (income)	23,042	30,205	128,259	(72,886)
Income/(loss) before income taxes and			5,871,173	2,497,600
minority interests	7,789,853	3,645,426
Income tax expense	1,298,962	483,631	750,095	405,101
Net income/(loss) before minority interests	6,490,891	3,161,795	5,121,078	2,092,499
Minority Interests	1,148,548	472,476	1,304,241	782,813
Net income/(loss) after minority interests	5,342,343	2,689,319	3,816,837	1,309,686
Net income per share
Basic	0.25	0.14	0.18	0.07
Diluted	0.25	0.14	0.18	0.07
Total cash dividend declared	-	1,625,765	1,625,765	1,283,751

		China Biologic and
	China Biologic	Subsidiaries
	and Subsidiaries	Fiscal Years Ended December
		31
		(audited)
	June 30
	2007	2006	2005
	(unaudited)
	(USD)	(USD)	(USD)
Balance Sheet Data:
Cash and cash equivalents	6,548,316	4,268,220	607,376
Pledged bank deposit	65,750	-	1,860,000
Accounts receivable, net	3,407,481	3,775,387	2,200,138
Inventories	7,277,754	6,117,361	3,564,482
Other current assets	2,724,532	1,379,532	1,468,028
Total current assets	20,023,833	15,540,500	9,700,024
Property, plant and equipment, net	11,075,508	7,437,768	5,367,691
Intangible assets, net	759,331	718,011	438,237
Other non-current assets	804,150	778,364	175,577
Total assets	32,662,822	24,474,643	15,681,529
Short-term bank loans	1,315,000	2,564,000	3,720,000
Other current liabilities	8,820,362	6,235,316	8,388,787
Long term liabilities	460,250	641,000	1,302,001
Total liabilities	10,595,612	9,440,316	13,410,788
Minority Interests	3,535,935	2,308,487	1,693,597
Total shareholders’ equity	18,531,275	12,725,840	577,144

Cash Flow

	China Biologic and		China Biologic and Subsidiaries
	Subsidiaries		Fiscal Years Ended December 31
	Six Months Ended June 30		(audited)
	(unaudited)

USD	2007	2006	2006	2005

Net Cash provided by/(used in) Operating activities	7,309,632	475,524	3,094,871	(12,369)
Net Cash used in Investing activities	(3,872,728)	(156,928)	(3,516,965)	(1,495,767)
Net Cash (used in)/ provided by Financing
activities	(1,198,462)	203,101	4,051,475	1,476,307
Effects of Exchange Rate Change in Cash	41,654	13,617	31,463	96,083
Net Increase in Cash and Cash Equivalents	2,280,096	535,314	3,660,844	64,254
Cash and Cash Equivalent at beginning of
Period	4,268,220	607,376	607,376	543,122
Cash and Cash Equivalent at end of period	6,548,316	1,142,690	4,268,220	607,376

RISK FACTORS

          The shares of our common stock being offered for resale by the selling stockholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results will suffer, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS

          If the State bans or limits plasma-based biopharmaceutical products, our operations, revenues and profitability would be adversely affected.

          The principal raw materials of our existing and planned biopharmaceutical products is human source plasma, which, due to its unique nature, is subject to various quality and safety control issues which include, but are not limited to, contaminations and blood born diseases. In addition, limitations of current technology pose biological hazards inherent in plasma that have yet to be discovered which could result in a wide spread epidemic due to blood infusion. In the event that human plasma is discovered to contain pathogens or infectious agents or other bio-hazards or if the State bans or limits plasma-based biopharmaceutical products, our operations, revenues and profitability would be adversely affected.

          If the plasma from Shandong Province are found to be contaminated, or the supply from these plasma stations becomes restricted, our operation, revenues and profitability would be adversely affected.

          We currently source plasma mainly from our plasma stations in Shandong Province and Guangxi Province. The largest plasma station, Qihe, in Shandong Province, accounted for approximately 39.2% and 60% of our total plasma purchased for the years December 31, 2006 and 2005, respectively. If the plasma from these collection stations are found to be contaminated, the supply from these plasma stations becomes restricted, our operation, revenues and profitability would be adversely affected.

          Our recent acquisition of five plasma stations in Shandong Province and three plasma stations in Guangxi Province expose us to potential risks and unforeseen liabilities which could have an adverse effect on our resources.

          As part of the industry reform initiative by the Chinese government, in 2006 we acquired five of the six existing plasma stations in Shandong and we received the permit to operate them in January 2007. In April 2007 we acquired two additional plasma stations and signed letter of intent with another plasma station in the Guangxi Province. Two of our new plasma stations already have the necessary permit to operate and they commenced operations in July and August 2006, respectively. The acquisition of these stations exposes us to potential risks, including risks associated with the assimilation of new operations, technologies and personnel, unforeseen or hidden liabilities, the diversion of resources from our existing businesses and technologies, the inability to generate sufficient revenue to offset the costs and expenses of acquisitions, and potential loss of, or harm to, relationships with employees, customers and suppliers as a result of the integration of these new businesses. Furthermore, we may not be able to complete the acquisition of the remaining plasma station in Guangxi Province or do so on the same terms that we have initially agreed to in the letters of intent.

          Our revenues and profitability will be adversely affected if the market demands for human albumin cannot be sustained.

          A large proportion of our revenue has been derived from human albumin products. The revenues derived from sales of our human albumin products represented approximately 75.5% and 83.9% of total revenues for the years ended December 31, 2006 and 2005, respectively. Although we have been developing new products and promoting various emerging products with the aim of gradually lowering our dependence on our principal products, these principal products have remained, and are expected to remain our key revenue contributors. Our revenues and profitability will be adversely affected if the market demands for human albumin cannot be sustained in the future or upon a decrease in prices of our biopharmaceutical products.

          Our operations, sales, profit and cash flow will be adversely affected if our albumin products fail inspection or are delayed by regulators.

          Each batch of our albumin products requires inspection by Chinese government regulators before we can ship it to our customers. Furthermore, new regulations may emerge to require our other products to be inspected by regulators before we can ship them to our customers. In the event that the regulators delay the approval of our products or change the requirements in such a way that we are unable to comply with those requirements, our operations, sales, profit and cash flow will be adversely affected.

          We rely on contracts with the Shandong Province Institute of Biological Products for over 39% of our Shandong Taibang employees, which if breached, could have an adverse effect on our operations and on our financial results.

          Shandong Province Institute of Biological Products, or the Shandong Institute, has provided us with approximately 130 of our employees out of a total of approximately 331 employees. We have entered into a secondment agreement with the Shandong Institute for these employees pursuant to which we are responsible for their salaries as well as for their social benefits such as State insurance. Our contract with the Shandong Institute expires in October 2032, however, the Shandong Institute is being privatized and this secondment arrangement will expire upon the completion of such privatization, which is expected to occur before the end of 2008. Upon expiration or termination of the secondment arrangement, we plan to hire the seconded employees directly, but we cannot be sure that all of the employees will accept our employment offers at that time. Some of these employees currently hold senior management positions with us. If the Shandong Institute stops seconding these employees to us and we are unable to hire replacement employees on time, our operations, as well as our financial results, will suffer.

          If the distributors who we rely on do not purchase our products, our business and results of operations will be adversely affected.

          We sell all of our products in China through our network of about 281 distributors located in about 22 provinces and municipal cities throughout China. While we have established working relationships with many of our distributors and strictly regulate their sales and marketing activities by annual distribution agreements, there are no restrictions in these distribution agreements preventing our distributors from also supplying products produced by our competitors. Our own marketing and sales staff work to develop and maintain relationships with our distributors, but there can be no assurance that we will be able to maintain such relationships. For the years ended December 31, 2006 and 2005, direct sales to distributors represented approximately 59.6% and 54%, respectively, of our total revenues. If a number of our distributors cease to purchase our products and we are unable to find suitable replacement, our business and results of operations will be adversely affected.

          Our inability to successfully research and develop new biological pharmaceutical products could have an adverse effect on our future growth.

          We believe that the successful development of biological pharmaceutical products can be affected by many factors. Products that appear to be promising in the early phases of research and development may fail to be commercialized for various reasons, including the failure to obtain the necessary regulatory approvals. In addition, the research and development cycles for new medicine for which we must obtain a Certificate of New Medicine from the PRC Ministry of Health, is a relatively lengthy process. In our experience, the process of conducting research and various tests on new products before obtaining a Certificate of New Medicine and subsequent procedures may take approximately three to five years. There is no assurance that our future research and development projects will be successful or that they will be completed within the anticipated time frame or budget. Also, there is no guarantee that we will receive the necessary approvals from relevant authorities for the production of our newly developed products. Even if such products could be successfully commercialized, there is no assurance that they will be accepted by the market as anticipated.

          Our financial position and operations may be materially and adversely affected, if our product liability insurance does not sufficiently cover our liabilities.

          Under current PRC laws, manufacturers and vendors of defective products in the PRC may incur liability for loss and injury caused by such products. Pursuant to the General Principles of the Civil Law of the PRC or the PRC Civil Law, which became effective in 1987, a defective product which causes property damage or physical injury to any person may subject the manufacturer or vendor of such product to civil liability.

          In 1993, the PRC promulgated the Product Quality Law of the PRC or the Product Quality Law, which was revised in 2000. The Product Quality Law was enacted to protect the rights and interests of end-users and consumers and to strengthen the supervision and control of the quality of products. Under the Product Quality Law, manufacturers who produce defective products may be subject to fines and required to cease production, and in severe cases, be subject to criminal liability and may have their business licenses revoked.

          1n 1993, the Law of the PRC on the Protection of the Rights and Interests of Consumers or the Consumers’ Rights Law was promulgated to further protect the legal rights and interests of consumers in connection with the purchase or use of goods and services. All businesses, including our business, must observe and comply with the Consumers’ Rights Law.

          We maintain product liability insurance for sales in the PRC for all of our products. Although no one has filed any claims in relation to the use of our pharmaceutical products, our financial position and operations may be materially and adversely affected, if our insurance coverage is insufficient to cover a successful claim.

           We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

          Our success, to a certain extent, is attributable to the expertise and experience of our senior management and key research and technical personnel, including Stanley Wong, our Chief Financial Officer, Tung Lam, the Chief Executive Officer of Shandong Taibang, Diang Cong Liu, the Quality control Manager of Shandong Taibang and Ya Wen Liu, the Sales Manger of Shandong Taibang, who carry out key functions in our operation. If we lose the service of any of our senior management or key research or technical personnel or fail to attract additional personnel with suitable experience and qualification, our business operations and research capability may be adversely affected.

          Our inability to successfully implement our business plans may adversely affect our profitability and prospects.

          The successful implementation of our business plans and strategies, which include both organic and acquisition growth, depends on a number of factors including, among others, continued growth of the biopharmaceutical market in the PRC, the availability of funds, competition and government policies. There is no assurance that our plans can be implemented successfully as scheduled or at all. Any failure or delay in the implementation of any or all of our plans may have an adverse effect on our profitability and prospects.

          Our senior management and employees have worked together for a short period of time, which may make it difficult for you to evaluate their effectiveness and ability to address challenges.

          Due to our limited operating history and recent additions to our management team, certain of our senior management and employees have worked together at our company for only a relatively short period of time. As a result of these circumstances, it may be difficult for you to evaluate the effectiveness of our senior management and other key employees and their ability to address future challenges to our business.

          Future acquisitions may have an adverse effect on our ability to manage our business.

          Selective acquisitions form part of our strategy to further expand our business. If we are presented with appropriate opportunities, we may acquire additional companies, products or technologies. Future acquisitions and the subsequent integration of new companies into ours would require significant attention from our management. Our company has little experience with integrating newly acquired businesses. Potential problems encountered by each organization during mergers and acquisitions would be unique, posing additional risks to the company. The diversion of our management’s attention and any difficulties encountered in any integration process could have an adverse effect on our ability to manage our business. Future acquisitions would expose us to potential risks, including risks associated with the assimilation of new operations, technologies and personnel, unforeseen or hidden liabilities, the diversion of resources from our existing businesses and technologies, the inability to generate sufficient revenue to offset the costs and expenses of acquisitions, and potential loss of, or harm to, relationships with employees, customers and suppliers as a result of integration of new businesses.

          We may lose our competitive advantage and our operations may suffer if we fail to prevent the loss or misappropriation of, or disputes over, our intellectual property.

          We plan to apply for patents for our manufacturing processes. The patent application will be subject to approval from the relevant PRC authorities. We may not be able to successfully obtain the approval of the PRC authorities for our patent applications. Furthermore, third parties may assert claims to our proprietary procedures, technologies and systems. These proprietary procedures, technologies and systems are important to our business as they allow us to maintain our competitive edge over our competitors.

          Our ability to compete successfully and to achieve future revenue growth will depend, in significant part, on our ability to protect our proprietary technology and operate without infringing upon the intellectual property rights of others. The legal regime in China for the protection of intellectual property rights is still at its early stage of development. Intellectual property protection became a national effort in China in 1979 when China adopted its first statute on the protection of trademarks. Since then, China has adopted its Patent Law, Trademark Law and Copyright Law and promulgated related regulations such as Regulation on Computer Software Protection, Regulation on the Protection of Layout Designs of Integrated Circuits and Regulation on Internet Domain Names. China has also acceded to various international treaties and conventions in this area, such as the Paris Convention for the Protection of Industrial Property, Patent Cooperation Treaty, Madrid Agreement and its Protocol Concerning the International Registration of Marks. In addition, when China became a party to the World Trade Organization in 2001, China amended many of its laws and regulations to comply with the Agreement on Trade-Related Aspects of Intellectual Property Rights. Despite many laws and regulations promulgated and other efforts made by China over the years with a view to tightening up its regulation and protection of intellectual property rights, private parties may not enjoy intellectual property rights in China to the same extent as they would in many Western countries, including the United States, and enforcement of such laws and regulations in China have not achieved the levels reached in those countries. Both the administrative agencies and the court system in China are not well-equipped to deal with violations or handle the nuances and complexities between compliant technological innovation and non-compliant infringement.

          We rely on trade secrets and registered patents and trademarks to protect our intellectual property. We have also entered into confidentiality agreements with our management and employees relating to our confidential proprietary information. However, the protection of our intellectual properties may be compromised as a result of:

  departure of any of our management members or employees in possession of our confidential proprietary information;

  breach by such departing management member or employee of his or her confidentiality and non-disclosure undertaking to us;

  expiration of the protection period of our registered patents or trademarks;

  infringement by others of our proprietary technology and intellectual property rights; or

  refusal by relevant regulatory authorities to approve our patent or trademark applications.

          Any of these events or occurrences may have a material adverse effect on our operations. The measures that we have put into place to protect our intellectual property rights may not be sufficient. Litigation to enforce our intellectual property rights could result in substantial costs and may not be successful. If we are not able to successfully defend our intellectual property rights, we might lose rights to technology that we need to conduct and develop our business. This may seriously harm our business, operating results and financial condition, and enable our competitors to use our intellectual property to compete against us.

          Furthermore, if third parties claim that our products infringe their patents or other intellectual property rights, we may be required to devote substantial resources to defend against such claims. If we are unsuccessful in defending against such infringement claims, we may be required to pay damages, modify our products or suspend the production and sale of such products. We cannot guarantee that we will be able to modify our products on commercially reasonable terms.

          A disruption in the supply of utilities, fire or other calamity at our manufacturing plant would disrupt production of our products and adversely affect our sales.

          Our products are manufactured solely at our production facility located in Taian City, Shandong Province in the PRC. While we have not in the past experienced any calamities which disrupted production, any disruption in the supply of utilities, in particular, electricity or power supply, or any outbreak of fire, flood or other calamity resulting in significant damage at our facilities would severely affect our production and have a material adverse effect on our business, financial condition and results of operations.

          We maintain insurance policies covering losses with respect to damages to our properties and products. We do not have insurance coverage for machinery and inventories of raw materials. There is no assurance that our insurance would be sufficient to cover all of our potential losses.

          Investor confidence and market price of our shares may be adversely impacted if we or our independent registered public accountants are unable to attest to the adequacy of the internal controls over our financial reporting as of December 31, 2007, as required by Section 404 of the U.S. Sarbanes-Oxley Act of 2002.

          We will be subject to the reporting requirements of the U.S. Securities and Exchange Commission, or SEC, following the completion of this offering. The SEC, as directed by Section 404 of the U.S. Sarbanes-Oxley Act of 2002, adopted rules requiring public companies, including us following the completion of this offering, to include a report of management of their internal control structure and procedures for financial reporting in their annual reports on Form 10-K that contains an assessment by management of the effectiveness of their internal controls over financial reporting. In addition, independent registered public accountants of these public companies must attest to and report on management’s assessment of the effectiveness of their internal controls over financial reporting. These requirements will first apply to our annual report on Form 10-KSB for the fiscal year ended on December 31, 2007, although the auditor attestation will not be required until our annual report on Form 10-KSB for the fiscal year ended on December 31, 2008. Our management may conclude that our internal controls over financial reporting are not effective. Moreover, even if our management concludes otherwise, if our independent registered public accountants are not satisfied with our internal control structure and procedures, the level at which our internal controls are documented, designed, operated or reviewed, or if the independent registered public accountants interpret the requirements, rules or regulations differently from us, they may decline to attest to our management’s assessment or may issue a report that is qualified. Any of these possible outcomes could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which could negatively impact the market price of our shares.

          There is a dispute between the former shareholders of Shandong Taibang that calls into question our ownership of our primary operating subsidiary, which if not resolved in our favor will adversely affect our business.

          In 2006, the Shandong Missile Biological Engineering Company, or Missile Engineering, which is controlled by Mr. Zu Ying Du, applied for arbitration before the China International Economic and Trade Arbitration Commission , or CIETAC, to challenge the effectiveness of the transfer to Up-Wing Investments Limited, or Up-Wing, of the equity interests in Shandong Taibang formerly owned by Missile Engineering. The equity transfer had been approved by the Shandong Provincial Department of Foreign Trade and Economic Cooperation, or the Shandong COFTEC. Missile Engineering later voluntarily withdrew this application and instead applied to the Shandong COFTEC for administrative reconsideration of the equity transfer, but this application was rejected. Thereafter, Missile commenced an administrative proceeding against the Shandong COFTEC alleging that it wrongfully approved the equity transfer. This administrative proceeding is still pending. We believe that all necessary approvals and documentation were obtained at the time of equity transfer and we have initiated legal action in China intending to restrain Missile Engineering from seeking to resolve the equity transfer issue, by means other than by arbitration, the agreed-upon method of conflict resolution at the time of the transfer. If we are unable to enjoin Missile Engineering from its current course of action, we may be tied up in litigation which could distract our management and our expenses may significantly increase. See “Legal Proceedings” for more details regarding this risk factor.

RISKS RELATING TO OUR FINANCIAL CONDITION

          Our 2007 actual financial performance could vary from the performance thresholds provided by our controlling stockholders under the make good arrangement with the investors in our private placement.

          Our 2007 actual financial performance could vary from the performance thresholds provided by our controlling stockholders under the make good arrangement with investors in our private placement. Under the make good arrangement with the investors, our controlling stockholders indicated that their expectation is that there will be at least $4,819,500 of after-tax net income or $5,823,465 of after-tax net income before minority interest for the fiscal year ending December 31, 2006 and $8,302,000 of after-tax net income or $10,031,416 of after-tax net income before minority interest for the fiscal year ending December 31, 2007 and we have not met the performance threshold for the fiscal year ending December 31, 2006. The performance thresholds generally represent a current estimate of our financial performance and are forward-looking. In addition, events beyond our control, including but not limited to the risk factors set out in this section of the Prospectus, changes in the bases or rates of taxation applicable to us in the respective jurisdictions in which we operate, and force majeure events or unforeseeable factors, could adversely affect the results. Actual results may be materially different from their estimate and thus the estimate by our controlling stockholders may not be reliable. Should our 2007 actual performance not meet the revenue estimates and the performance thresholds, (i) our share price will likely decrease and (ii) there will be a meaningful decrease in the percentage ownership by our controlling stockholders which may impact our board composition, our management structure, and/or the operation of our business going forward.

          There is no assurance that we will be able to maintain or increase historical levels of profitability.

          Competing or potential substitute products, produced locally in the PRC or imported by overseas manufacturers, may adversely affect the demand for, and pricing of, our products. Many of our biopharmaceutical products are also subject to pricing controls by the relevant State and provincial pricing authorities, which set the maximum retail sales prices for the relevant medicines in the PRC, and therefore we do not have absolute control to maximize our profits in relation to such products. These factors may at the same time restrict our ability to maintain profitability when faced with fluctuations in supply and prices of key raw materials used for the production of our products. Investors should be aware that there is no assurance that we will be able to increase or maintain our historical revenue or profit levels.

          Our cash flow could be negatively affected as a result of our extension of relatively long payment terms to customers that we believe are credit worthy.

          As is customary in our industry, we extend relatively long payment terms (up to six months) to customers that we believe are credit worthy. Although we attempt to establish appropriate reserves for our receivables, those reserves may not prove to be adequate in view of actual levels of bad debts. The failure of our customers to pay us timely would negatively affect our working capital, which could in turn adversely affect our cash flow.

          Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

          We have a limited operating history. Shandong Taibang as began its operation in October 2002. With the rapid growth of the industry, it has experienced a high growth rate since 2002. Furthermore, we did not acquire a controlling interest in Shandong Taibang until September 2005. As such, our historical operating results may not provide a meaningful basis for evaluating our business, financial performance and prospects. We may not be able to achieve a similar growth rate in future periods. Accordingly, you should not rely on our results of operations for any prior periods as an indication of our future performance.

          We face risks associated with debt financing (including exposure to variation in interest rates).

          Our total outstanding indebtedness, entirely comprising of short-term loans, as of June 30, 2007 and December 31, 2006 was $1.32 million and $2.56 million, respectively. The interest rates on these short-term loans are fixed and from 5.85% to 6.14% per annum. Our obligations under our existing loans have been mainly met through the cash flow from our operations and our financing activities. We are subject to risks normally associated with debt financing, including the risk of significant increase in interest rates and the risk that our cash flow will be insufficient to meet required payment of principal and interest. In the past, cash flow from operations had been sufficient to meet payment obligations and/or we have been able to roll over our borrowings. There is however no assurance that we will be able to do so in the future. We may also underestimate our capital requirements and other expenditures or overestimate our future cash flows. In such event, additional capital, debt or other forms of financing may be required for our working capital. If any of the aforesaid events occur and we are unable for any reason to raise additional capital, debt or other financing to meet our working capital requirements, our business, operating results, liquidity and financial position will be adversely affected.

          We will incur capital expenditures in the future in connection with our growth plans and therefore may require additional financing.

          To grow our sales volume, we need to increase our production capacities and this will require substantial capital expenditures. Such expenditures are likely to be incurred in advance of any increase in sales. Our revenue may not increase after these capital expenditures are incurred. This will depend on, among other factors, on our ability to maintain or achieve high capacity utilization rates. Any failure to increase our revenue after incurring capital expenditure to expand production capacity will reduce our profitability.

          In addition, we may need to obtain additional debt or equity financing to fund our capital expenditures. Additional equity financing may result in dilution to our shareholders. Additional debt financing may be required which, if obtained, may:

  limit our ability to pay dividends or require us to seek consents for the payment of dividends;

  increase our vulnerability to general adverse economic and industry conditions;

  limit our ability to pursue our growth plan;

  require us to dedicate a substantial portion of our cash flow from operations as payment for our debt, thereby reducing availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and/or limit our flexibility in planning for, or reacting to, changes in our business and our industry.

          We cannot assure you that we will be able to obtain the additional financing on terms that are acceptable to us.

RISKS RELATING TO OUR INDUSTRY

          If our supply of quality plasma is interrupted, our results of operations and profitability will be adversely affected.

          The production of plasma-based biopharmaceutical products relies on the supply of plasma of suitable quality. For the year ended December 31, 2006 and 2005, the cost of plasma used by us for production accounted for approximately 74% and 68%, respectively, of total production cost. The supply and market prices of plasma may be adversely affected by factors such as regulatory restrictions, weather conditions or outbreak of diseases which would impact our costs of production. We may not be able to pass on any resulting increase in costs to our customers and therefore any substantial fluctuation in supply or market prices of plasma may adversely affect our results of operations and profitability.

          The biopharmaceutical industry in the PRC is strictly regulated and changes in such regulations may have an adverse effect on our business.

          The biopharmaceutical industry in the PRC is strictly regulated by the State. The regulatory regime, such as administrative approval of medicines and production approvals, comprises of series of regulations and administrative rules. The PRC regulatory authorities may amend such regulations and administrative rules and promulgate new regulations and administrative rules from time to time. Changes in these regulations and administrative rules could have a significant impact on our business. Such changes may have any adverse impact on our business.

          We may not be able to carry on our business if we lose any of the permits and licenses required by the PRC Government in order to carry on our business.

          All pharmaceutical manufacturing and distribution enterprises in the PRC are required to obtain from various PRC governmental authorities certain permits and licenses, including, in the case of manufacturing enterprises, a Pharmaceutical Manufacturing Permit and, in the case of distribution enterprises, a Pharmaceutical Distribution Permit.

          We have obtained permits and licenses and certificates for Good Manufacturing Practice, or GMP, required for the manufacture of our pharmaceutical products. These permits and licenses held by us are subject to periodic renewal and/or reassessment by the relevant PRC Government authorities and the standards of compliance required in relation thereto may from time to time be subject to changes. We intend to apply for the renewal of such permits and licenses when required by applicable laws and regulations. Any changes in compliance standards, or any new laws or regulations that may prohibit or render it more restrictive for us to conduct our business or increase our compliance costs may adversely affect our operations or profitability. Any failure by us to obtain such renewals may have a material adverse effect on the operation of our business. In addition, we may not be able to carry on business without such permits and business licenses being renewed.

           We may encounter increased competition from both local and overseas pharmaceutical enterprises which could adversely affect our revenues.

          There are both local and overseas pharmaceutical enterprises that are engaged in the manufacture and sale of potential substitute or similar biopharmaceutical products as our products in the PRC. These competitors may have more capital, better research and development resources, manufacturing and marketing capability and experience than us. Our profitability may be adversely affected if (i) competition intensifies; (ii) competitors drastically reduce prices; or (iii) competitors develop new products or product substitutes having comparable medicinal applications or therapeutic effects which are more effective and /or less costly than those produced by us.

          Other approved biopharmaceutical manufacturers in the PRC are entitled to produce many of the products produced by us. There are currently about 34 approved manufacturers of plasma-based pharmaceutical products in China. Many of these manufacturers are essentially producing the same type of products, human albumin and various types of immunoglobulin. Although we believe that it is difficult for new manufacturers to enter into the industry, if other manufacturers obtain approval from the regulators, we may face competition and our business and profitability may be adversely affected. We believe that our major competitors in the albumin and immunoglobulin market in China are Hualan Biological Engineering, Shanghai Institute of Biological Products, Shanghai RAAS Blood Products Co. Ltd., Chengdu Ronsheng Pharmaceuticals, and Sichuan Yuanda Shuyang Pharmaceutical Co.

          Competition from imported products and China’s admission as a member of the WTO creates increased competition for us. The PRC became a member of the WTO in December 2001. Competition in the biopharmaceutical industry in the PRC will intensify generally in two respects. With lower import tariffs, we anticipate that imported biopharmaceutical products manufactured overseas may become increasingly competitive with domestically produced products in terms of pricing. We also believe that foreign biopharmaceutical manufacturers with more experience may set up production facilities in the PRC and compete with domestic manufacturers directly. Accordingly, with the expected increased supply of competitively priced biopharmaceutical products in the PRC we may be faced with increased competition by foreign biopharmaceutical products, including the types of products manufactured by US manufacturers and other manufacturers.

          If we do not receive PRC governmental approval to increase the retail prices of certain of our biopharmaceutical products our revenues may be adversely affected.

          Retail prices of certain of our biopharmaceutical products in the PRC are subject to the control of the relevant State and provincial price administration authorities. The actual price for any given price-controlled product set by manufacturers, wholesalers and retailers cannot exceed the price ceiling imposed in accordance with the applicable government price control rules. Only those pharmaceutical products which are included in the Insurance Catalogue administered at the State or provincial level are subject to price control.

          Our three principal product categories, human albumin, human immunoglobulin for intravenous injections and human tetanus immunoglobulin, which accounted for a total of approximately 83% and 90% of our total revenues for the year ended December 31, 2006 and 2005, respectively, were subject to national price control regulations in the PRC. Hence, the prices of those products could not be increased at our discretion above the relevant controlled retail price ceiling without prior governmental approval. This, in turn, may affect the ex-factory prices set by us for our products and we therefore do not have unfettered freedom to maximize our profits. It is uncertain whether we will be able to obtain necessary approvals to increase the price of any of our products.

RISKS RELATING TO DOING BUSINESS IN CHINA

          Substantially all of our assets are located in, and substantially all of our revenue is sourced from the PRC. Accordingly, our results of operations, financial position and prospects are subject to a significant degree to the economic, political and legal developments of the PRC.

          Changes in China’s political or economic situation could harm us and our operating results.

          Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

  Level of government involvement in the economy;

  Control of foreign exchange;

  Methods of allocating resources;

  Balance of payments position;

  International trade restrictions; and

  International conflict.

          The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy and weak corporate governance and a lack of flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of the OECD member countries.

           Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

          The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the legal protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers and our directors are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against our Chinese operations and subsidiaries.

          The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

          China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

          Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

          Future inflation in China may inhibit our ability to conduct business in China.

          In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

          Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

          The majority of our revenues will be settled in Renminbi and U.S. dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.

          Substantially all of our executive officers reside in the PRC, and substantially all of our assets are located within the PRC. It may not be possible for investors to affect service of process upon those persons in the PRC or to enforce any judgment obtained from non-PRC courts against them in the PRC or against our assets in the PRC.

          China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with Hong Kong, the United Kingdom, Japan or many other countries. Therefore recognition and enforcement in China of judgments of a court in any of these jurisdictions in respect of any matter not subject to a binding arbitration provision may be difficult or impossible.

          Our primary source of funds of dividends and other distributions from our operating subsidiary in China is subject to various legal and contractual restrictions and uncertainties, and our ability to pay dividends or make other distributions to our shareholders are negatively affected by those restrictions and uncertainties.

          We are a holding company established in Delaware and conduct our core business operations through our principal operating subsidiary, Shandong Taibang, in China. As a result, our profits available for distribution to our shareholders are dependent on the profits available for distribution from Shandong Taibang. If Shandong Taibang incurs debt on its own behalf, the debt instruments may restrict its ability to pay dividends or make other distributions, which in turn would limit our ability to pay dividends on our shares. Under the current PRC laws, because we are incorporated in the Delaware, our PRC subsidiary, Shandong Taibang, is regarded as a sino-foreign joint venture enterprise in China. Although dividends paid by foreign invested enterprises, such as wholly foreign-owned enterprises and sino-foreign joint ventures, are not subject to any PRC corporate withholding tax, the PRC laws permit payment of dividends only out of net income as determined in accordance with PRC accounting standards and regulations. Determination of net income under PRC accounting standards and regulations may differ from determination under U.S. GAAP in significant aspects, such as the use of different principles for recognition of revenues and expenses. In addition, if we make additional capital contributions to our PRC subsidiary, Shandong Taibang (which may occur through the capitalization of undistributed profits), then additional approval of the PRC government would be required due to an increase in our registered capital and total investment in Shandong Taibang. Under the PRC laws, Shandong Taibang, a sino-foreign joint venture enterprise, is required to set aside a portion of its net income each year to fund designated statutory reserve funds. These reserves are not distributable as cash dividends. As a result, our primary internal source of funds of dividend payments from Shandong Taibang is subject to these and other legal and contractual restrictions and uncertainties, which in turn may limit or impair our ability to pay dividends to our shareholders. Moreover, any transfer of funds from us to Shandong Taibang, either as a shareholder loan or as an increase in registered capital, is subject to registration with or approval by PRC governmental authorities. These limitations on the flow of funds between us and Shandong Taibang could restrict our ability to act in response to changing market conditions. We currently do not intend on paying any dividends in the future and expect to retain all available funds to support our operations and to finance growth and development of our business.

          Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

          In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (i) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (ii) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; (iii) covering the use of existing offshore entities for offshore financings; (iv) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (v) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

          We believe our stockholders who are PRC residents as defined in Circular 75 have registered with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries. However, we cannot provide any assurances that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

          The value of our securities will be affected by the currency exchange rate between U.S. dollars and RMB. The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated. For example, if we need to convert U.S. dollars into RMB for our operational needs and the RMB appreciates against the U.S. dollar at that time, our financial position, our business, and the price of our common stock may be harmed. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

          Our procurement strategy is to diversify our suppliers both in the PRC and overseas. And some of our raw materials and major equipments are currently imported. These transactions are often settled in U.S. dollars or other foreign currency. In the event that the U.S. dollars or other foreign currency appreciate against RMB, our costs will increase. If we cannot pass the resulted cost increase to our customers, our profitability and operating results will suffer. In addition, because our sales to international customers are growing, we are subject to the risk of foreign currency depreciation.

           If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency, determines that CSRC approval is required in connection with this offering, this offering may be delayed or cancelled, or we may become subject to penalties.

          On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, has certain provisions that require SPVs formed for the purpose of acquiring PRC domestic companies and controlled by PRC individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock market. However, the new regulation does not expressly provide that approval from the CSRC is required for the offshore listing of a SPV which acquires, directly or indirectly, equity interest or shares of domestic PRC entities held by domestic companies or individuals by cash payment, nor does it expressly provide that approval from CSRC is not required for the offshore listing of a SPV which has fully completed its acquisition of equity interest of domestic PRC equity prior to September 8, 2006. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval. It is not clear whether the provisions in the new regulation regarding the offshore listing and trading of the securities of a SPV applies to an offshore company such as us which has acquired the equity interest of PRC domestic entities in cash and has completed the acquisition of the equity interest of PRC domestic entities prior to the effective date of the new regulation. Since the new regulation has only recently been adopted, there remains some uncertainty as to how this regulation will be interpreted or implemented. If the CSRC or another PRC regulatory agency subsequently determines that the CSRC’s approval is required for this offering, we may face sanctions by the CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel this offering before settlement and delivery of the shares being offered by us.

          New corporate income tax law could adversely affect our business and our net income.

On March 16, 2007, National People’s Congress passed a new corporate income tax law, which will be effective on January 1, 2008. This new corporate income tax unifies the corporate income tax rate, cost deductions and tax incentive policies for both domestic and foreign-invested enterprises in China. According to the new corporate income tax law, the applicable corporate income tax rate of our Chinese subsidiaries will incrementally increase to 25% over a five-year period. We are expecting that the rules for implementation would be enacted by the Chinese government in the coming months. After the rules are enacted, we can better assess what the impact of the new unified tax law would be over this period. The discontinuation of any special or preferential tax treatment or other incentives could adversely affect our business and our net income.

RISKS RELATING TO OUR COMMON STOCK

          There is not now, and there may not ever be, an active market for our common stock.

          There currently is no market for our common stock. Further, although our common stock may be quoted in the over-the-counter market maintained by the Pink Sheets, LLC, trading of our common stock may be extremely sporadic. For example, several days may pass before any shares may be traded. A more active market for the common stock may never develop.

          We cannot assure you that the common stock will become liquid or that it will be listed on a securities exchange.

          We plan to list our common stock as soon as practicable. However, we cannot assure you that we will be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing. Until the common stock is listed on an exchange, we expect that it would be eligible to be quoted in the “pink sheets.” In this venue, however, an investor may find it difficult to obtain accurate quotations as to the market value of the common stock. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

          We are subject to penny stock regulations and restrictions which may affect our ability to sell our securities on the secondary market.

          The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and therefore is a “penny stock.” Broker and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect your ability to sell shares. In addition, so long as our common stock is quoted in the “pink sheets” (as is currently the case), investors will find it difficult to obtain accurate quotations of the stock, and may find few buyers to purchase such stock and few market makers to support its price.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

          Forward-looking statements also represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

          Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

          We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. Any proceeds received by us upon the exercise of warrants held by the selling stockholders would be used for general working capital purposes.

DILUTION

          Our net tangible book value per share of common stock as of June 30, 2007 was $1.62. Net tangible book value is determined by dividing our tangible book value (total assets less intangible assets including know-how, trademarks and copyrights and less total liabilities) by the number of outstanding shares of our capital stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

          Our Common Stock trades in the “pink sheets”, under the symbol “CBPO”. There is currently no established market for the shares of our Common Stock. There can be no assurance that a liquid market for our securities will ever develop. As of August 29, 2007, we had a total of 21,434,942 shares of our Common Stock outstanding.

          The following table sets forth, for the periods indicated, the high and low bid prices of our common stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The high and low quotations have been adjusted for a 1-for-10 reverse stock split that became effective on July 20, 2006.

Closing Bid Prices (1)

	High		Low

Period Ended December 31, 2007

1st Quarter	N/A		N/A
2nd Quarter	3.00		3.00
3rd Quarter (until August 29, 2007)	2.70		2.70

Year Ended December 31, 2006

1st Quarter	N/A		N/A
2nd Quarter	N/A		N/A
3rd Quarter	N/A		N/A
4th Quarter	N/A		N/A

Year Ended December 31, 2005

1st Quarter	N/A		N/A
2nd Quarter	N/A		N/A
3rd Quarter	N/A		N/A
4th Quarter	N/A		N/A

(1) The above tables set forth the range of high and low closing bid prices per share of our common stock as reported by www.quotemedia.com for the periods indicated. The closing bid prices are only available from the quarter that began on April 3, 2007.

          We plan to furnish our stockholders with an annual report for each fiscal year ending December 31 containing financial statements audited by our independent certified public accountants. Additionally, we may, in our sole discretion, issue unaudited quarterly or other interim reports to our stockholders when we deem this appropriate. We intend to maintain compliance with the periodic reporting requirements of the Exchange Act.

Reports to Stockholders

          We plan to furnish our stockholders with an annual report for each fiscal year ending December 31 containing financial statements audited by our independent registered public accounting firm. Additionally, we may, in our sole discretion, issue unaudited quarterly or other interim reports to our stockholders when we deem appropriate. We intend to maintain compliance with the periodic reporting requirements of the Securities Exchange Act of 1934.

Holders

          As of August 29, 2007, there were approximately 456 shareholders of record.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

          We are engaged in the research, development, manufacturing, marketing, distribution and sales of biologic products through our indirect majority-owned PRC subsidiary, Shandong Taibang, established under the laws of China. We are currently the only plasma based biopharmaceutical products manufacturer in Shandong province approved by the State. Since our establishment, all of our revenues have been derived primarily from the sales of human albumin and various types of immunoglobulin.

          Our industry is competitive and subject to numerous government regulations. Retail prices of certain of our biopharmaceutical products in the PRC are subject to the control of the relevant State and provincial price administration authorities. The actual price for any given price-controlled product set by manufacturers, wholesalers and retailers cannot exceed the price ceiling imposed in accordance with the applicable government price control rules. Only those pharmaceutical products which are included in the Insurance Catalogue administered at the State or provincial level are subject to price control. Many competitive factors may affect our sales of products, including product efficacy, safety, price and cost effectiveness, marketing effectiveness, quality control and quality assurance of our manufacturing operations, and research and development of new products.

          We operate and manage our business as a single segment. We do not account for the results of our operations on a geographic or other basis.

          All our business has been conducted in Renminbi, the official currency of China. Renminbi is still not a free floating currency. The value of Renminbi is subject to changes in the Chinese government’s policies and depends to a large extent on China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of Renminbi to U.S. dollars has generally been stable, and Renminbi has appreciated against the U.S. dollar since July 2005.

Principal Factors Affecting Our Financial Condition

          The following are key factors that affect our financial condition and results of operations and we believe them to be important to the understanding of our business:

Raw Material Prices

          The primary raw material used in the production of our albumin and immunoglobulin products is human plasma. These products are still not affordable to many PRC patients. As China’s economy grows, we expect more Chinese people will become consumers of medical treatments and procedures, including procedures requiring the use of human plasma. As a result, we expect the enhanced economic conditions in China will result in increased demand for human plasma. Collection of human plasma in China is regulated and until recently, only licensed Plasmapheresis stations owned and operated by the government could collect human plasma. Each collection station can only supply plasma to the one manufacturer that has signed the “Quality Responsibility” statement with them. In Shandong Province, there are six plasma collection stations and we had annual plasma supply contracts with three of them indicating the estimated cost for each ton of plasma until December 2006. The price of human plasma is negotiated on an annual basis and is determined by a number of factors including, but not limited to, the cost of operating the collection stations, the nutritional supplement fee awarded to the donors for each donation, and the anticipated volume of total plasma donated.

          In March 2006, the Ministry of Health promulgated certain “Measures on Reforming Plasma Collection Stations,” or the Blood Collection Measures, whereby the ownership and management of PRC plasma stations are required to be transferred to plasma-based biopharmaceutical companies while the regulatory supervision and administrative control remain with the State. Plasma stations that did not complete their reform by December 31, 2006, risked revocation of their license to collect plasma. In December 2006, we signed agreements to acquire five of the six plasma stations in Shandong which we have since acquired. On January 1, 2007 we obtained the permit to operate these stations. These acquisitions will allow us to have direct influence on the operation of these collection stations in the future and secure a stable source of plasma supply for production.

          In January 2007, we entered into letters of intent to acquire three plasma stations in Guangxi Province, two of which we acquired in February and April 2007 and obtained their permit to operate. However, there can be no assurance that the acquisition of the remaining plasma station can be completed or continue on the same terms that we have initially agreed to in the letter of intent as the permit for this station is in dispute. Please refer to “Legal Proceedings” for more information regarding this dispute.

          Through Shandong Taibang, we formed separate subsidiaries that acquired the assets of the five plasma stations in Shandong and two of the plasma stations in Guangxi Province, and we will form a subsidiary to acquire the assets of the remaining plasma station in Guangxi Province. The wholly-owned subsidiaries of Shandong Taibang holding our new plasma stations are the Xia Jin Plasma Company, the Qi He Plasma Company, the He Ze Plasma Company, the Huan Jiang Plasma Company, the Yang Gu Plasma Company, the Zhang Qiu Plasma Company. The other plasma station is held in the Fang Cheng Plasma Company, which is 80% owned by Shandong Taibang and 20% owned by Lin Feng, an unrelated third party. Our acquisition of each plasma station was based conditioned on the State’s issuance to our acquiring subsidiaries all permits necessary to operate the acquired assets which we have now obtained. We have also make employment offers to all or substantially all of the employees of each plasma station that we have acquired.

          We do not expect any material differences in our cost structure as a result of the acquisition of the plasma stations. However, we expect that our plasma supply will increase due to improved management. Although we have generally been able to pass substantially all cost increases in recent years on to our customers, there is no assurance that we can continue to do that in the future.

Prices of Our Products

          In recent years, due to market demand, we were able to increase the selling price of most of our key products.

Demand for Our Products

          Our products are mostly sold to hospitals either directly or through our distributors in China. The demand for our products is therefore, largely affected by the general economic conditions in China because they are still not affordable to many patients. As China’s economy grows, we expect more Chinese people will become consumers of medical treatments and procedures, including procedures requiring human plasma. As a result, we expect the enhanced economic conditions in China will result in increased demand for human plasma. A significant improvement in the economic environment in China will likely improve consumer income which in turn would make our products more affordable and consequently increase the demand for our products.

          We have been able to expand our product range and markets by introducing new products required by customers. We believe that our technical expertise is important in introducing products that are in demand.

Production Capacity

          Our sales volume is limited by our annual production capacity.

          As we grow our business in the future, our ability to fulfill additional and larger orders will be dependent on our ability to increase our production capacity. Our plan to expand our production capacity will depend on, inter alia, the availability of capital to meet our needs of expansion or upgrading of production lines, and the availability of stable plasma supply.

          Currently, our production capacity is 300 tons per annum. We estimate that the production capacity of our major competitors ranges from 300 tons to 1,000 tons per annum. We have already invested $1.5 million in the six-month period ending June 30, 2007, and we plan to invest an additional $2.5 million in 2007, in order to expand our production capacity to 500-800 tons per annum. We have committed capital expenditure of $4 million, as of June 30, 2007, of which $1.5 million has been paid. We expect the increase in our production capacity to be in place by early 2008.

Competition

          We are subject to intense competition. There are both local and overseas pharmaceutical enterprises that are engaged in the manufacture and sale of potential substitute or similar biopharmaceutical products as our products in the PRC. These competitors may have more capital, better research and development resources, manufacturing and marketing capability and experience than us. In our industry, we compete based upon product quality, product cost, ability to produce a diverse range of products and logistical capabilities. Our profitability may be adversely affected if (i) competition intensifies; (ii) competitors drastically reduce prices; or (iii) competitors develop new products or product substitutes having comparable medicinal applications or therapeutic effects which are more effective and /or less costly than those produced by us.

          Other approved biopharmaceutical manufacturers in the PRC are entitled to produce many of the products produced by us. There are currently about 34 approved manufacturers of plasma-based pharmaceutical products in China. Many of these manufacturers are essentially producing the same type of products, human albumin and various types of immunoglobulin. However, due to recent Ministry of Health regulations, we believe that it is difficult for new manufacturers to enter into the industry. We believe that our major competitors in the albumin and immunoglobulin market in China are Hualan Biological Engineering, Shanghai Institute of Biological Products, Shanghai RAAS Blood Products Co. Ltd., Chengdu Ronsheng Pharmaceuticals, and Sichuan Yuanda Shuyang Pharmaceutical Co.

          In addition, competition from imported products and China’s admission as a member of the WTO creates increased competition for us. The PRC became a member of the WTO in December 2001. Competition in the biopharmaceutical industry in the PRC will intensify generally in two respects. With lower import tariffs, we anticipate that imported biopharmaceutical products manufactured overseas may become increasingly competitive with domestically produced products in terms of pricing. We also believe that foreign biopharmaceutical manufacturers with more experience may set up production facilities in the PRC and compete with domestic manufacturers directly. With the expected increased supply of competitively priced biopharmaceutical products in the PRC we may be faced with increased competition by foreign biopharmaceutical products, including the types of products manufactured by US manufacturers and other manufacturers.

          We believe that we are currently one of the fastest growing producers of albumin and immunoglobulin biopharmaceutical products in China. According to a 2006 Hua Yuan Medicine Net survey of the profit ranking of companies in the Chinese biological products industry, we are ranked the 20th in 2006 and 25th in 2005, and in the plasma products area, we were ranked 5th in 2006. Our past financial performance is attributable to our market position in the industry. Furthermore, while each of the plasma products related companies have their own product composition which include 3 main categories namely human albumin, human immunoglobulin and lyophilized human factor, we are currently developing lyophilized human factor products which we expect to launch new products in 2008. We will continue to meet challenges and secure our market position by enhancing our existing products, introducing new products to meet customer demand, delivering quality products to our customers in a timely manner and maintaining our established industry reputation.

Taxation

          Prior to March 2007, PRC enterprise income tax is calculated based on taxable income determined under PRC accounting principles. In accordance with “Income Tax Law of China for Enterprises with Foreign Investment and Foreign Enterprises,” or the Income Tax Law, and the related implementing rules, foreign invested enterprises incorporated in the PRC are generally subject to an enterprise income tax rate of 33% (representing state income tax of 30% plus local income tax of 3%). The Income Tax Law and the related implementing rules provide certain favorable tax treatments to foreign invested enterprises in the PRC. PRC domestic companies are governed by the Enterprise Income Tax Laws of the PRC and are generally subject to an enterprise income tax rate of 33%. On March 16, 2007, the Fifth Plenary Session of the Tenth National People’s Congress passed the Enterprise Income Tax Law of the PRC which will take effect on January 1, 2008. The Enterprise Income Tax rate will be lowered from 33% to 25%.

          As a sino-foreign joint venture company, Shandong Taibang has been granted preferential tax holiday by the Tax Bureau of the PRC as of 2003. Accordingly, Shandong Taibang is entitled to tax concessions from 2003 whereby the profit for the first two financial years beginning with the first profit-making year is exempt from income tax in the PRC, and the profit for each of the subsequent three financial years is taxed at 50% of the prevailing state income tax rate. Local income tax of 3% is exempted for five years starting from the first profit-making year. Shandong Taibang will be allowed the benefits of tax holidays under the grandfather treatment over a five-year transition period, and the applicable income rate will be 25% after the tax holiday.

Results of Operations

          The tables below sets forth certain key components of our results of operations for periods indicated, in dollars and as a percentage of revenues:

	China Biologic and		China Biologic and Subsidiaries
	Subsidiaries		Fiscal Years Ended
	Six Months Ended June 30		December 31
	(unaudited)		(audited)

	2007	2006	2006	2005

Revenue	16,503,911	9,067,701	22,230,570	11,558,708

Cost of Revenue	6,012,348	4,185,605	9,601,605	6,205,685

Gross profit	10,491,563	4,882,096	12,628,965	5,353,023

Operating expenses	2,632,444	1,110,963	6,443,955	2,824,804

Income before taxes and
minority interest	7,789,853	3,645,426	5,871,173	2,497,600

Income taxes	1,298,962	483,631	750,095	405,101

Net income before minority	6,490,891	3,161,795	5,121,078	2,092,499
interests

	China Biologic and		China Biologic and Subsidiaries
	Subsidiaries		Fiscal Years Ended
	Six Months Ended June 30		December 31
	(unaudited)		(audited)

	2007	2006	2006	2005

Revenue	100%	100%	100%	100%

Cost of Revenue	36.4%	46.2%	43.2%	53.7%

Gross profit	63.3%	53.8%	56.8%	46.3%

Operating expenses	16.0%	12.3%	29%	24.4%

Income before taxes and
minority interest	47.2%	40.2%	26.4%	21.6%

Income taxes	7.9%	5.3%	3.4%	3.5%

Net income before minority
interests	39.3%	34.9%	23.0%	18.1%

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Revenues

          Our sales revenue increased $7.4 million, or 82%, to $16.5 million for the six-month period ended June 30, 2007, from $9.1 million for the same period ended June 30, 2006. The increase in revenue was due to a decrease in the supply of plasma caused by the reorganization of all plasma collection stations at the end of 2006 and the implementation of higher collection standards. In addition, the SFDA tightened the manufacturing procedures for plasma-based products. We were able to meet the resulting demand by securing of our plasma supply from our newly acquired blood collection stations in Shandong Province. Our human albumin contributed an additional $4.8 million. These products recorded an increase in revenue of 273% and 66%, respectively, for the six months ended June 30, 2007 and 2006.

Cost of Revenues

           Our cost of sales increased $1.8 million, or 43.6%, to $6 million from $4.2 million for the six months ended June 30, 2007, as compared to the same period in 2006. The increase was mainly due to an increase in our sales volume during the six-month period ended June 30, 2007. Cost of Revenues as a percentage of sales revenue was 36.4% for the six-month period ended June 30, 2007, as compared to 46.2% during the same period in 2006.

Gross Profit

          Our gross profit increased $5.6 million, or 115%, to $10.5 million for the years ended June 30, 2007 from approximately $4.8 million for the same period in 2006. Gross profit as a percentage of sales revenue was 63.6% for the six months ended June 30, 2007, as compared to 53.8% during the same period in 2006. Such percentage increase was mainly due to increased demand in our products which increased our gross profit margin.

Operating Expenses

          Our total operating expenses increased $1.5 million, or 125%, to $2.7 million for the six months ended June 30, 2007 from $1.2 million for the same period in 2006. As a percentage of sales revenue, our total expenses increased to 16.4% for the six months ended June 30, 2007 from 13.6% for the same period in 2006. The increase was primarily attributable to higher professional fees and staff costs incurred in 2007 in connection with our preparation of this prospectus and the registration statement of which this prospectus is a part.

Income Tax Expense

          Our provision for income taxes increased $0.8million to $1.3 million for the six months ended June 30, 2007 from $0.5 million for the same period in 2006. Our effective tax rate for the years ended June 30, 2007 was 7.9%, and our 2006 effective tax rate for the same period was 5.3%.

Net Income Before Minority Interest

          Our net income before minority interest increased $3.3 million, or 105%, to $6.5 million for the six months ended June 30, 2007 from $3.2 million for the same period in 2006. This increase is primarily attributable to the increase in our sales volume during the six-month period ended June 30, 2007.

Comparison of Fiscal Years Ended December 31, 2006 and 2005

Revenues

          Our revenues are derived primarily from the sales of human albumin and various types of immunoglobulin. Our revenues increased 92.3%, or $10.7 million, to $22.2 million during the fiscal year ended December 31, 2006, compared to revenues of $11.6 million for the fiscal year ended December 31, 2005. The increase in revenues during fiscal year 2006 is primarily attributable to the continuously increasing demand for our albumin products. Sales of our human albumin have increased mainly due to an increase in sales volume, although we have also gradually increased our prices. In late 2005, we also launched two new products – Human Rabies Immunoglobulin and Human Tetanus Immunoglobulin.

          Because of the recent rabies outbreak in China, human rabies immunoglobulin is currently our second largest products by sales. We were able to timely react to the sudden increase in market demand as a result of this outbreak. Our ability to react quickly has allowed us to acquire a larger portion of the market share than many of our competitors who were unable to produce as much human rabies immunoglobulin within the same time frame. Our successful experience confirmed the importance of broadening our product portfolio in preparation for new epidemic outbreaks.

          Revenue from sales of our products is recognized when significant risks and rewards of ownership have been transferred to the buyer. No revenue is recognized if there are significant uncertainties regarding recovery of the consideration due, associated costs or the possible return of goods, or when the amount of revenue and costs incurred or to be incurred in respect of the transaction cannot be measured reliably. Our sales invoices are denominated in the Renminbi.

          Our sales have historically been made on the basis of short-term arrangements and our largest customers have changed over the years. For the years ended December 31, 2006 and 2005, our top 5 customers accounted for approximately 10% and 12.3%, respectively, of our total revenue. For the years ended December 31, 2006 and 2005, our largest customer accounted for approximately 2.9% and 2.8%, of our revenue respectively. As we continue to diversify our geographic presence, customer base and product mix, we expect that our largest customers will continue to change from year to year.

Cost of Revenues

          Our cost of sales increased $3.4 million, or 54.7%, to $9.6 million for the years ended December 31, 2006, from $6.2 million during the same period in 2005. This increase was mainly due to an increase in sales volume especially human albumin and human rabies immunoglobulin. Cost of Revenues as a percentage of sales revenue was 43.2%for the years ended December 31, 2006, as compared to 53.7 % during the same period in 2005.

Gross Profit

          Our gross profit increased $7.3 million, or 136%, to $12.6 million for the years ended December 31, 2006 from approximately $5.4 million for the same period in 2005. Gross profit as a percentage of sales revenue was 56.8 % for the years ended December 31, 2006, as compared to 46.3% during the same period in 2005. Such percentage increase was mainly due to an increase in our profit margin and in the volume of human albumin, human rabies immunoglobulin and Human Tetanus Immunoglobulin sold during 2006.

Operating Expenses

          Our total operating expenses increased $3.6 million, or 128.1%, to $6.4 million for the years ended December 31, 2006, from $2.8 million for the same period in 2005. As a percentage of sales revenue, our total expenses increased to 29% for the years ended December 31, 2006 from 24.4% for the same period in 2005. The dollar increase was primarily attributable to our full accrual of the penalty owed to investors for late filing of the registration statement and to an increase in management expenses in connection with the reverse acquisition.

Income Tax Expense

          Our provision for income taxes increased $0.35 million or 85.2%, to $0.75 million for the years ended December 31, 2006 from $0.4 million for the same period in 2005. Our effective tax rate for the years ended December 31, 2006 was 3.4%, and our 2005 effective tax rate was 3.5%.

Net Income Before Minority Interest

          Our net income before minority interest increased $3 million, or 145%, to $5.1 million for the year ended December 31, 2006 from $2.1 million for the same period in 2005. This increase is primarily attributable to the increase of the volume of sales and the profit margin of our major products especially, human albumin, human rabies immunoglobulin and Human Tetanus Immunoglobulin. This increase occurred even though we had a $3.6 million, or 128%, increase in operating expenses due to more general and administrative related to the reverse acquisition transaction that we consummated in 2006.

Liquidity and Capital Resources

Cash flow and working capital

          To date, we have financed our operations primarily through cash flows from operations, short-term bank borrowings, as well as equity contributions by our shareholders. We had aggregate short-term bank loans of RMB20 million (approximately $2.6 million) as at December 31, 2006, of which two loans amounting to RMB5 million (approximately $1.3 million) each became due in June and July 2007, respectively. These two loans had a floating interest rate of between 5.85% and 6.39% per annum. The remaining RMB10 million (approximately $1.3 million) loan, bears a fixed interest rate of 6.12% per annum, and is due in February 2008.

          As of December 31, 2006, we had approximately $4.3 million in cash and cash equivalents, primarily consisting of cash on hand and demand deposits.

Cash Flow

			China Biologic and
	China Biologic and Subsidiaries		Subsidiaries
	Six Months Ended June 30		Fiscal Years Ended
	(unaudited)		December 31
			(audited)

USD	2007	2006	2006	2005

Net Cash provided /(used) in Operating
activities	7,309,632	475,524	3,094,871	(12,369)

Net Cash used in Investing activities	(3,872,728)	(156,928)	(3,516,965)	(1,495,767)

Net Cash (used)/provided by Financing	(1,198,462)	203,101	4,051,475	1,476,307
activities

Effects of Exchange Rate Change in Cash	41,654	13,617	31,463	96,083

Net Increase in Cash and Cash Equivalents	2,280,096	535,314	3,660,844	64,254

Cash and Cash Equivalent at beginning of			607,376	543,122
Period	4,268,220	607,376

Cash and Cash Equivalent at end of period	6,548,316	1,142,690	4,268,220	607,376

Operating activities

          Net cash provided by operating activities was $3.1 million for the year ended December 31, 2006, as compared to $0.01 million net cash used for operating activities for the same period in 2005. Our main source of operating cash was receipts from customers, and cash payments to acquire raw materials was our main use for operating cash.

          As disclosed above, we effectively acquired an 41% equity interest in Shandong Taibang on March 17, 2005 and an additional 40.76% equity interest on September 2, 2005. The increase of net cash flow during this period was generated from changes in operating assets and liabilities (net of effect of purchase of Shandong Taibang). Cash provided by operating activities is derived from increase in payables. The increase in usage is due mainly to the working capital usage (increase in accounts receivable, inventory level and prepayments) due to the increase business volume as our business continued to grow during the period.

          Net cash provided by operating activities was $7.3 million for the six-month period ended June 30, 2007, as compared to $0.5 million net cash provided by operating activities for the same period in 2006. The increase in net cash provided by operating activities was mainly due to the great demand for our products during the interim 2007 period, which enabled us to shorten our accounts receivable period and we received more cash payments in advance from our customers.

Investing activities

          Net cash used for investing activities for the years ended December 31, 2006 was $3.5 million, as compared to $1.5 million in the same period of 2005. The increase of net cash used for investing activities was mainly attributable to the purchase of plant and equipment for our production facility during the 2006 period.

          Net cash used for investing activities in the six-month period ended June 30, 2007was $3.9 million, as compared to $0.2 million in the same period of 2006. The increase of the cash used for investing activities was mainly attributable to further commitment and payments for the expansion of our production facility.

Financing activities

          Net cash provided by financing activities for the year ended December 31, 2006 totaled $4.1 million as compared to $1.5 million provided by financing activities in the same period of 2005. The increase of the cash provided by financing activities was mainly attributable to proceeds from stock insurance and release of a pledged deposit during 2006.

          Net cash used for financing activities in the six-month period ended June 30, 2007 totaled $1.2 million as compared to $0.2 million provided by financing activities in the same period of 2006. The increase of the cash used for financing activities was mainly attributable to our repayment of a short term bank loan and a dividend paid to minority shareholders.

Commitments

          Our outstanding capital commitments are primarily related to purchase of plant and equipment. Our total capital commitments outstanding as of June 30, 2007, not provided for in the financial statements, was approximately $2.5 million.

          The following table illustrates our credit facilities, providing the name of the lender, the amount of the facility, the date of issuance and the maturity date.

Banks	Amounts	Beginning	Ending	Duration	Remarks
		December 30, 2006	December 13, 2007	1 year	repaid
RMB10,000,000
Bank of Communications	(approx. $1,300,000)
		August 1, 2006	June 26, 2007	11 months	repaid
RMB5,000,000
Agricultural Bank of China	(approx. $600,000)
		August 1, 2006	July 26, 2007	1 year	repaid
RMB5,000,000
Agricultural Bank of China	(approx. $600,000)

RMB10,000,000
Bank of Communications	(approx.$1,300,000)	February 28,2007	February 25,2008	1 year

RMB10,000,000
Total	(approx. $1,300,000)

          As shown in the above table, we have a loan of approximately $1.3 million which matures in February, 2008. The loans we obtained in 2006 were all repaid in April 2007. We plan to either repay our remaining debt as it matures or refinance this debt with other debt.

          On July 18, 2006, we completed a private placement of 2,200,000 shares of our common stock and 2,080,000 shares of our common stock held by our two controlling shareholders to a group of accredited investors who are among the selling stockholders listed in this prospectus. Gross proceeds received by us from the private placement amounted to approximately $4.2 million. We did not directly receive any of the proceeds from the sale by the controlling shareholders. However, the controlling shareholders used all of the proceeds received by them to repay outstanding amounts owed by them to us in the aggregate amount of $2.2 million and then made a loan to us of the remaining $0.91 million of net proceeds that they received in the offering. A portion of the proceeds of the private placement was injected into Shandong Taibang to meet a $3.3 million capital contribution requirement that Logic Express had in Shandong Taibang. Part of the proceeds was placed in escrow as described more fully elsewhere herein, until registration of the capital contribution with the PRC authorities was complete and, upon release, was used primarily to repay indebtedness owed to Shandong Taibang. All outstanding amounts owed to Shandong Taibang were settled in August 2006.

          In connection with the private placement transaction, on July 19, 2007, we also entered into a registration rights agreement with the investors, pursuant to which we agreed to file within 45 days of the closing date, a registration statement registering for resale the shares issued to the investors in the private placement. We failed to file this registration statement within the time period prescribed by the registration rights agreement, which resulted in liquidated damages in the amount of $811,060 which we recognized in general and administrative expenses during fiscal year 2006. The shares being registered under this registration statement are the shares of our common stock issued and the shares of common stock underlying warrants issued in connection with the private placement.

           We expect that cash on hand, funds generated from our operations and funds generated from companies that we may acquire in the future will be sufficient to satisfy our current and future commitments for at least the next twelve months. We do not believe that we have any significant short term liquidity problems. We plan to use surplus cash from our operations to repay outstanding indebtedness owed to financial institutions. In 2007, we are planning to increase our production capacity by establishing a new production line with total investment of approximately $4 million. We believe that we currently have sufficient cash on hand and other resources to satisfy the capital requirements for establishing this production line. In addition, we have approximately USD$10 million banking facility, of which approximately $8.7 million remains available, that we can draw down upon in the event that unforeseen liquidity requirements arise.

Off-Balance Sheet Arrangements and Contingent Liabilities

          We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of third parties. We have not entered into any derivative contracts that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or that engages in leasing, hedging or research and development services with us.

Recently Issued Accounting Standards

          FIN 48

          In July 2006, the Financial Accounting Standards Board, or FASB, issued FASB Interpretations No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 or FIN 48, which clarifies the accounting for uncertainty in tax positions taken or expected to be taken in return. FIN 48 provides guidance on the measurement, recognition, classification and disclosure of tax positions, along with accounting for the related interest and penalties. FIN 48 is effective for fiscal years beginning after December 15, 2006, and is to be applied to all open tax years as of the date of effectiveness. FIN 48 did not have a material impact on the consolidated financial statements.

          SFAS No.157

          In September 2006, FASB issued SFAS No.157, Fair Value Measurements. SFAS No.157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No.157 applies under other accounting pronouncements that require or permit fair value measurements, FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS No.157 does not require any new fair value measurements. Under SFAS No.157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS No.157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption permitted. We do not expect the adoption of SFAS No.157 to have a material impact on the consolidated financial statements.

          Staff Accounting Bulletin (“SAB”) No. 108

          In September 2006, the Securities and Exchange Commission issued SAB 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements: SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 is effective for our fiscal year ended December 31, 2006, with early application encouraged. SAB 108 did not have a material impact on the consolidated financial statements.

          FASB Staff Position (“FSP”) EITF 00-19-2

          In December 2006, FASB issued FSB EITF 00-19-2, Accounting for Registration Payment Arrangements, which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. The FSB EITF 00-19-2 is effective immediately for new and modified registration payment arrangements. Arrangements that were entered into before the Staff Position was issued would become subject to its guidance for fiscal years beginning after December 15, 2006 by recognizing a cumulative-effect adjustment in retained earnings as of the beginning of the year of adoption.

Inflation

          Inflation in the PRC has not had any material impact on our business in 2003, 2004, 2005 and 2006. According to the National Bureau of Statistics of China, the change in the consumer price index in China was 1.2%, 3.9%, 1.8% and 1.5% in 2003, 2004, 2005 and 2006, respectively.

Critical Accounting Policies

          We prepare our financial statements in accordance with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities, to disclose contingent assets and liabilities on the date of the financial statements, and to disclose the reported amounts of revenues and expenses incurred during the financial reporting period. We continue to evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than other in their application.

          Our financial statements have been prepared on the basis that we will continue as a going concern, which contemplates the realization and satisfaction of our existing liabilities and commitments in the normal course of business.

Revenue recognition

          The Company recognizes revenue when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable, which are generally considered to be met upon delivery and acceptance of products at the customer site. Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company’s products sold in the PRC are subject to a Chinese value-added tax at a rate of 6% of the gross sales price or at a rate approved by the Chinese local government.

Fair Value of Assets Acquired and Liabilities Assumed Upon Acquisition

          There were fair value adjustments determined in connection with the acquisitions of Shandong Taibang’s equity interest as of March 17, 2005 and September 2, 2005. On the date of an acquisition, the assets acquired and liabilities assumed of Shandong Taibang were adjusted to their estimated fair values. The most significant estimates pertained to determining the fair values of the plant and equipment acquired. Fair values of these assets were determined based on replacement cost. Any change in such assumptions and judgment would affect the fair value of assets acquired and liabilities assumed.

Collectibility of Accounts Receivable

          We offer different credit terms to our customers based on criteria such as working relationship, payment history, creditworthiness and their financial position. All credit terms are to be approved by our finance department, in consultation with our sales and marketing department. We generally grant credit period of no longer than 30 days to distributors with some exceptions. For hospitals and clinics, we generally grant credit period of no longer than 90 days.

          We make specific allowance for doubtful accounts receivable after taking into account the aging of accounts receivable and in consultation with our sales and marketing department. We also provide allowance for doubtful accounts based on our best estimate of the amount of probable credit losses in the existing accounts receivable. We review our allowance for doubtful accounts monthly. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. All other balances are reviewed on a pooled basis by aging of such balances. We have not experienced any significant bad debts and bad debt provisions. Bad debt expenses for 2006 and 2005 were $0.04 million and $0.4million, respectively.

Inventories

          Due to its unique nature, our principal raw material, human blood plasma is subject to various quality and safety control issues which include, but are not limited to, contaminations and blood born diseases. In addition, limitations of current technology pose biological hazards inherent in plasma that have yet to be discovered, which could result in a widespread epidemic due to blood infusion. In the event that human plasma is discovered to contain pathogens or infectious agents or other bio-hazards, we would be required to write down our inventory to net realizable value. We determine the net realizable value of our inventories on the basis of anticipated sales proceeds less estimated selling expenses. At each balance sheet date, we evaluate inventories that may be worth less than current carrying amounts. No provision for inventory write down was required for 2006 and 2005, respectively.

          Total inventories amounted to $6.1 million and $3.6 million as of December 31, 2006 and 2005, respectively. In order to ensure that the growing demand for our products are met, we have been gradually increasing our inventory level of raw materials. We strictly follow the production processes required by government regulations resulting in the relatively high level of work-in-progress customary to our industry.

Impairment of long-lived assets

          We review periodically the carrying amounts of long-lived assets including property, plant and equipment, and intangible assets with finite useful lives, to assess whether they are impaired. We evaluate these assets for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable such as a change of business plan, technical obsolescence, or a period of continuous losses. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. In determining estimates of future cash flows, significant judgment in terms of projection of future cash flows and assumptions is required. There were no impairment charges recognized for the two years ended December 31, 2006 and 2005.

Use of Estimates

          The preparation of consolidated financial statements in accordance with US GAAP requires us to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, we review our estimates and assumptions, including those related to the recoverability of the carrying amount and the estimated useful lives of long-lived assets, valuation allowances for accounts receivable and realizable values for inventories. Changes in facts and circumstances may result in revised estimates.

Contingencies

          In the normal course of business, we are subject to contingencies, including, legal proceedings and claims arising out of the business that relate to a wide range of matters, including among others, product liability. We recognize a liability for such contingency if we determine that it is probable that a loss has occurred and a reasonable estimate of the loss can be made. We may consider many factors in making these assessments, including past history and the specifics of each matter. As we have not become aware of any product liability claim since operations commenced, we have not recognized a liability for any product liability claims.

Segment Reporting

          We have one operating segment, as that term is defined by Statement of Financial Accounting Standards (“SFAS”) No. 131, “Disclosure about Segments on an Enterprise and Related Information.” Also, all of our revenue is derived in the PRC. Accordingly, no segment information is presented.

Accounting Basis

          The U.S. GAAP accounting basis utilized by us and our PRC subsidiary, Shandong Taibang, is different in certain material respects from that used in the preparation of statutory financial statements of Shandong Taibang that are filed with the PRC government. The statutory financial statements of Shandong Taibang that are filed with the PRC government are in accordance with the accounting principles and the relevant financial regulations applicable in the PRC as established by the Ministry of Finance of the PRC (i.e., they are prepared in accordance with PRC GAAP).

Reporting Currencies

          Our functional currency is Renminbi or RMB and our reporting currency is United States Dollars, or $. Amounts included in the accompanying financial statements are in $ and not RMB. Result of operations and cash flows are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. No representation is made that the RMB amounts could have been, or could be, converted into $ at that rate or at any particular rate at end of each period, or any other date.

OUR CORPORATE STRUCTURE AND HISTORY

Our Corporate Structure

          The following chart reflects our organizational structure as of the date of this prospectus.

Our History

          We were originally incorporated in 1992 under the laws of the State of Texas as Shepherd Food Equipment, Inc. On November 20, 2000, Shepherd Food Equipment, Inc. changed its corporate name to Shepherd Food Equipment, Inc. Acquisition Corp., or Shepherd. Shepherd is the survivor of a May 28, 2003, merger between Shepherd and GRC Holdings, Inc. or GRC. In the merger, the company adopted the Articles of Incorporation and By-Laws of GRC and changed its corporate name to GRC Holdings, Inc. On January 10, 2007, a Plan of Conversion became effective pursuant to which GRC was converted into a Delaware corporation.

Our Acquisition of Logic Express

          On July 19, 2006, we completed a reverse acquisition transaction with Logic Express, whereby we issued to the stockholders of Logic Express, 18,484,715 shares of our common stock in exchange for 100% of the issued and outstanding shares of capital stock of Logic Express and its majority-owned Chinese operating subsidiary, Shandong Taibang. As a result of the reverse acquisition transaction with Logic Express, Logic Express became our 100% owned subsidiary and the former shareholders of Logic Express became our controlling shareholders with 96.1% of our common stock. Shandong Taibang became our 82.76% -owned indirect subsidiary and is the operating company for all of our commercial operations. Our operating company, Shandong Taibang, is a sino-foreign joint venture company established on October 23, 2002 with a registered capital of RMB80 million (approximately US$10.3 million).

          Upon the closing of the reverse acquisition, Timothy P. Halter, our sole director prior to the reverse acquisition, submitted his resignation letter pursuant to which he resigned from all offices he held and from his position as our director, effective immediately. Siu Ling Chan and Lin Ling Li were appointed as our directors at the closing of the reverse acquisition of Logic Express. In addition, our executive officer was replaced by the Logic Express executive officers named herein at the closing of the reverse acquisition.

          The reverse acquisition transaction involving Logic Express and us is considered to be a capital transaction (issuance of stock by Logic Express for our net monetary assets) in substance, rather than a business combination. Logic Express is treated as the continuing reporting entity that acquired us. The financial information prior to the reverse take-over represented the consolidated financial information of Logic Express.

Private Placement Transaction

          On July 19, 2006, we completed a private placement transaction with a group of accredited investors. Pursuant to the securities purchase agreement as amended, we sold 2,200,000 shares of our common stock and five-year warrants to purchase 1,070,000 shares of common stock at an exercise price of $2.8425 per share, at a purchase price of $1.895 per unit. In addition, two of our controlling shareholders, Siu Ling Chan and Lin Ling Li, sold an aggregate of 2,080,000 shares of our common stock at a price of $1.895 per share to the same investors. Lane Capital Markets, LLC acted as exclusive placement agent and financial advisor in connection with the transaction, and received five-year warrants to purchase 214,000 shares of common stock at an exercise price of $2.8425 per share. The issuance of units and warrants was exempt from the registration requirements provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder and on Regulation S.

          In connection with the private placement transaction, on July 19, 2007, we also entered into a registration rights agreement with the investors, pursuant to which we agreed to file within 45 days of the closing date, a registration statement registering for resale the shares issued to the investors in the private placement. We failed to file this registration statement within the time period prescribed by the registration rights agreement, which resulted in liquidated damages in the amount of $811,060 which we recognized in general and administrative expenses during fiscal year 2006. The shares being registered under this registration statement are the shares of our common stock issued and the shares of common stock underlying warrants issued in connection with the private placement.

          On July 19, 2007, our majority stockholders, Siu Ling Chan and Lin Ling Li also entered into a make good escrow agreement with the private placement investors, pursuant to which, Ms. Chan and Ms. Li agreed to deposit in an escrow account a total of 4,280,000 shares of our common stock owned by them, to be held for the benefit of the investors. Ms. Chan and Ms. Li agreed that if we do not attain a minimum after tax net income threshold of $4,819,500, or $5,823,465 of after-tax net income before minority interest for the fiscal year ending December 31, 2006, and $8,302,000 of after-tax net income or $10,031,416 of after-tax net income before minority interest for the fiscal year ending December 31, 2007, the escrow agent may deliver their escrowed shares to the investors, based upon a pre-defined formula agreed to between the investors and Ms. Chan and Ms. Li. However, if the after tax net income threshold is met, the shares in escrow will be returned to Ms. Chan and Ms. Li. Pursuant to the escrow agreement, (i) liquidated damages accrued according to the registration rights agreement and; (ii) gain or loss on change in fair value of warrants, are not deemed to be an income or expense item in calculating the after-tax net income for the purpose of the escrow agreement. If such performance thresholds are met, the shares are to be returned to Ms Li Lin Ling and Ms Chan Siu Ling. We have met our performance threshold for the fiscal year ending December 31, 2006.

Acquisition of Plasma Stations

          In December 2006, we acquired five plasma stations in Shandong Province and obtained the permit to operate them, and in February and April 2007, we acquired two plasma stations in Guangxi Province, respectively, and obtained their operating permits. We acquired these plasma stations through separate Shandong Taibang subsidiaries, specially formed for this purpose. The subsidiaries holding six of our new plasma stations are the Xia Jin Plasma Company, the Qi He Plasma Company, the He Ze Plasma Company, the Huan Jiang Plasma Company, the Yang Gu Plasma Company, the Zhang Qiu Plasma Company. The seventh plasma station is held in the Fang Cheng Plasma Company, which is 80% owned by Shandong Taibang and 20% owned by Lin Feng, an unrelated third party.

          In January 2007 we also signed a letter of intent to acquire another plasma station in Guangxi Province. However, there can be no assurance that the acquisition of this plasma station can be completed or continue on the same terms that we have initially agreed to in the letter of intent as the permit for this station is in dispute. Please refer to “Legal Proceedings” for more information regarding this dispute.

Establishment of Shandong Medical

          In September 2006, Shandong Taibang applied to establish a wholly owned subsidiary, Shandong Missile Medical Co., Ltd., or Shandong Medical, with registered capital of $384,600, which was fully paid on March 1, 2007. On February 7, 2007, Shandong Medical has obtained a distribution license for biological products, except for vaccine, from the Shandong Food and Drug Authority, or SFDA, for a license period of 5 years from the date of obtaining the license. The registration of Shandong Missile was ultimately approved by Shandong Provincial Department of Foreign Trade and Economic Cooperation on July 4, 2007 and Shandong Medical was formally registered on July 19, 2007. The scope of business is wholesale of biological products, except vaccine, with a license period of 25 years from the date of registration. As of June 30, 2007, Shandong Medical has not yet commenced operations.

OUR BUSINESS

Overview

          We are a biopharmaceutical company and through our indirect majority-owned Chinese subsidiary, Shandong Taibang, we are principally engaged in the research, development, production and manufacturing of plasma-based pharmaceutical products in China. Shandong Taibang operates from our manufacturing facility located in Taian City, Shandong Province and is currently the only plasma-based biopharmaceutical product manufacturer in Shandong Province approved by the State.

          Our principal products include human albumin and various types of immunoglobulin. We currently produce 14 biopharmaceutical products in seven major categories as follows:

  Human Albumin: - 20%/10ml, 20%/25ml and 20%/50ml

  Human Hepatitis B Immunoglobulin – 100IU, 200IU, 400IU

  Human Immunoglobulin – 10%/3ml and 10%/1.5ml

  Human Immunoglobulin for Intravenous Injection – 5%/50ml

  Thymopolypeptides Injection – 20mg/2ml

  Human Rabies Immunoglobulin – 100IU, 200IU and 500IU

  Human Tetanus Immunoglobulin – 250IU

          Human albumin is principally used to increase blood volume while immunoglobulin is used for certain disease preventions and cures. Shandong Taibang’s human albumin and immunoglobulin products use human plasma as basic raw material. Albumin also used for almost 50 years to treat critically ill patients by replacing lost fluid and maintaining adequate blood volume and pressure. All of our products are prescription medicines in the form of injections.

          We have product liability insurance covering all of our products. However, since our establishment in 2002, there has not been any product liability claims nor legal action filed against us brought by patients due to the use of our products.

Our Industry

          Human Albumin and Immunoglobulin Products

          Our principal products are human albumin and immunoglobulin (and other derivatives), with human plasma as the main ingredient. About 55% of human blood is composed of a liquid known as plasma. The remaining 45% of human blood is made of three major types of cells: red blood cells, white blood cells, and platelets.

          Plasma carries a large number of important proteins, including albumin, gamma globulin, and clotting factors. Albumin is the main protein in blood. It helps regulate the water content of tissues and blood. Gamma globulin is composed of tens of thousands of unique antibody molecules. Antibodies neutralize or help destroy infectious organisms. Each antibody is designed to target one specific invading organism.

          The Plasma Product Industry in China

          Plasma-based biopharmaceutical products are manufactured from healthy human plasma. The collection of plasma for the production of such products is influenced by factors such as government regulations, geographical locations of collection stations, sanitary conditions of collection stations, living standards of the donors, and cultural and religious beliefs. China currently has a severe shortage of plasma because (i) the State is no longer approving the establishment of new collection stations and (ii) the reform of the industry has led to the closure of many stations that did not meet new industry standards.

          We estimate that the current annual supply of plasma amounts to approximately 4,000 tons in China. The supply of plasma has been on the decline since 2003 resulting from the State’s mandate to reform the country’s collection practices. Recent regulatory changes have improved the quality of blood and plasma by increasing cleanliness standards at blood collection stations and instituting measures which limit illegal selling of blood. As the operation of the plasma stations become more regulated and the donor population expands, we believe that the overall quality of raw materials, such as human albumin will continue to increase, leading to a safer, more reliable finished product.

          According to data released by the State Food and Drug Administration, sales of plasma products in China amounted to $322 million and $396 million in 2002 and 2003 respectively, an increase of approximately 23.1% from year to year. In 2003, sales of albumin amounted to about $248 million, representing about 60% to 65% of the market.

          In accordance with “Regulations on controlling blood products” promulgated in 1996, the retail price of certain plasma products including human albumin, IVIG and intramuscular IG are regulated by the State Pricing Bureau and the PRC Ministry of Health.

          In addition to the low usage ratio between China and other more developed countries, there is also a significant difference in the make up and range of the plasma-based pharmaceutical products. Based on our analysis, in most developed countries like United States, clotting factor products accounts for the majority of the plasma-based biopharmaceutical products, while in China, it is human albumin that accounts for a vast majority.

          Plasma Collection in China

          Substantially all plasma donations for commercialized plasma-based biopharmaceutical products are done through plasmapheresis donation stations. Plasmapheresis donation means donors give only selected blood components — platelets, plasma, red cells, infection-fighting white cells called granulocytes, or a combination of these, depending on donors blood type and the needs of the community. Plasmapheresis stations in China are commonly used to collect plasma. In China, current regulations only allow an individual donor to donate blood in 14-day intervals, with a maximum quantity of 580ml (or about 600 gram) per donation.

          The followings are the regulatory requirements for the establishment of a plasmapheresis station in China:

  meet the overall plan in terms of the total number, distribution, and operational scale of plasmapheresis stations;

  have the required professional health care technicians to operate a station;

  have the facility and a hygienic environment to operate a station;

  have an identification system to identify donors;

  have the equipment to operate a station; and

  have the equipment and quality control technicians to ensure the quality of the plasma collected.

          As a result of the overhaul by the four ministries of the State Council in May 2004, we estimate that the number of collection stations (including plasma stations) that meet the standards imposed by the State has been reduced from approximately 156 to approximately 121. Currently the plasma stations are owned and managed by the PRC health authorities. In March 2006, the Ministry of Health promulgated the Blood Collection Measures whereby the ownership and management of the plasma stations must be transferred to plasma-based biopharmaceutical companies while the regulatory supervision and administrative control remain with the State. For those plasma stations which do not complete their reform by December 31, 2006, their license to collect plasma will be revoked.

          Under normal circumstances, each station can only supply plasma to the one manufacturer that has signed the “Quality Responsibility” statement with them. In addition, the manufacturer is prohibited from sourcing plasma outside its approved list of plasma station suppliers. In the event of a supply shortage, the manufacturer can apply to the provincial health authorities to source plasma from other stations within the province. Moreover, if the manufacturer wishes to source plasma from stations outside of the province, it must first file for approval by the local provincial health authorities. The filing must be accompanied by a report on the status of the station. The station must also file with the local provincial health authorities on the transfer of excess plasma. The filing must be accompanied by a report on the status of the manufacturer. Upon approval of both provincial health authorities to the transfer, they must separately file for approval with the State Ministry of Health. The transfer is only legal after approval by the Ministry of Health. We believe that although there are such practices in the market, outside sourcing is not prevalent because (i) the manufacturer has to identify the station that has excess supply; (ii) the station must be willing to supply to such manufacturer, and (iii) the local provincial health authorities and the Ministry of Health have to approve such an arrangement.

          Safety features at collection stations in China

          Set out below are some of the safety features at China’s collection stations:

  Collection station can only source plasma from donors within the assigned district approved by the provincial health authorities;

  Collection station must perform a health check on the donor. Once the donor passes the health check, a “donor permit” is issued to the donor. The standards of the health check are established by the health authorities at the State Council level.

  The design and printing of the “donor permit” is administrated by the provincial’s health authorities (or autonomous region or municipality government (as the case maybe)). The “donor permit” cannot be altered, copied or assigned.

  Before donors can donate plasma, the station must verify their identities and the validity of their “donor permits.” The donors must pass the verification procedures before they are given a health check and blood test. For those donors who have passed the verification, health check and blood test and whose plasma were donated according to prescribed procedures, the station will setup a record.

  All collection stations are subject to the regulations on transmittable diseases prevention. They must strictly adhere to the sanitary requirements and reporting procedures in the event of an epidemic situation.

          Operation of stations are strictly regulated by the State.

          Importation of blood products

          According to current Chinese regulations, the following blood products are banned from importation to China:

†	Plasma

Human Plasma – Frozen

Human Plasma – Liquid

Human Plasma – Freeze-dried

†	Immunoglobulin

Human Normal Immunoglobulin

Specific Immunoglobulin

Human Anti-Tetanus Immunoglobulin

Human Anti-hemophilia Globulin

Human Anti-HBs Immunoglobulin

Human Anti-D(Rho) Immunoglobulin

Immunoglobulin For Intravenous Administration

†	Factor VIII

Cryoprecipitated Factor VIII

Factor VIII Concentrate

†	Factor IX Concentrate

†	Human Fibrinogen

†	Platelet Concentrate

†	Human Prothrombin Complex

†	Whole blood or blood components

Our Competition

          We are subject to intense competition. There are both local and overseas pharmaceutical enterprises that are engaged in the manufacture and sale of potential substitute or similar biopharmaceutical products as our products in the PRC. These competitors may have more capital, better research and development resources, manufacturing and marketing capability and experience than us. In our industry, we compete based upon product quality, product cost, ability to produce a diverse range of products and logistical capabilities. Our profitability may be adversely affected if (i) competition intensifies; (ii) competitors drastically reduce prices; or (iii) competitors develop new products or product substitutes having comparable medicinal applications or therapeutic effects which are more effective and /or less costly than those produced by us.

          Other approved biopharmaceutical manufacturers in the PRC are entitled to produce many of the products produced by us. There are currently about 34 approved manufacturers of plasma-based pharmaceutical products in China. Many of these manufacturers are essentially producing the same type of products, human albumin and various types of immunoglobulin. However, due to recent Ministry of Health regulations, we believe that it is difficult for new manufacturers to enter into the industry. We believe that our major competitors in the albumin and immunoglobulin market in China are Hualan Biological Engineering, Shanghai Institute of Biological Products, Shanghai RAAS Blood Products Co. Ltd., Chengdu Ronsheng Pharmaceuticals, and Sichuan Yuanda Shuyang Pharmaceutical Co.

          In addition, competition from imported products and China’s admission as a member of the WTO creates increased competition for us. The PRC became a member of the WTO in December 2001. Competition in the biopharmaceutical industry in the PRC will intensify generally in two respects. With lower import tariffs, we anticipate that imported biopharmaceutical products manufactured overseas may become increasingly competitive with domestically produced products in terms of pricing. We also believe that foreign biopharmaceutical manufacturers with more experience may set up production facilities in the PRC and compete with domestic manufacturers directly. With the expected increased supply of competitively priced biopharmaceutical products in the PRC we may be faced with increased competition by foreign biopharmaceutical products, including the types of products manufactured by US manufacturers and other manufacturers.

          We believe that we are currently one of the fastest growing producers of albumin and immunoglobulin biopharmaceutical products in China. According to a 2006 Hua Yuan Medicine Net survey of the profit ranking of companies in the Chinese biological products industry, we are ranked the 20th in 2006 and 25th in 2005, and in the plasma products area, we were ranked 5th in 2006. Our past financial performance is attributable to our market position in the industry. Furthermore, while each of the plasma products related companies have their own product composition which include 3 main categories namely human albumin, human immunoglobulin and lyophilized human factor, we are currently developing lyophilized human factor products which we expect to launch new products in 2008. We will continue to meet challenges and secure our market position by enhancing our existing products, introducing new products to meet customer demand, delivering quality products to our customers in a timely manner and maintaining our established industry reputation.

Our Strategy

          Our mission is to become a first-class biopharmaceutical enterprise in China. To achieve this objective, we have implemented the following strategies:

  Securing the supply of plasma – Due to the shortage of plasma and the reform of the ownership of plasma stations, our immediate strategy is to negotiate and acquire plasma stations so as to secure our plasma supply. In June, 2006, we entered into letters of intent with five of the plasma stations in Shandong Province and we acquired those plasma stations in December 2006. Furthermore, in January 2007, we entered into three letters of intent to acquire three additional plasma stations in Guangxi Province, two of which we have acquired. See “Raw Materials” below.

  Acquisition of competitors and/or other biologic related companies –In addition to organic growth, acquisition is an important part of our expansion strategy. Although there are about 34 approved plasma- based biopharmaceutical manufacturers in the market, we are of the view that only about half of them will be competitive. Furthermore, we believe that the regulatory authorities are in advanced discussion on reforming the industry and those smaller, less competitive manufacturers will face the possibility of having their manufacturing permits revoked by the regulators, making them potential targets for acquisition. Also, if we are presented with appropriate opportunities, we may acquire additional companies, products or technologies in the biologic related sectors (including but not limited to medical, pharmaceutical and biopharmaceutical).

  Further strengthening of research and development capability – We believe that, unlike other more developed countries like the US, China’s plasma-based biopharmaceutical products are at the initial stage of development. There are many other plasma-based products that are being used in the US which are not currently being manufactured in China. We intend to strengthen our research and development capability so as to expand our product line to include higher-margin, technologically more advanced plasma-based biopharmaceutical products. We believe that our increased focus on research and development will give us a competitive advantage over our competitors

  Market development and network expansion – Leveraging on the high quality and excellent safety record of our products, we intend (i) to enhance our product penetration with our existing customers by introducing new products and (ii) to extend the reach of our products from our current market to include other provinces where we envision significant market potential.

Our Intellectual Property

          Pursuant to a Trademark License Agreement with the Shandong Institute, we hold the exclusive license to a Trademark Registration Certificate (No.3375484) issued by the State Industry and Commerce Administration Trademark Bureau. The class of goods on which the trademark has been approved to use include: drug for human beings, serum, microorganism products for medicine and veterinary medicine, plasma, medical blood, and medical biological product. The registration will expire in June 2014, the Shandong Institute has allowed us to use the trademark for free until May 2009. We expect to develop and register our own trademark before the termination of this license.

          In addition, we have registered the following domain name: www.ctbb.com.cn, which is currently used by our Shandong subsidiary.

Our Research and Development Efforts

          Shandong Taibang’s predecessor, the Shandong Institute, was established in 1971. the Shandong Institute is the research arm established by and directly administrated by the Shandong Provincial health department. It was the only entity approved for the research, development and production of biological and plasma-based biopharmaceutical products in Shandong Province, the second largest province in China. Since 1998, it promoted GMP management in the production process of blood products and became the first blood products manufacturing enterprise to obtain GMP Certification in China. In 2002, the Shandong Institute transferred all of its business and the licenses necessary to carry on its business to our subsidiary, Shandong Taibang. In 2005 and 2006, we were awarded the advanced high-tech enterprise certification by the Department of Science and Technology of Shandong Province and the Ministry of Science and Technology of China, respectively.

          We employ a market driven approach to initiate research and development projects including both product and production technique development.

          We believe that the key to the industry revolves around (i) safety of products and (ii) maximizing the yield per unit volume of plasma. Our research and development efforts are focused around the following areas:

  Broaden the breadth and depth of our portfolio of plasma-based biopharmaceutical products;

  Enhance the yield per unit volume of plasma through new collection techniques;

  Maximize manufacturing efficiency and safety;

  Promote product safety through implementation of new technologies; and

  Refine production technology for existing products.

          Our research center is located on the same premises the factory which is located in Taian City, Shandong Province. The research center is equipped with specialized equipment including advanced testing and analytical equipment, such as atomic absorptimeter, fully automated blood coagulation analyzer, high performance liquid chromatograph, gas chromatograph, radioimmunoassay analyzer, ultraviolet-visible pectrophotometer, and protein chromatograph, most of which have been imported from the US, Japan, Italy, Germany and Australia. Our research and development department is comprised of about 30 researchers. All of them hold degrees in areas such as medicine, pharmacy, biology, and biochemistry. Our research center carries out development and registration of our products.

          All the products we currently manufacture have been developed in-house. Our research center has the following work in progress:

  A clinical study of Human Hepatitis B Immunoglobulin (PH4) for Intravenous Injection has been approved by the

  SFDA.

  Our Human Albumin (12.5g/vial) has been accredited by the SFDA.

  Our Human Immunoglobulin (5g/vial) for Intravenous Injection has been accredited by the SFDA.

  Laboratory and pre-clinical research of Human Prothrombin Complex concentrate has been completed and large- scale production technology is ready. Our documentation and samples have been submitted to the National Institute for the Control of Pharmaceutical and Biological Products and we are applying for approval to carry out clinical trials.

  Laboratory study of Human Coagulation Factor VIII has been completed. At present, documentation and samples have been collected for the validation of two different methods of virus inactivation.

  We have commenced laboratory studies of a manufacturing procedure for Human Fibrinogen.

  We have completed a technical feasibility study on 10% Human Immunoglobulin for Intravenous Injection and our laboratory study on the manufacturing procedure is about to begin.

          For the years ended December 31, 2006 and for 2005, total research and development expenses amounted to approximately $0.6 million and $0.4 million, respectively, representing approximately 2.7% and 3.1%, respectively, of our revenues. For the six month period ended June 30, 2007 and 2006, total research and development expenses amounted to approximately $0.2 million and $0.2 million, respectively, representing approximately 1.3% and 2%, respectively, of our revenues during such periods.

Our Marketing Efforts

          Because all of our products are prescription drugs, we can only sell to hospitals and inoculation centers directly or through approved distributors. For the years ended December 31, 2006 and 2005, direct sales to distributors represented approximately 60% and 54%, respectively, of our revenues.

          Our five largest customers in the aggregate accounted for approximately 12.3% and 10% of our total revenues for the years ended December 31, 2006 and 2005, respectively. Our largest customer both accounted for approximately 2.9% and 2.8% of our total revenues for the years ended December 31, 2006 and 2005, respectively.

          As part of our effort to ensure the quality of our distributors, we conduct due diligence to verify whether potential distributors have obtained necessary permits and licenses and facilities (such as cold storage) for the distribution of our biopharmaceutical products. We also assess the distributors’ financial condition before appointing them as distributors. We normally enter into annual supply contracts with our hospital customers and regional distributors. Certain of our regional distributors are appointed on an exclusive basis within a specified area. The supply contracts normally set out the quantity and price of products. For distributors, they also contain guidelines for the sale and distribution of our products, including restrictions on the geographical area to which the products could be sold. We provide our distributors with training in relation to our products and on sales techniques. We have implemented a coding system for our products for easy tracking. Depending on the relationship and the creditability of the distributors, we generally grant a credit period of no longer than 30 days to distributors with some exceptions. For hospitals and clinics, we generally grant a credit period of no longer than 90 days. Our bad debt expenses for 2006 and 2005 were $0.04 million and $0.4 million, respectively.

          Our current key market is in Shandong province, representing approximately 44% and 54% of our total revenues for the years ended December 31, 2006 and 2005, respectively. Our strategy is to focus on our market efforts in Jiangsu, Zhejiang, Henan and the northeastern part of China.

          Our marketing and after-sales services department currently employs approximately 48 employees.

          We believe that due to the unique nature of our product, the key emphasis on the marketing efforts centers on product safety, brand recognition, timely availability and pricing. As all of our products are prescription medicines, we are not allowed to advertise our products in the mass media. For the years ended December 31, 2006 and 2005, total sales and marketing expenses amounted to approximately $1.8 million and $1.6 million, respectively, representing approximately 8%

and 14%, respectively, of our revenues. For the six month period ended June 30, 2007 and 2006, total sales and marketing expenses amounted to approximately $0.7 million and $0.3 million, respectively, representing approximately 4.3% and 3.2%, respectively of our revenues.

Raw Materials

Plasma

          Plasma is the principal raw material for our biopharmaceutical products. The cost of raw materials included in our cost of sales for 2006 and 2005, were $9.6 million and $6.2 million, respectively and the cost of raw materials included in our cost of sales for the six-month periods ended June 30, 2007 and 2006 were $71.2% and $73.3%, respectively. There are currently six plasma stations in the Shandong Province, five of which we have recently acquired. In April 2007, we acquired two more plasma stations and signed letter of intent with one plasma station in the Guangxi Province, two of which already have the necessary permit to operate. When our production requirements exceed the plasma supply from the stations that we own or that we will acquire in the future, we will procure the supply deficiency from the blood centers operated by the regulators of Shandong and other Provinces.

          We currently maintain sufficient plasma supply for approximately 60 days of production. In March 2007, the State Food and Drug Administration implemented new measures on biopharmaceutical industry effective as of January 2008, requiring plasma raw material to be kept for at least 3 months before being put into production. As such, in due course we will extend our plasma supply for approximately 4 months. We have not experienced any interruptions to our production due to shortage of plasma.

          As discussed above under the caption “Our Industry,” up until the end of 2006, all the stations were owned by the State. In March 2006, the Ministry of Health promulgated the Blood Collection Measures, whereby the ownership and management of the plasma stations must be transferred to plasma-based biopharmaceutical companies while the regulatory supervision and administrative control remain with the State. In June 2006, we entered into letters of intent with five plasma stations in Shandong. We acquired these five plasma stations during December 2006 and received the permit to operate them in January 2007. The acquisition was for the assets and the associated liabilities with consideration determined based on the valuation by a qualified appraiser in China with reference to the attributable net asset value of the purchased interest. The aggregate considerations for these five plasma acquisitions amounted to RMB19.3 million (approximately $2.5 million). Consideration of RMB11.2 million was been paid before December 2006.

          In January 2007, we entered into letters of intent with three plasma stations in Guangxi Province, two of which we have since acquired. However, at present, there is still a legal dispute between the owner and a third party and there can be no assurance that the acquisition of the remaining one plasma station can be completed or on terms that we have initially agreed to in the letters of intent.

          We believe that the acquisitions and contemplated acquisitions of plasma stations will result in several benefits to us. We will have a controlled source of plasma and will be able to oversee the quality and quantity produced. We will also be able to have increased control over the cost of plasma. Finally, we believe that we will enjoy benefits of economies of scale with respect to the administration and management expenses of our several plasma stations.

Other Raw Materials and Packaging Materials

          Other raw materials used in the production of our biopharmaceutical products include: reagents, consumables and packaging materials. The principal packaging materials we use include glass bottles for our injection products, external packaging and printed instructions for our biopharmaceutical products. We acquire our raw materials and packaging materials from our approved suppliers in China and overseas. We select our suppliers based on quality, consistency, price and delivery of the raw materials which they supply.

          We have not experienced any shortage of supply on these raw materials and packaging materials and there has not been any significant problem with the quality of materials supplied by these suppliers.

Major Suppliers

          The table below lists our major suppliers as of December 31, 2006, showing the cumulative dollar amount of raw materials purchased from them during the fiscal year ended December 31, 2006, and the percentage of raw materials purchased from each supplier as compared to procurement of all raw materials.

		Cumulative
		Amount	Percentage of
		Purchased During	Total Purchases
		Fiscal Year 2006	During Fiscal
Rank	Supplier’s name	(RMB million)	Year 2006
1	Qi He Plasma Collection Station	28.4	31.7%
	Shen County Plasma Collection
2	Station	15.34	17.2%
3	Xiajin Plasma Collection Station	10.8	12.%
	Shandong Yuncheng Plasma
4	Collection Station	8.5	9.6%
	Chongqing Sanda Weiye
5	Pharmaceutical Products	5.4	6%
6	Zhang Qiu Plasma Collection Station	5.3	6%
7	Yang Gu Plasma Collection Station	2.23	2.5%
	Taian City Dai Yue District Taixing
8	Enterprise Limited	1.3	1.5%
9	Taian City Coal Supply Company	1.2	1.4%
	Zibo Zhong Bao Kang Medical
10	Equipment Company	1.1	1.3%
	Total	79.5	89%

Our Major Customers

          Due to the nature of our products and the current regulations, all of our customers are located in China. We have established relationships with most of our key customers since our establishment in 2002. For the fiscal year ended December 31, 2006, our top five customers, based on sales revenue and the percentage of their contribution to our revenues, were as follows:

		Percentage of Total
	Revenues During	Sales During
Customer	Fiscal Year 2006	Fiscal Year 2006
	(RMB million)
Hengshui Hua’an Medical Station	5.1	2.9%
Linyi Luoxin Medical Company	4.9	2.8%
Anhui Huayuan Medical Company	4.6	2.6%
Linyi Medical Station	4.1	2.3%
Nanjing Military District Fuzhou Medical	3.3	1.9%
Station
Total	22.0	12.3%

Regulation

          Due to the nature of our products, we are supervised by various levels of the PRC Ministry of Health and/or State Food and Drug Administration. Such supervision includes the safety standards regulating our source supplies (mainly plasma), our manufacturing process through the issuance of our GMP Certification and the inspection of our finished products.

          In addition, there are regulations regarding the retail price, rather than regulations of wholesale prices, of our products. According to the “Regulations on controlling blood products” promulgated by the State Council in 1996, the price (retail) setting standard and regulatory functions reside with regional offices of the State Pricing Bureau and the Ministry of Health. Presently, there are retail pricing guidelines for hospitals which sell our human albumin and immunoglobulin products to patients as prescribed by the relevant regulators in each region. The retail pricing guidelines are established based on, amongst other things, the regional living standards and the cost of production of the manufacturers.

          The hospitals cannot sell the products to patients at prices exceeding the highest retail price prescribed by the relevant regulators. There is no pricing guideline on the ex-factory price to the hospital and the distributors. The highest retail price guideline is revised occasionally.

Our Employees

          As of June 30, 2007, we employed approximately 331 full-time employees, of which approximately 130 were seconded to us by the Shandong Institute. An English translation of this Group Secondment Agreement is filed as an exhibit to this report.

          We believe that we maintain a satisfactory working relationship with our employees and we have not experienced any significant labor disputes or any difficulties in recruiting staff for our operations.

          As required by applicable Chinese law, we have entered into employment contracts with most of our officers, managers and employees. We are working towards entering into employment contracts with those employees who do not currently have employment contracts with us.

          Our employees in China participate in a state pension scheme organized by Chinese municipal and provincial governments. We are required to contribute to the scheme at the rates ranging of the average monthly salary of 20%. The compensation expenses related to this scheme was about RMB1, 265,000 (approximately, $160,000) and RMB774, 000 (approximately, $97,000) for the fiscal years 2006 and 2005, respectively. Other major contributions include medical insurance (7%), unemployment insurance (2%) and housing provision fund (8%) for employees seconded from the Shandong Institute. In addition, we are required by Chinese law to cover employees in China with various types of social insurance. We have purchased social insurances for all of our employees.

Our Facilities

          All land in China is owned by the State. Individuals and companies are permitted to acquire land use rights for specific purposes. Industrial land use rights are granted for a period of 50 years. This period may be renewed at the expiration of the initial and any subsequent terms. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

          In July 2003, Shandong Taibang obtained certain land use rights from the PRC municipal government to 43,663 square meters consisting of manufacturing facilities, warehouses and office buildings in Taian City, Shandong Province. Shandong Taibang is required to make payments totaling RMB138, 848 per year to the local state-owned entity, for the 50 year life of the rights or until the Shandong Institute completes its privatization process. We recorded “land use rights” equal to “other payable – land use rights” totaling $294,105 and $287,045 as of June 30, 2007 and December 31, 2006 determined using present value of annual payments over 50 years.

          We believe that all of our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

          Some of our properties are leased from third parties. We have entered into formal lease agreements with two of them. The remaining leases are on a verbal basis. In all cases, the lessors have not been able to provide copies of documentation evidencing their rights to use the leased property. In most cases, the leased properties are small operating spaces we leased for our sales offices in different parts of China. In the event of any future dispute over the ownership of the leased properties, we believe we could easily and quickly find replacement premises so that the operations would not be affected.

Legal Proceedings

          We may become involved in lawsuits and legal proceedings arising from the ordinary course of our business. This may adversely affect or harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

          In July 2006, one of our sales employees misappropriated our goods and resold them to other parties using a counterfeited Company seal. The amount involved was approximately RMB1.16 million (approximately $0.15 million). The incident was revealed during a routine reconciliation of our account receivables. We reported the misappropriation to the police and the employee was arrested and criminal charges were brought against him. To date, we have recovered RMB350,000 in cash and goods of valued at approximately RMB30,000 (altogether, approximately $0.05 million). The balance will be recouped on or before the end of 2007, pursuant to a financial guarantee and repayment agreement between us and the employee witnessed by officials at the Tai An City Police Station.

          Missile Engineering, which is controlled by Mr. Zu Ying Du, was one of the original equity holders in our operating subsidiary, Shandong Taibang. Pursuant to a joint venture agreement, among the original equity holders, Missile Engineering was obligated to make a capital contribution of RMB20 million (or approximately $2.6 million) for a 25% interest in Shandong Taibang. Missile Engineering made this contribution using funds borrowed from the Beijing Chen Da Technology Investment Company, or Beijing Chen Da. In addition, Missile Engineering was obligated to contribute technical know-how to Shandong Taibang, for which it was obligated to obtain a certificate and license from the State within a stipulated period. However, Missile Engineering failed to obtain the certificate and license and it also failed to repay Beijing Chen Da for its loan of the capital contribution amount. In 2004, Beijing Chen Da sued Mr. Du for repayment of the loan and obtained a judgment against him. As a result, Missile Engineering’s 25% equity interest in Shandong Taibang was transferred to Beijing Chen Da as consideration for the RMB20 million loan. On June 10, 2005, Beijing Chen Da sold its equity interests in Shandong Taibang to Up-Wing, pursuant to a share transfer agreement, which became effective on September 2, 2005, upon approval by the Shandong COFTEC. In March 2006, Up-Wing sold its equity interests in Shandong Taibang to Logic Express, our subsidiary. In 2006, Missile Engineering, applied for arbitration before CIETAC, in accordance with the terms of the joint venture agreement, to challenge the effectiveness of the transfer of the shares he formerly owned in Shandong Taibang. However, Missile Engineering later voluntarily withdrew this application and instead, applied to the Shandong COFTEC for administrative reconsideration of the equity transfer, but its application was rejected. Thereafter, Missile commenced an administrative proceeding against the Shandong COFTEC alleging that it wrongfully approved the equity transfer. This administrative proceeding is still pending. In April 2007, Logic Express initiated an arbitration proceeding before CIETAC, to recognize itself as the lawful shareholder of Shandong Taibang. This arbitration proceeding is still pending. We believe that all necessary approvals and documentation were obtained at the time of transfer and have initiated legal action in China intending to restrain Missile Engineering from seeking to resolve its differences with us by means other than arbitration.

          In December 2006, we brought separate legal action in Tai Shan District Court in Shandong Province against Mr. Du for defamation in connection with his tortious comments regarding Shandong Taibang. We sought to enjoin Mr. Du from such conduct as well as damages of approximately $3,000. The outcome of this matter is not expected to have a material adverse effect on our business, financial condition or results of operations.

          On February 5, 2007, our subsidiary Shandong Taibang received a summons from the District Court of Hong Qi District, Xin Xiang City, Henan Province, regarding an ongoing dispute with Hua Lan Biological Engineering Co Ltd., or Hua Lan, the plaintiff, pursuant to which Hua Lan alleges that Feng Lin, the principal of the Bobai Kangan Plasma Collection Co. Ltd., or Bobai, and Keliang Huang established the Bobai Plasma Collection Station in Bobai County, Guangxi, using a permit for collecting and supplying human plasma in Bobai County, that was granted to Hua Lan by the government of the Guangxi region, without Hua Lan’s permission. On January 18, 2007, we had signed a letter of intent to acquire the Bobai Plasma Collection Station from Bobai. However, on January 29, 2007, on Hua Lan’s motion, the District Court entered an order to freeze funds in the amount of RMB3,000,000 held by the defendants in the case, including RMB 500,000 in funds held in Shandong Taibang’s bank account in Taian City, and Shandong Taibang was joined as a third party defendant. The first hearing in the foregoing matter was scheduled to be held before the District Court in March 2007 but was suspended to allow the defendants to enter a plea to the Henan Provincial Court requesting clarification regarding whether the District Court has proper jurisdiction when the act of infringement and all defendants are not in Henan Province. A hearing was held on June 25, 2007 and judgment was entered against the defendants. There was no financial judgment on us and the RMB500,000 has been released, however, we have appealed the judgment to the high court. Other than the place of jurisdiction, we cannot make any comment on the validity of the franchise agreement between Bobai and Hua Lan. If Hua Lan prevails in this case then we may not be able to acquire Bobai. However, management does not expect our inability to acquire Bobai to have a material adverse effect on our business, financial condition or results of operations as Bobai is only a small station.

          To our knowledge, no director, officer or affiliate of ours, and no owner of record or beneficial owner of more than five percent (5%) of our securities, or any associate of any such director, officer or security holder is our adverse party or has an material interest in our operation in reference to pending litigation.

MANAGEMENT

Directors and Executive Officers

The following sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position
Siu Ling Chan,	44	Chairwoman of the Board
Stanley Wong	44	Chief Executive Officer
Lin Ling Li	44	Director
Chao Ming Zhao	34	Director and Chief Financial Officer

          Siu Ling Chan has been our director since July 19, 2006. She has been our chairwoman since January 1, 2007 and served as our CEO from January 2007 to March 2007. Ms Chan is also currently a director of our subsidiary Logic Express. She was also appointed as the director of Shandong Taibang in April 2006. Ms. Chan has been involved in senior management positions with a number of companies and has made a number of investments in China. Prior to joining us, Ms. Chan worked from 1991 to 2005, as an administrator at the Fujian Academy of Social Sciences, and from 1989 to 1991 as a statistician at the Fujian Pingtan Economy Committee. She received her graduate degree in Statistics from Xiamen University in 1989.

          Stanley Wong joined our Company as Chief Executive Officer in March 2007. Mr. Wong has over 20 years of working experience in the fields of auditing, hotel, investment, trust, settlement, fund administration, credit risk management, private banking, IPO, construction, manufacturing and IT industries in the Greater China Region, over 12 years of which has been spent in strategic and corporate management, internal controls and change management. Before joining our Company, Mr. Wong worked from December 2003 to November 2006 as the Chief Financial Officer of Futong Technology (HK) Co. Ltd. and Beijing Futong Dongfang Technology Co. Ltd., where he was responsible for Singapore listing work and corporate management. Prior to this Mr. Wong worked in Taipei from March 2003 to December 2003 as a General Manager for the Raido Group, a multinational investment enterprise. From May 2002 to February 2003, Mr. Wong worked as the Personal Assistant to the Managing Director of Hung Mau Realty & Construction Ltd., a general building contractor, and from January 2002 to April 2002 he worked as the Finance Manager for Noble Resources Ltd., a diversified commodities trading company listed in Singapore. Mr. Wong obtained his Bachelor degree in Accounting from the University of Kent in the UK. He is also a fellow member of the Association of Chartered Certified Accountants and the Hong Kong Institute of Certified Public Accountants.

          Lin Ling Li has been a member of our board of directors since July 19, 2006. Since February 2006, Ms. Li has been the director of our subsidiary Logic Express, and since May 2004, she has been a director at Up-Wing Investment Limited, a predecessor to Logic Express. Ms. Li was a technician at Fuzhou Fuxing Pharmaceutical Company from 1980 to 2000. From October 1998 to April 2006, she was a senior manager at Fuzhou Chengxin Dian Dang Company Limited, where she was involved in financing, mortgage and loan industry. She holds degrees in finance and accounting from Fujian University (September 1986), and an accounting degree from Fujian Finance and Accounting Institute (October 1994).

          Chao Ming Zhao has been our Director since August 2006 and our Chief Financial Officer since November 2006, and has been the Chief Financial Officer of our operating subsidiary, Shandong Taibang since September 2003. From February 2002 to June 2003, Mr. Zhao was the financial manager at EF English First (Fuzhou) School, where he was responsible for managing the school’s accounting and its internal control. He was a manager and auditor at Fujian (CFC) Group from July 1996 to January 2002, and was in charge of internal audit. Mr. Zhao is a certified accountant in the PRC and is an international registered internal auditor. Mr. Zhao graduated from Fuzhou University with a major in investment management and economics. He received his MBA in finance for Chinese University of Hong Kong in 2006. He also received his Bachelors degree in Investment Economy Management from Fuzhou University in 1996.

Significant Employees

The following sets forth the name and position of each of our current significant employees.

Tung Lam	46	Chief Executive Officer of Shandong Taibang
Guangli Pang	43	Director of China Biologic and Deputy CEO of
		Shandong Taibang
Yun Hua Gao	55	Technical Chief of Shandong Taibang
Dian Cong Liu	54	Quality Control Manager of Shandong Taibang
Ya Wen Liu	40	Sales Manager of Shandong Taibang

          Tung, Lam has been the Chief Executive Officer of our operating subsidiary, Shandong Taibang, since October 2003, and is responsible for the entire operation. Mr. Lam served, from March 2001 to August 2003, as the vice president of the Fujian Province Fei Yue Group, where he was in charge of management investment. Mr. Lam graduated from Fuzhou University majoring in business administration in 1983. He also received a EMBA degree from People’s University of China in 2006.

          Guang Li Pang has been our Director since August 2006 and has been the Deputy Chief Executive Officer of our operating subsidiary, Shandong Taibang since November 2002 where he is in charge of production. In 1985, Mr. Pang joined the Shandong Institute and was promoted head of its plasma division. Mr. Pang graduated from Shandong Medical University majoring in pharmacy in 1989. He received a degree in business management from Shandong Party Committee School in 2003, and started his EMBA at People’s University of China in January 2005.

          Yun Hua Gao is the technical chief of our operating subsidiary, Shandong Taibang. In 1975, Mr. Gao was assigned to the Shandong Institute and has been involved in the research and development work of plasma products. From January 2000 to November 2000, he was head of the production department at Shandong Biological Products Institute, and from November 2002 to April 2004, he became the manager of the production department. He graduated from Shandong Medical University majoring in medicine in 1975. He received a degree in Biology in 1976 from the Shanghai Biological Research Institute.

          Dian Cong Liu has been the quality control manager of our operating subsidiary, Shandong Taibang since September 2003. Mr. Liu has spent many years in the area of biopharmaceutical research. Mr. Liu joined the Shandong Institute in 1978, and served as manager of the institute’s placenta product department from 1986 to 1992 and as department head for the institute’s quality assurance department from 2000 to October 2002. Mr. Liu was one of our founding employees in 2002. He graduated from the Weifang Medical School in 1978, with a major in medicine.

          Ya Wen Liu has been the sales manager of our operating subsidiary, Shandong Taibang since September 2003. Prior to joining us, Mr. Liu was employed by a number of pharmaceutical and biopharmaceutical companies. From March 2001 to September 2003, he was a marketing manager at Shenzhen Lanan Bioengineering Limited Company. He graduated from Yangchow Medical University in 1989 majoring in medicine.

          The business address of our directors and executive officers is No. 14 East Hushan Road, Taian City, Shandong Province, People’s Republic of China, 271000. There are no agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Board Composition and Committees

           Our Board is currently composed of four members, none of whom are “independent” directors, as that term is defined under the Nasdaq listing standards. All actions of the board of directors require the approval of a majority of the directors in attendance at a meeting at which a quorum is present. Our directors have a duty of to act in good faith with a view to our interests. In fulfilling their duty of care to us, our directors must ensure compliance with our Certificate of Incorporation. Board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present. During 2006, our board met two times and except for Ms. Lin Ling Li, who missed one meeting, no director missed more than 25% of the meetings of the board or any committee on which he or she sat.

           We currently do not have standing audit, nominating or compensation committees. Currently, our entire board of directors is responsible for the functions that would otherwise be handled by these committees. We intend, however, to establish an audit committee, a nominating committee and a compensation committee of the board of directors as soon as practicable. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The nominating committee would be primarily responsible for nominating directors and setting policies and procedures for the nomination of directors. The nominating committee would also be responsible for overseeing the creation and implementation of our corporate governance policies and procedures. The compensation committee will be primarily responsible for reviewing and approving our salary and benefit policies (including stock options), including compensation of executive officers.

           Our board of directors has not made a determination as to whether any member of our board is an audit committee financial expert. Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

           However, to enrich our technical expertise, we have enlisted the following individuals as our advisors, Mr. Wen Fang Liu and Mr. Xi Yun Chai.

           Mr. Wen Fang Liu, 67, is a lecturer of post doctorate degree students and is our senior advisor. Mr. Liu is a pioneer in the plasma-based biopharmaceutical product industry in China. From 1963 to 1998, Mr. Liu was employed at the Transfusion Research Centre of China Medical Science Institute, where he focused on plasma fraction, purification, quality control and product development. Mr. Liu was one of the early adopter of then pioneering manufacturing techniques and product developments of plasma-based biopharmaceuticals. He has received numerous awards in this field and has published over 30 books and papers. Since the early 1990’s, Mr. Liu has been appointed as a member of the Chinese People’s Political Consultative Conference’s Sichuan Committee, a member of the Ministry of Health’s committee on biopharmaceuticals standards, council to the China Society of Blood Transfusion, council to the China Medicinal Biotech Association, an executive member of the council of Sichuan Red Cross. From 1993 to 1994, Mr. Liu was a visiting scholar to the Halland Research Centre of the U.S. Red Cross.

           Mr. Xi Yun Chai, 46, graduated from the Shanghai Medical University with a doctorate degree in biochemistry. Mr. Chai is currently our senior advisor. After his graduation, Mr. Chai attended State University of New York at Buffalo for his post doctorate study. Mr. Chai has published over ten technical papers in internationally recognized magazines.

Family Relationships

           Ms. Siu Ling Chan is the wife of Mr. Tung Lam. Other than the above, none of our directors or officers is related to each other or any of our principal shareholders; and to the best of our knowledge and belief, there are no arrangements or understandings with any of our principal shareholders, customers, suppliers, or any other person, pursuant to which any of our directors or executive officers were appointed.

Involvement in Certain Legal Proceedings

           To the best of our knowledge, except as set forth in our discussion below in “Certain Relationships and Related Transactions”, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC. None of the directors, director designees or executive officers to our knowledge has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement.

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the compensation paid by us for services rendered in all capacities to us by our chief executive officer. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Summary Compensation Table

						Non-	Non-
					Option	Equity Incentive	qualified	All Other
Name and Principal		Salary	Bonus	Stock	Awards	Plan	Deferred	Compensation	Total
Position	Year	($)	($)	Awards ($)	($)	Compensation	Compensation	($)(3)	($)
						Earnings ($)	Earnings ($)

Michael Li, Former	2006	$61,720	$5,143	-0-	-0-	-0-	-0-	-0-	$66,863
CEO(1)

Siu Ling Chan,	2006	$48,848	$6,407	-0-	-0-	-0-	-0-	-0-	$55,255
Chairwoman and
Former CEO(2)

Stanley Wong, CEO	2006	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1) Michael Li served as our CEO from July 2006, until his resignation in January 31, 2007, when the board of directors appointed Siu Ling Chan as our new CEO.

(2) Siu Ling Chan also served as our CEO from January 2007, until March 2007, when the board of directors appointed Stanley Wong as our new CEO.

Employment Agreements

           Mr. Michael Li served as our Chief Executive Officer from July 2006 through January 2007. As consideration for his duties as our Chief Executive Officer, Mr. Li received a monthly salary of HK$80,000 (approximately $10,287), plus a guaranteed bonus equal to one month’s salary on December 31 of every year under the agreement.

           As consideration for her duties on our board of directors, pursuant to a director’s employment agreement which became effective as of July 19, 2006, our Chairwoman, Ms. Siu Ling Chan, receives a monthly salary of HK$50,000 (approximately $6,400), plus a guaranteed bonus of HK$50,000 (approximately $6,400) on December 31 of every year under the agreement. Ms. Chan also receives compensation in the form of housing allowances and other allowances and benefit in kind.

           Pursuant to an employment agreement which became effective March 8, 2007, as consideration for his services as our Chief Executive Officer, Mr. Stanley Wong receives a monthly salary of $12,800, a discretionary year-end bonus and monthly round trip ticket from Jinan to Hong Kong, valued at approximately $6,150 per year.

           As consideration for his services as a director, and as our CFO as of November 2006, Chao Ming Zhao receives a monthly salary of HK$50,000 (approximately $6,400), plus a guaranteed bonus of HK$50,000 (approximately $6,400) on December 31 of every year under the agreement. In addition, for his services as the Chief Financial Officer of Shandong Taibang Mr. Zhao receives a monthly salary of RMB4,400 (approximately $564). He also receives housing allowances valued at RMB 3,100 per month (approximately $397) and a discretionary bonus which was RMB 25,000 (approximately $3,203) for fiscal year 2006.

Outstanding Equity Awards at Fiscal Year End

None of our executive officers received any equity awards, including, options, restricted stock or other equity incentives, during the fiscal year ended December 31, 2006.

Compensation of Directors

           The following table sets forth certain information concerning the compensation paid by us for services rendered in all capacities to us during the fiscal year ended December 31, 2006 to our directors:

					Change
					in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or			Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Nam	($)	($)	($)	($)	($)	($)	($)

Katherine Loh(1)	72,006	-	-	-	-	-	72,006
Lin Ling Li	56,024	-	-	-	-	1,153	57,177
Siu Ling Chan	48,848	-	-	-	-	6,407	55,255
Chao Ming Zhao(2)	42,729	-	-	-	-	3,001	45,730
Guang Li Pang	7,168	-	-	-	-	1,754	8,921

(1) Katherine Loh served on our board of directors and chairwoman from July 1,2006 until her resignation in January 1, 2007.

(2) Chao Ming Zhao’s compensation includes compensation for his duties as our CFO from November 2006 to the present.

           All directors receive reimbursements from us for expenses which are necessarily and reasonably incurred by them for providing services to us or in the performance of their duties. Our directors who are also our employees receive compensation in the form of salaries, housing allowances, other allowances and benefit in kind in their capacity as our employees. Our executive directors do not receive any compensation in their capacity as directors in addition to their salaries and other remunerations as members of our management team. We pay their expenses related to attending board meetings and participating in board functions

           Out directors receive a monthly salary of approximately HK$50,000 (approximately $6,400), plus a guaranteed bonus of HK$50,000 (approximately $6,400) on December 31st of every year under the agreement. Both Ms. Siu Ling Chan’s and Ms. Lin Ling Li’s directors’ employment agreement became effective in July 2006, Mr. Chao Mingh Zhao’s, became effective as of August 2006 and Mr. Guang Li Pang’s became effective as of August 2006. Our directors’ employment agreements continue until terminated.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

           The following includes a summary of transactions since the beginning of the last fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

           On July 19, 2006, we consummated the transactions contemplated by a share exchange agreement with the owners of all issued and outstanding capital stock of Logic Express, our directors, Ms. Siu Ling Chang and Ms. Lin Ling Li.. Pursuant to the share exchange agreement, we acquired 100% of the outstanding capital stock of Logic Express in exchange for 18,484,715 shares of our common stock. As a result of this transaction, Ms. Chang and Ms. Li became the beneficial owner of approximately 64% of our outstanding capital stock.

           On July 19, 2007, our directors and majority stockholders, Siu Ling Chan and Lin Ling Li also entered into a make good escrow agreement with the private placement investors, pursuant to which, Ms. Chan and Ms. Li agreed to deposit in an escrow account a total of 4,280,000 shares of our common stock owned by them, to be held for the benefit of the investors. Ms. Chan and Ms. Li agreed that if we do not attain a minimum after tax net income threshold of $4,819,500, or $5,823,465 of after-tax net income before minority interest for the fiscal year ending December 31, 2006, and $8,302,000 of after-tax net income or $10,031,416 of after-tax net income before minority interest for the fiscal year ending December 31, 2007, the escrow agent may deliver their escrowed shares to the investors, based upon a pre-defined formula agreed to between the investors and Ms. Chan and Ms. Li. However, if the after tax net income threshold is met, the shares in escrow will be returned to Ms. Chan and Ms. Li. Pursuant to the escrow agreement, (i) liquidated damages accrued according to the registration rights agreement and; (ii) gain or loss on change in fair value of warrants, are not deemed to be an income or expense item in calculating the after-tax net income for the purpose of the escrow agreement. If such performance thresholds are met, the shares are to be returned to Ms Li Lin Ling and Ms Chan Siu Ling. We have met our performance threshold for the fiscal year ending December 31, 2006.

Amount Due to Related Parties

           Amounts due from related parties as of December 31, 2006; and December 31, 2005 are as follows:

	For Fiscal Year	For Fiscal Year
	Ended	Ended
	December 31, 2006	December 31,2005
Amount due to:
Shareholders (1)		$1,872,087
Minority shareholder (2)	$675,761

(1) The Company’s investment in Shandong Taibang was financed by an advance from shareholders. The advance was unsecured, interest free and was paid for using dividends collected from Shandong Taibang. This amount was repaid in 2006.

(2) Represents a dividend of $675,761 borrowed for operational purposes from the minority shareholder of Shandong Taibang, at an annual interest rate of 6%. This amount is expected to be repaid in cash.

Staff Costs Related to Seconded Staff

           These amounts represent staff costs for staff seconded from Shandong Institute of Biological Products to the Company.

	For Fiscal Year	For Fiscal Year
	Ended	Ended
	December 31, 2006	December 31, 2005

Personnel expenses to Shandong	676,000	727,000
Institute of Biological Products

           Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

           As we increase the size of our board of directors and gain independent directors, we expect to prepare and adopt a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” will be a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $50,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person will not be covered by this policy. A related person will be any executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

           We anticipate that, where a transaction has been identified as a related-person transaction, the policy will require management to present information regarding the proposed related-person transaction to our audit committee (or, where approval by our audit committee would be inappropriate, to another independent body of our board of directors) for consideration and approval or ratification. Management’s presentation will be expected to include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available.

           To identify related-person transactions in advance, we are expected to rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our board of directors will take into account the relevant available facts and circumstances including, but not limited to:

  the risks, costs and benefits to us;

  the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

  the terms of the transaction;

  the availability of other sources for comparable services or products; and

  the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

We also expect that the policy will require any interested director to excuse himself or herself from deliberations and approval of the transaction in which the interested director is involved.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

CHANGE IN ACCOUNTANTS

           Prior to the effective date of this prospectus, we were not an SEC reporting Company and did not report our financial statements. However, in connection with our reverse merger transaction, our board of directors recommended and approved the appointment of Moore Stephens Wurth Frazer and Torbet, LLP, or Moore Stephens, as our independent auditor for the fiscal years ended December 31, 2006 and 2005 and during the subsequent interim period through the date of this report.

           During the fiscal years ended December 31, 2006 and 2005 and through the date hereof, neither us nor anyone acting on our behalf consulted Moore Stephens with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that Moore Stephens concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-B.

SELLING STOCKHOLDERS

          The following table sets forth as of August 29, 2007, information regarding the current beneficial ownership of our common stock by the persons identified, based on information provided to us by them, which we have not independently verified. Although we have assumed for purposes of the table that the selling stockholders will sell all of the shares offered by this prospectus, because they may from time to time offer all or some of their shares under this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the selling stockholders (or any of them), or that will be held after completion of the resales. In addition, a selling stockholder may have sold or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act or otherwise since the date he or she provided information to us. The selling stockholders are not making any representation that the shares covered by this prospectus will be offered for sale.

          Except as set forth below, no selling stockholder has held any position nor had any material relationship with us or our affiliates during the past three years.

	Shares	Maximum	Shares
	Beneficially	Number of	Beneficially	Percentage
	Owned Prior to	Shares to be	Owned After	Ownership
Name of Selling Stockholder	Offering	Sold	Offering	After Offering
Pinnacle China Fund, L.P.	3,225,323	3,138,523 (1)	86,800	*
Jayhawk China Fund (Cayman) Ltd.	1,978,893	1,978,893(2)	0	*
Hudson Bay Overseas Fund Ltd.	82,453	82,453 (3)	0	*
Hudson Bay Fund LP	247,361	247,361 (4)	0	*
Capital Ventures International	403,770	403,770 (5)	0	*
Ryan M. Lane	145,000	145,000	0	*
John D. Lane	53,000	53,000	0	*
Roderick L. McIlwain	7,500	7,500	0	*
Scott D. Edwards	7,500	7,500	0	*
Total	6,064,000	6,064,000	0	*

* means less than 1%.

          (1) Consists of (i) 2,110,818 shares owned as of July 28, 2006, (ii) 527,705 shares of common stock issuable upon the exercise of five-year warrants to purchase common stock at an exercise price of $2.8425 per share, and (iii) 500,000 shares of common stock with registration rights purchased from PDS-HFI Partners, pursuant to a share purchase agreement, dated August 20, 2007. The General Partner of Pinnacle China Fund, L.P. is Pinnacle China Advisers, L.P., whose General Partner is Pinnacle China Management, LLC, the Manager of which is Kitt China Management, LLC, the Manager of which is Barry M. Kitt. Mr. Kitt accordingly may be deemed to beneficially own but claims beneficial ownership of the shares owned by Pinnacle China Fund, L.P.

          (2) Consists of (i) 1,583,114 shares owned as of July 28, 2006, and (ii) 395,779 shares of common stock issuable upon the exercise of five-year warrants to purchase common stock at an exercise price of $2.8425 per share. Jayhawk Capital Management, LLC is the Investment Manager for Jayhawk China Fund (Cayman), Ltd. Jayhawk Capital Management, LLC is controlled by Kent C. McCarthy.

          (3) Consists of (i) 65,963 shares owned as of July 28, 2006, and (ii) 16,490 shares of common stock issuable upon the exercise of five-year warrants to purchase common stock at an exercise price of $2.8425 per share,. Yoav Roth and John Doscas share voting and investment power over the shares held by this selling stockholder. Both Yoav Roth and John Doscas disclaim beneficial ownership of such shares held by Hudson Bay Overseas Fund Ltd.

          (4) Consists of (i) 197,889 shares of common stock owned as of July 28, 2006, and (ii) 49,472 shares of common stock issuable upon the exercise of five-year warrants to purchase common stock at an exercise price of $2.8425 per share. Yoav Roth and John Doscas share voting and investment power over the shares held by this selling stockholder. Both Yoav Roth and John Doscas disclaim beneficial ownership of such shares held by Hudson Bay Fund LP.

          (5) Consists of (i) 323,216 shares owned as of July 28, 2006, and (iii) 80,554 shares of common stock issuable upon exercise of five-year warrants to purchase common stock at an exercise price of $2.8425 per share. Heights Capital Management is the Investment Manager for Capital Ventures International. Heights Capital Management, Inc., the authorized agent of Capital Ventures International, has discretionary authority to vote and dispose of the shares held by Capital Ventures International and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by Capital Ventures International. Mr. Kobinger disclaims any such beneficial ownership of the shares.

          (6) PDS-HFI Partners is a partnership comprised as Halter Financial Investments, L.P. and Patrick D. Souter. Halter Financial Investments, L.P. is a Texas limited partnership in which Timothy P. Halter, David Brigante, Marat Rosenberg and George Diamond (or their affiliated entities) are limited partners. All of them have voting power and investment power over the securities owned by PDS-HFI Partners and may be deemed to be the beneficial owner of the shares. Patrick D. Souter also has discretionary authority to vote and dispose of the shares held by PDS-HFI Partners and may be deemed to be the beneficial owner of these shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth information regarding beneficial ownership of our common stock as of August 29, 2007 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Security Ownership of Certain Beneficial Owners and Management

	Name & Address		Amount & Nature of	Percentage of
Title of Class	of Beneficial Owner	Office, If Any	Beneficial Ownership(1)	Class(2)

Common Stock	Katherine Loh	Chairwoman of	1,071,787	5.0%
$0.0001 par value	c/o Lane Capital Markets, LLC	China Biologic from
	120 Broadway, Suite 1019	July 2006 to
	New York	December 2006

Common Stock	Lin Ling Li	Director	6,862,624(3)	32.0%
$0.0001 par value	c/o Lane Capital Markets, LLC
	120 Broadway, Suite 1019
	New York

Common Stock	Siu Ling Chan (4)	Chairwoman of	6,862,624 (3)	32.0%
$0.0001 par value	c/o Lane Capital Markets, LLC	China Biologic since
	120 Broadway, Suite 1019	January 2007 and
	New York	former CEO from
		January 2007 to
		March 2007

Common Stock	Stanley Wong	CEO	0	0
$0.0001 par value

Common Stock	Chao Ming Zhao	CFO	1,071,787	5.0%
$0.0001 par value	c/o Lane Capital Markets, LLC
	120 Broadway, Suite 1019
	New York

Common Stock	Barry M. Kitt (5)	2,110,818	9.8%
$0.0001 par value	4965 Preston Park Blvd.,
	Suite 240
	Plano, TX 75093

Common Stock	Kent C. McCarthy (6)	1,583,114	7.4%
$0.0001 par value	c/o Jayhawk China Fund (Cayman)
	Ltd.
	8201 Mission Road, Suite 110
	Prairie Village, Kansas 66208

Common Stock	All officers and directors as a group (4	15,332,928	71.5%
$0.0001 par value	persons named above)

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2) Based on 21,434,942 shares of common stock issued and outstanding as of August 29, 2007.

(3) Includes 2,140,000 shares that have been placed in escrow that may be released to the Investors in the event we do not meet the performance thresholds for 2007.

(4) Ms. Chan is the wife of Mr. Lam, the Chief Executive Officer of Shandong Taibang.

(5) These shares of our common stock are owned by Pinnacle China which is controlled by Barry M. Kitt, the Sole Member of Kitt China Management, L.L.C., the Manager of Pinnacle China Management, L.L.C., the General Partner of Pinnacle China Advisors, L.P., the General Partner of Pinnacle China Fund, L.P.

(6) Consists of shares owned as of July 28, 2006 by Jayhawk China Fund (Cayman), Ltd. , which is managed by Jayhawk Capital Management, LLC, which is controlled by Kent C. McCarthy who is deemed the beneficial owner of the shares.

Changes in Control

We do not currently have any arrangements which if consummated may result in a change of control of our Company.

DESCRIPTION OF SECURITIES

Common or Preferred Stock

          Our current authorized capital stock consists of 100,000,000 shares of common stock, par value $.0001 per share, of which 21,434,942 shares were issued and outstanding as of August 29, 2007, and 10,000,000 shares of preferred stock, par value $.0001 per share, of which no shares are issued or outstanding.

          Each common share entitles the holder to one vote on all matters submitted to a vote of our stockholders. When a dividend is declared by the Board, all stockholders are entitled to receive a fixed dividend. All shares issued in the company are of the same class, and have equal liquidation, preference, and adjustment rights.

Warrants

          On July 19, 2006, we issued to the Investors in the private placement warrants to purchase an aggregate of 1,070,000 shares of our Common Stock which are exercisable by the holder at $2.8425 per share for a period of five years following the closing of the private placement. In the event the market price of our Common Stock exceeds 160% of the exercise price of the warrants at any time after 45 days following the effective date of the registration statement of which this prospectus forms a part, then we may require the holder of such warrants to exercise any unexercised warrants so long as this registration statement remains effective and certain other conditions are met. Under no circumstances may the warrants be exercised – including pursuant to these forced exercise provisions -- if it would result in the holder beneficially owning more than (i) 4.9999% of our outstanding Common Stock (which provision may be waived by the holder thereof with upon notice to us 61 days prior to such exercise); or (ii) 9.9999% of our outstanding Common Stock (which provision may not be waived by any party). In the event we issue shares of our Common Stock or any type of securities convertible or exercisable into shares of our Common Stock at a price below $2.8425, the exercise price of the warrants shall be adjusted downwards on a “weighted average” basis.

          In connection with the private placement, we also issued to Lane Capital Markets, LLC warrants to purchase 214,000 shares of our common stock on substantially identical terms as the warrants issued to the investors in the private placement (although the warrants issued to Lane Capital Markets LLC did not contain any forced exercise provisions).

Transfer Agent and Registrar

          Our independent stock transfer agent and registrar for our common stock is Securities Transfer Corporation. Their mailing address is 2591 Dallas Parkway, Suite #102, Frisco, Texas, 75034, and their telephone number is (469) 633-0101.

SHARES ELIGIBLE FOR FUTURE SALE

As of August 29, 2007, we had outstanding 24,038,183 shares of common stock.

Shares Covered by this Prospectus

6,064,000 of the shares being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who may be deemed to be an “affiliate” (as the term “affiliate” is defined under the Securities Act), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  1% of the number of shares of common stock then outstanding, which as of August 29, 2007 would equal 214,349 shares; or

  the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

However, since our shares are quoted on the over-the-counter market maintained by Pink Sheets, LLC, which is not an “automated quotation system,” our stockholders cannot rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell shares that are “restricted securities” which have been held for at least two years without regard to the limitations contained in Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

A total of 250,227 of our outstanding shares may currently be sold in reliance on Rule 144.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

We believe that none of our outstanding shares may currently be sold in reliance on Rule 144(k).

PLAN OF DISTRIBUTION

          The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

  broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.

          The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

          Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

          The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

          Upon our being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, and (v) other facts material to the transaction. In addition, upon our being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

          The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

          Any broker-dealers or agents that are involved in selling the shares and any Selling Stockholders who are affiliates of broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling

Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

          The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

          The Company is required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

INTEREST OF NAMED EXPERTS AND COUNSEL

          The validity of the securities offered hereby has been passed upon for us by Thelen Reid Brown Raysman & Steiner LLP, Washington, D.C.

          Our audited consolidated financial statements for the fiscal years ended December 31, 2006 and 2005 have been included in this prospectus in reliance upon the report of Moore Stephens Wurth Frazer & Torbet, LLP, independent auditors, appearing in this registration statement, and their authority as experts in accounting and auditing.

          No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in China Biologic or any of its parents or subsidiaries. Nor was any such person connected with China Biologic or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

          Our Bylaws provide for the indemnification of our directors and officers, past, present and future, under certain circumstances, against attorney’s fees, judgments, fines and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. We will also bear expenses of such litigation for any of our directors, officers, employees or agents upon such persons promise to repay us therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

          Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

WHERE YOU CAN FIND MORE INFORMATION

          We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available, at no charge, to the public at the SEC’s web site at http://www.sec.gov.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2007 AND DECEMBER 31, 2006

A S S E T S
	JUNE 30	DECEMBER 31
	2007	2006
	(Unaudited)
CURRENT ASSETS:
Cash	$6,548,316	$4,268,220
Restricted cash	65,750	-
Accounts receivable, net of allowance for doubtful accounts of $1,160,327
and $1,131,209 as of June 30, 2007 and December 31, 2006, respectively	3,407,481	3,775,387
Notes receivable	24,985	81,407
Other receivables	1,935,457	584,931
Other receivables - shareholders	223,059	-
Inventories	7,277,754	6,117,361
Advances on inventory purchases	541,031	713,194
Total current assets	20,023,833	15,540,500

PLANT AND EQUIPMENT, net	11,075,508	7,437,768

OTHER ASSETS:
Advances on equipment purchases	804,150	778,364
Intangible assets	759,331	718,011
Total other assets	1,563,481	1,496,375

Total assets	$32,662,822	$24,474,643

L I A B I L I T I E S A N D S H A R E H O L D E R S' E Q U I T Y

CURRENT LIABILITIES:
Accounts payable	$2,511,779	$2,412,440
Short term loans - bank	1,315,000	2,564,000
Short term loan - shareholder	693,156	675,761
Short term loan - employees	763,138	-
Other payables and accrued liabilities	2,225,571	1,874,973
Other payable - land use right	294,105	287,045
Dividend payable	-	476,597
Customer deposits	1,636,027	370,297
Taxes payable	696,586	138,203
Total current liabilities	10,135,362	8,799,316

Long term liabilities	460,250	641,000

Total liabilities	10,595,612	9,440,316

MINORITY INTEREST	3,535,935	2,308,487

SHAREHOLDERS' EQUITY:
Common stock, $0.0001 par value, 100,000,000 shares authorized, 21,434,942 shares
issued and outstanding at June 30, 2007 and December 31, 2006, respectively	2,143	2,143
Paid-in-capital	9,388,305	9,388,305
Retained earnings	4,035,544	2,199,580
Statutory reserves	3,523,806	17,427
Accumulated other comprehensive income	1,581,477	1,118,385
Total shareholders' equity	18,531,275	12,725,840

Total liabilities and shareholders' equity	$32,662,822	$24,474,643

The accompanying notes are an integral part of these statements.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006
(Unaudited)

	2007	2006
REVENUES	$16,503,911	$9,067,701

COST OF SALES	6,012,348	4,185,605

GROSS PROFIT	10,491,563	4,882,096

OPERATING EXPENSES
Selling expenses	702,468	292,669
General and administrative expenses	1,708,341	637,660
Research and development expenses	221,635	180,634
TOTAL OPERATING EXPENSES	2,632,444	1,110,963

INCOME FROM OPERATIONS	7,859,119	3,771,133

OTHER EXPENSES
Finance expense	46,224	95,502
Other expense	23,042	30,205
TOTAL OTHER EXPENSES	69,266	125,707

INCOME BEFORE PROVISION FOR INCOME TAXES
AND MINORITY INTEREST	7,789,853	3,645,426

PROVISION FOR INCOME TAXES	1,298,962	483,631

NET INCOME BEFORE MINORITY INTEREST	6,490,891	3,161,795

LESS MINORITY INTEREST	1,148,548	472,476

NET INCOME	5,342,343	2,689,319
FOREIGN CURRENCY TRANSLATION GAIN	463,092	206,778

OTHER COMPREHENSIVE INCOME	$5,805,435	$2,896,097

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF SHARES	21,434,942	19,234,942

BASIC AND DILUTED EARNING PER SHARE	$0.25	$0.14

The accompanying notes are an integral part of these statements.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006
(Unaudited)

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,342,343	2,689,319
Adjustments to reconcile net income to cash
provided by operating activities:
Minority Interest	1,148,548	472,476
Depreciation	417,406	196,245
Amortization	23,686	21,078
Loss on disposal of equipment	4,064	-
Change in assets:
Accounts receivable	458,758	(993,426)
Notes receivable	57,721	(58,077)
Other receivables	(1,317,291)	(1,392,712)
Other receivables - shareholder	(146,149)	(4,026)
Inventories	(989,274)	(1,263,393)
Advances on inventory purchase	187,928	23,977
Change in liabilities:
Accounts payable	36,733	(380,096)
Other payables and accrued liabilities	298,787	705,131
Customer deposits	1,239,099	205,291
Taxes payable	547,273	253,737
Net cash provided by operating activities	7,309,632	475,524

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to plant and equipment	(3,830,236)	(148,267)
Proceed from disposal of fixed assets	9,393	-
Additions to intangible assets	(46,213)	(8,661)
Advances on equipment purchase	(5,672)	-
Net cash used in investing activities	(3,872,728)	(156,928)

CASH FLOWS FINANCING ACTIVITIES:
Restriced cash	(65,750)	1,915,646
Proceeds from note payable	-	(1,915,646)
Proceeds from short term loan	1,297,100	(92,693)
Payments on short term loan	(2,511,400)	-
Prceeds from employee loan	752,750
Payments on long term debt	(194,565)	295,794
Dividends paid to minority shareholders	(476,597)	-
Net cash (used in) provided by financing activities	(1,198,462)	203,101

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	41,654	13,617

INCREASE IN CASH	2,280,096	535,314

CASH, beginning of period	4,268,220	607,376

CASH, end of period	$6,548,316	$1,142,690

The accompanying notes are an integral part of these statements.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Common stock			Retained earnings		Accumulated other
			Additional Paid-in	Statutory		comprehensive
	Shares	Par value	capital	reserves	Unrestricted	income	Totals
BALANCE, December 31, 2005	19,234,942	$1,923	$(1,923)	$681,383	$(655,448)	$551,209	$577,144

Net income					2,689,319		2,689,319
Distribution to Up-Wing shareholder					(1,625,765)		(1,625,765)
Adjustment to statutory reserve				644,847	(644,847)		-
Foreign currency translation adjustments						206,778	206,778

BALANCE, June 30, 2006 (unaudited)	19,234,942	$1,923	$(1,923)	$1,326,230	$(236,741)	$757,987	$1,847,476

Acquisition of Shandog Missile			5,638,128				5,638,128
Proceeds from issuance of common stock	2,200,000	220	3,752,100				3,752,320
Net income					1,127,518		1,127,518
Adjustment to statutory reserve				873,350	(873,350)		-
Foreign currency translation adjustments						360,398	360,398

BALANCE, December 31, 2006	21,434,942	$2,143	$9,388,305	$2,199,580	$17,427	$1,118,385	$12,725,840

Net income					5,342,343		5,342,343
Adjustment to statutory reserve				1,324,226	(1,324,226)		-
Foreign currency translation adjustments						463,092	463,092

BALANCE, June 30, 2007 (unaudited)	21,434,942	$2,143	$9,388,305	$3,523,806	$4,035,544	$1,581,477	$18,531,275

The accompanying notes are an integral part of these statements.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

Note 1 – Organization background and principal activities

Principal Activities and Reorganization

GRC Holdings, Inc. (“GRC”) and its subsidiaries (the “Group”) are principally engaged in research, development, commercialization, manufacture and sale of human blood products to customers in the People’s Republic of China (the “PRC”). GRC was originally incorporated in 1992 under the laws of the State of Texas, as Shepherd Food Equipment, Inc. On November 20, 2000, Shepherd Food Equipment, Inc. changed its corporate name to Shepherd Food Equipment, Inc. Acquisition Corp., or Shepherd. Shepherd is the survivor of a May 28, 2003, merger between Shepherd and GRC Holdings, Inc. In the merger, the company adopted the Articles of Incorporation and By-Laws of GRC and changed its corporate name to GRC Holdings, Inc. Pursuant to a Board resolution, dated October 27, 2006, GRC, a Texas Corporation, converted to a Delaware Corporation and changed its name to China Biologic Products, Inc. (the “Company”). This Plan of Conversion became effective on January 10, 2007.

On July 18, 2006, the Company entered into a Share Exchange Agreement with Logic Express Ltd (“Logic Express”) and its stockholders. Upon the closing of the Share Exchange Agreement on July 19, 2006, Logic Express became a wholly-owned subsidiary of the Company and the former stockholders of Logic Express owned approximately 96.1% of the Company immediately prior to the private placement described below (the “Reverse Take-Over”). Consequently, the share exchange between the stockholders of Logic Express and the Company has been accounted for as a reverse acquisition of Logic Express with no adjustment to the historical basis of the assets and liabilities of Logic Express. The operations were consolidated as though the transaction occurred as of the beginning of the first accounting period presented in the accompanying consolidated financial statements.

Logic Express was incorporated on January 6, 2006 in the British Virgin Islands. Logic Express was established on April 17, 2006 for the purpose of acquiring a majority equity interest in Shandong Missile Biological Products Co., Ltd. (“Shandong Missile”) from Up-Wing Investment Limited (“Up-Wing”) an entity with identical stockholders. in preparation of its reverse merger with GRC and anticipated offering of securities. Logic Express and Up-Wing had identical stockholders at the date of transfer. The transfer of equity interests in Shandong Missile from Up-Wing to Logic Express (the “Transfer”) was accounted for as a reorganization under common control.

Up-Wing was incorporated on November 30, 1993 in Hong Kong. Up-Wing acquired an 82.76% equity interest in Shandong Missile, the operating company of the Group in two equity transactions as described below. Shandong Missile was established in the PRC on October 23, 2002 with a registered capital of approximately $9.7 million (or RMB80 million).

In accordance with the equity transfer agreement dated September 26, 2004 Up-Wing agreed to acquire 41% of registered capital (including the unpaid capital contribution) of Shandong Missile from the minority shareholder (i) for cash consideration of RMB8,000,000 and (ii) agreed to fund the minority shareholder’s unpaid capital amount of RMB26,400,000 to Shandong Missile. Up-Wing paid the RMB 8,000,000 on March 17, 2005 (the “March 2005 Acquisition”) and the unpaid

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

capital contribution amount of RMB26,400,000 on July 19, 2006. After completing the March 2005 Acquisition, Up-Wing held 11.94% of the paid-in capital and 41% of the voting rights of Shandong Missile.

On June 10, 2005, Up-Wing entered into a share transfer agreement with another shareholder to acquire an additional 49% of the registered capital of Shandong Missile for a consideration of RMB35,500,000. The acquisition became effective on September 2, 2005 upon approval by the Shandong Provincial Department of Foreign Trade and Economic Cooperation (the “September 2005 Acquisition”). As of December 31, 2006, Up-Wing owned an 82.76% interest in Shandong Missile.

The Company has accounted for the acquisition of the additional equity interest in Shandong Missile under the purchase method. The fair value of underlying net assets representing Up-Wing’s additional 82.76% of paid-in capital acquired in Shandong Missile exceeded Up-Wing’s purchase price, giving rise to negative goodwill. Such negative goodwill was allocated to reduce the purchase price allocated to certain long-lived assets. As a result of this acquisition, the Company held 82.76% of the registered capital of Shandong Missile and Shandong Missile became a subsidiary of the Company. The results of operations of Shandong Missile are consolidated in the financial statements of the Group from January 1, 2005.

On July 20, 2006, the Company fulfilled its commitment to fund a portion of the shortfall in registered capital of Shandong Missile by injecting additional capital of RMB26,400,000 (approximately $3,383,000) into Shandong Missile in the form of cash. On February 27, 2007, Shandong Missile changed its name to Shandong Taibang Biological products Co., Ltd.

The purchase price for the September 2005 Acquisition and July 2006 Acquisition represented the results of negotiations with the then stockholders, who were disadvantaged by the following conditions:

(1)      Because the share capital was not yet fully paid-up at that moment, Shandong Missile had insufficient working capital and liquidity to support its long term obligation; and

(2)      According to the Articles of Association, the RMB26,400,000 unpaid capital was to be contributed within six months from the formation of the joint venture by April 23, 2003. However, the then stockholder failed to fulfill the obligation. Pursuant to the PRC rules and regulations applicable to foreign invested enterprises, if the then stockholder failed to contribute the RMB26,400,000 by the specific date, their entire interest would be forfeited. Details of the fair value of the net assets of Shandong Missile consolidated on September 2, 2005 are as follows:

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

September 2, 2005

Currents assets	$14,009,255
Property, plant and equipment	5,210,970
Intangible assets	426,155
Total assets acquired	19,646,380

Curret liabilities	8,660,625
Long term liabilities	1,426,000
Total liabilities assumed	10,086,625

Total net assets	9,559,755
% acquired	82.76%
Net assets acquired	$7,911,653

Concurrent with the consummation of the Share Exchange Agreement with Logic Express, the Company completed a private placement of shares of common stock to a group of investors resulting in the issuance by the Company of 2,200,000 shares of its common stock and warrants to purchase 1,070,000 shares of common stock at $1.895 per share. Further, in connection with the private placement, two of the Company’s controlling stockholders sold 2,080,000 shares of common stock at $1.895 per share to the same group of investors. A portion of the proceeds of the new issuance was used to pay for the outstanding capital contribution of RMB26,400,000 of Shandong Missile.

In connection with the Share Exchange Agreement, the Company, pursuant to a registration rights agreement entered into with the investors, agreed to file within 45 days of the closing date of the Share Exchange Agreement a registration statement registering for resale the shares issued to the investors in the private placement. The Company failed to file this registration statement within the time period prescribed by the registration rights agreement and recognized in general and administrative expenses an amount of $811,060 (RMB6,353,114) at December 31, 2006 for the full amount of liquidated damages.

In conjunction with this private placement, Ms. Li Lin Ling and Ms. Chan Siu Ling, the controlling stockholders and directors of the Company, placed an aggregate 4,280,000 shares of common stock in escrow, pursuant to a share escrow agreement dated July 19, 2006, which was amended on February 16, 2007, March 27, 2007 and April 2, 2007 (the “Escrow Agreement”), pursuant to which one half of the escrowed shares are to be released to the investors in the private placement on a pro rata basis if the audited consolidated financial statements of the Company prepared in accordance with US generally accepted accounting principles (GAAP) do not reflect at least after-tax net income of at least $4,819,000 or after-tax net income before minority interest of $5,823,000 for the fiscal year ended December 31, 2006; and if the audited consolidated financial statements of the Company prepared in accordance with US GAAP do not reflect at least an after-tax net income of $8,302,000 or after-tax net income before minority interests of $10,031,000 for the fiscal year ending December 31, 2007, the second half of the escrow shares will be distributed on a pro rata basis to the investors. Pursuant to the Escrow Agreement, (i) liquidated damages accrued according to the registration rights agreement; (ii) gain or loss on change in fair value of warrants; and (iii) stock-based compensation charge

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

arising from transferring of shares from stockholders to senior management, are not deemed to be an income or expense item in calculating the after-tax net income for the purpose of the Escrow Agreement. If such performance thresholds are met, the shares are to be returned to Ms Li Lin Ling and Ms Chan Siu Ling.

Management determined that the threshold for the year ended December 31, 2006 has been met.

Acquisition of plasma stations in Shandong Province

In the second half of 2006, Shandong Missile entered into an asset transfer agreement with the Shandong Provincial government to acquire certain assets of five plasma stations in Shandong Province. The total consideration of $2,472,846 for the acquisition was determined based on independent valuations performed by qualified valuation experts registered in the PRC was paid in 2006. These acquisitions are not considered business combinations under Regulation S-X Article 11.

The operating licenses of the plasma stations started on January 1, 2007. The net assets of the plasma stations are included in the Company’s consolidated financial statements. All sales from the plasma companies are intercompany sales and are eliminated in the Company’s consolidated financial statement.

Acquisition of plasma stations in Guangxi Province

In January 2007, Shandong Missile entered into letters of intent to acquire two plasma stations in Guangxi Province for 100% and 80% interest respectively. The total consideration of $741,104 for the acquisition was determined based on independent valuation performed by qualified valuation experts recognized in the PRC. The net assets of the plasma stations are included in the Company’s consolidated financial statement. No operation has occurred as of June 30, 2007. These acquisitions are not considered business combinations under Regulation S-X Article 11.

Establishment of own distribution company

In September 2006, Shandong Missile applied to establish a wholly owned subsidiary “Shandong Missile Medical Co., Ltd.” (“Shandong Medical”) with registered capital of $384,600 and the capital was fully paid on March 1, 2007. A distribution license of biological products, except for vaccine, was obtained from the Shandong Food and Drug Authority on February 7, 2007 for a license period of 5 years from the date of obtaining the license. The registration of Shandong Missile was ultimately approved by Shandong Provincial Department of Foreign Trade and Economic Cooperation on July 4, 2007 and Shandong Medical was formally registered on July 19, 2007. The scope of business is wholesale of biological products, except vaccine, with a license period of 25 years from the date of registration. As of June 30, 2007, Shandong Medical has not yet commenced operations.

Note 2 – Summary of significant accounting policies

The reporting entity

The consolidated financial statements of the Company reflect the activities of the parent and the following subsidiaries.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

Subsidiaries		Percentage of
		Ownership
Logic Express Ltd.	British Virgin Islands	100%
Shandong Missile Biologic Products., Ltd	The People's Republic of China	82.76%
Xia Jin Plasma Company	The People's Republic of China	82.76%
He Ze Plasma Company	The People's Republic of China	82.76%
Yang Gu Plasma Company	The People's Republic of China	82.76%
Zhang Qiu Plasma Company	The People's Republic of China	82.76%
Qi He Plasma Company	The People's Republic of China	82.76%
Huan Jiang Plasma Company	The People's Republic of China	82.76%
Fang Cheng Plasma Company	The People's Republic of China	66.21%
Shandong Medical Company	The People's Republic of China	82.76%

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All material intercompany transactions and balances have been eliminated in the consolidation.

The Reverse Take-Over has been accounted for as a reverse acquisition of Logic Express with no adjustment to the historical basis of the assets and liabilities of Logic Express. The operations were consolidated as though the transaction occurred as of the beginning of the first accounting period presented in the accompanying consolidated financial statements.

Because Logic Express and Up-Wing were under common control, the Transfer has been accounted for as a business combination similar to a pooling-of-interests. Consequently, the consolidated financial statements of the Company include the accounts of Logic Express and Up-Wing at their historical amounts and the financial statements and results of Shandong Missile as though it had been acquired at the beginning of 2005.

Foreign currency translation

The reporting currency of the Company is the US dollar. The Company’s principal operating subsidiaries established in the PRC uses their local currency, Renminbi (RMB), as their functional currency. Results of operations and cash flows are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statements of stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders’ equity and amounted to $1,581,477 and $1,118,385 as of June 30, 2007 and December 31, 2006, respectively. The consolidated balance sheet amounts with the exception of equity at June 30, 2007 and December 31, 2006 were translated at 7.60 RMB to $1.00 USD and 7.80 RMB, respectively. The equity accounts were stated at their historical rate. The average translation rates applied to

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

consolidated statements of income and cash flows for the six months ended June 30, 2007 and 2006 were 7.71 RMB, 8.02 RMB, respectively.

Revenue recognition

The Company recognizes revenue when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable, which are generally considered to be met upon delivery and acceptance of products at the customer site. Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company’s products sold in the PRC are subject to a Chinese value-added tax at a rate of 6% of the gross sales price or at a rate approved by the Chinese local government.

Shipping and handling

Shipping and handling costs related to costs of goods sold are included in selling, general and administrative costs and totaled $52,812 and $11,145 for the six months ended June 30, 2006 and 2005, respectively.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. For example, management estimates potential losses on outstanding receivables. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

Financial instruments

Statement of Financial Accounting Standards No. 107 (SFAS 107), “Disclosures about Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable, accrued liabilities and loans to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

Cash and concentration of risk

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within PRC, Hong Kong and the United States. Certain financial instruments, which subject the Company to concentration of credit risk, consist of cash. The Company maintains cash balances at financial institutions which, from time to time, may exceed Federal Deposit Insurance Corporation insured limits for the banks located in the United States. Balances at financial institutions or state owned banks within the PRC are not covered by insurance. Total cash (excluding restricted cash balances) in state-owned banks at June 30, 2007 and December 31, 2006 amounted to $6,614,066 and $4,268,220, respectively, of which no

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

The Company has restricted cash amounts to $65,750 and $0 as of June 30, 2007 and December 31, 2006, respectively.

Accounts receivable

The Company’s business operations are conducted in PRC. During the normal course of business, the Company extends unsecured credit to its customers. Accounts receivable, outstanding at June 30, 2007 and December 31, 2006 amounted to $3,407,481 and $3,775,387, respectively. Management reviews its accounts receivable on a regular basis to determine if the allowance for doubtful accounts is adequate. An estimate for doubtful accounts is made when collection of the full amount is no longer probable.

Trade accounts receivable at June 30, 2007 and December 31, 2006 consist of the following:

	2007	2006
Trade accounts receivable	$4,567,808	$4,906,596
Less: Allowance for doubtful accounts	(1,160,327)	(1,131,209)
Totals	$3,407,481	$3,775,387

The activity in the allowance for doubtful accounts for trade accounts receivable for the six months ended June 30, 2007 and year ended December 31, 2006 is as follows:

	June 30,	December 31,
	2007	2006
Beginning allowance for doubtful accounts	$1,131,209	$1,107,552
Additions charged to bad debt expense	29,118	37,514
Write-off charged against the allowance		(13,857)
Ending allowance for doubtful accounts	$1,160,327	$1,131,209

Inventories

Inventories are stated at the lower of cost or market using the weighted average basis and consist of the following at June 30, 2007 and December 31, 2006:

	2007	2006
Raw materials	$1,673,883	$1,740,333
Work-in-progress	4,803,318	3,261,175
Finished goods	800,553	1,115,853
Total	$7,277,754	$6,117,361

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

The Company reviews its inventory periodically for possible obsolete goods or to determine if any reserves are necessary for potential obsolescence. As of June 30, 2007 and December 31, 2006, the Company has determined that no reserves are necessary.

Property and equipment

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets with 5% residual value. Depreciation expense for the six months ended June 30, 2007 and 2006 amounted to $417,406 and $196,245 respectively.

Estimated useful lives of the assets are as follows:
	Estimated	Useful Life
Buildings	30	years
Machinery and equipment	10	years
Furniture, fixtures and office equipment	5-10	years

Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities. No depreciation is provided for construction in progress until such time as the assets are completed and placed into service. Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and betterment to property and equipment are capitalized.

The Company periodically evaluates the carrying value of long-lived assets in accordance with SFAS 144. When estimated cash flows generated by those assets are less than the carrying amounts of the asset, the Company recognizes an impairment loss. Based on its review, the Company believes that, as of July 30, 2007, there were no significant impairments of its long-lived assets.

Plant and equipment consist of the following at June 30, 2007 and December 31, 2006:

	2007	2006
Building and improvements	$3,854,905	$3,459,449
Production equipment	5,976,437	4,919,590
Furniture, fixtures and office equipment	947,772	120,228
	10,779,114	8,499,267
Accumulated depreciation	(1,690,874)	(1,172,878)
	9,088,240	7,326,389
Construction in progress	1,987,268	111,379
Totals	$11,075,508	$7,437,768

Interest expense of $22,936 and $52,930 was capitalized into construction in progress for the years ended June 30, 2007 and December 31, 2006, respectively.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

Intangible assets

Intangible assets are stated at cost (estimated fair value upon contribution or acquisition), less accumulated amortization and impairment. Amortization expense is recognized on the straight-line basis over the estimated useful lives of the assets as follows:

Intangible assets	Estimated useful lives
Land use right	50 years
Permits and licenses	5-10 years
Blood donor network	10 years

Given the environment in which the Group currently operates, it is reasonably possible that the estimated economic useful lives of these assets or the Group’s estimate that it will recover their carrying amounts from future operations could change in the future.

All land in the PRC is owned by the government and cannot be sold to any individual or company. However, the government grants the user a “land use right” (the Right) to use the land. The Company has the right to use various parcels of land that range from 50 years in length. The Company amortizes the cost of the land use rights over their useful life using the straight-line method.

Other intangible assets represent permits, licenses and Good Manufacturing Practice Certificates contributed in return for equity upon the establishment of Shandong Missile in 2002. Contributed rights include those necessary to manufacture and distribute human blood products in the PRC market as authorized by the relevant PRC authorities. The estimated useful life of the contributed rights is 5-10 years

Intangible assets of the Company are reviewed annually or more often if circumstances dictate, to determine whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of June 30, 2007, the Company expects these assets to be fully recoverable.

Total amortization expense for the years ended June 30, 2007 and 2006 amounted to $23,686 and $21,078 respectively.

Intangible assets consisted of the following:

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

	June 30, 2007	December 31, 2006

Land use rights	$473,434	$461,554
Permits and licenses	216,220	205,120
Blood donor network	145,102	137,793
Others	103,817	71,708
Totals	938,573	876,175
Accumulated amortization	(179,242)	(158,164)
Intangible assets, net	$759,331	$718,011

Revenues

The Group’s revenue is primarily derived from the manufacture and sale of human blood products. The Group’s revenue by significant types of product for the six months ended June 30, 2007 and 2006 is as follows:

	2007	2006
Human Albumin	$12,097,301	$7,298,022
Human Hepatitis B Immunoglobulin	721,703	446,209
Human Immunoglobulin for Intravenous
Injection	763,936	387,633
Human Rabies Immunoglobulin	2,417,397	729,704
Human Tetanus Immunoglobulin	437,517	188,792
Others	66,057	17,341
Totals	$16,503,911	$9,067,701

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs amounted to $221,635 and $180,634 for the six months ended June 30, 2007 and 2006, respectively.

Retirement and Other Post retirement Benefits

Contributions to retirement schemes (which are defined contribution plans) are charged to the statement of operations as and when the related employee service is provided.

Warranty Costs

The Group records a liability required for specific product quality assurance under warranty when sales are made. Based on the history of actual warranty claims, the Company has not recognized a liability for warranty claims for the years ended June 30, 2007 and December 31, 2006.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

Income taxes

The Company has adopted Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109). SFAS 109 requires the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consist of taxes currently due plus deferred taxes. Since the Company had no operations within the United States there is no provision for US taxes and there are no deferred tax amounts at June 30, 2007 and December 31, 2006.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when they related to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

Recently issued accounting pronouncements

In July, 2006, the Financial Accounting Standard Board (“FASB”) issued FASB Interpretations No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions taken or expected to be taken in a return. FIN 48 provides guidance on the measurement, recognition, classification and disclosure of tax positions, along with accounting for the related interest and penalties. FIN 48 is effective for fiscal years beginning after December 15, 2006, and is to be applied to all open tax years as of the date of effectiveness. The adoption of FIN 48 did not have a material impact on the consolidation financial statements.

In September 2006, FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption permitted. The Company does not expect the adoption of SFAS No. 157 to have a material impact on the consolidated financial statements.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

In September 2006 the Securities and Exchange Commission (“SEC”) issued SAB 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 is effective for the Company’s fiscal year ended December 31, 2006, with early application encouraged. The adoption of SAB 108 did not have a material impact on the consolidated financial statements.

In December 2006, FASB issued FSB EITF 00-19-2, Accounting for Registration Payment Arrangements, which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognised and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. The FSB EITF 00-19-2 is effective immediately for new and modified registration payment arrangements entered into after December 21, 2006, and beginning in the fiscal year ended December 31, 2007 for any such instruments entered into before that date. As the Company failed to file the registration statement within the time period prescribed by the registration rights agreement, the full amount of liquidated damages of US$811 (RMB6,330) was recognized in general and administrative expenses in the year ended December 31, 2006.

In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of SFAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 will be effective in the first quarter of fiscal 2009. The Company is evaluating the impact that this statement will have on its consolidated financial statements.

In June 2007, FASB issued FASB Staff Position No. EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. Management is currently evaluating the effect of this pronouncement on financial statements.

Note 3 - Supplemental disclosure of cash flow information

Income taxes paid for the periods ended June 30, 2007 and 2006, amounted to $743,113 and $509,209, respectively.

Interest paid (net of capitalized interest) the periods ended June 30, 2007 and 2006, amounted to $55,714 and $117,111 respectively.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

Non cash financing activities including warrants granted to placement agent in 2006 which is valued at $728,456 at grant date.

Note 4 – Related party transactions

Related Party Transactions

The material related party transactions undertaken by the Company with related parties during the periods presented are as follows:

Amount Due from:	Purpose	June 30, 2007	Decmeber 31,2006
Shareholders (1)	Advances	$223,059	$-

Amount Due to:	Purpose	June 30, 2007	Decmeber 31,2006
Minority shareholder	Loan	$693,156	$675,761
of subsidiary (2)

(1) The Company’s shareholders advanced totaled of $223,059 as of June 30, 2007 as short term advance. The advance was unsecured, non-interest bearing and is expected to be repaid either in form of cash or services.

(2) Dividend of $675,761 was borrowed from its minority shareholder for operation purpose, the loan is borrowed at annual interest rate of 6%. This amount is expected to be repaid by the Company in form of cash.

Note 5 – Prepayments

Prepayments represent partial payments for deposits on raw material purchases and amounted to $541,031 and $713,194 as of June 30, 2007 and December 31, 2006, respectively.

Prepayments – non-current represent partial payments for deposits on plant and equipment purchases and amounted to $804,150 and $778,364 as of June 30, 2007 and December 31, 2006, respectively.

Note 6 – Debt

Other payables and accruals

Other payables and accruals at June 30, 2007 and December 31, 2006 consist of the following:

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

	2007	2006
	USD	USD

Other payables	$892,991	$426,517
Accruals for salaries and welfare	105,417	217,526
Accruals for RTO expenses	237,526	387,897
Accruals for late filling	811,060	811,060
Accruals for selling expenses	152,953	-
Others	25,624	31,973
Totals	$2,225,571	$1,874,973

Short term loans

Short term loans represent amounts due to various banks which are normally due within one year, and these loans can be renewed with the banks.

The Company’s short term bank loans as of June 30, 2007 and December 31, 2006 consisted of the following:

	June 30, 2007	December 31, 2006
Bank loans, secured by buildings and land use
rights (note (a))	$1,315,000	$1,282,000
Bank loans, unsecured	-	1,282,000
Total	$1,315,000	$2,564,000

(a) The short-term bank loans bear interest of 6.14% to 5.85% as of June 30, 2007 and December 31, 2006, respectively.

The loans are secured by buildings and land use rights with carrying values as follows:

	June 30, 2007	December 31, 2006
Buildings	$1,311,254	$1,250,174
Land use rights	294,105	287,045
Total	$1,605,359	$1,537,219

Employee loan

One of the Company’s subsidiaries, “Zhang Qiu Plasma Company” has employee loan of $763,138 as of June 30, 2007. The loan was borrowed in late May of 2007 at annual interest rate of 6%.

Other payable - land use rights

In July 2003, Shandong Missile obtained certain land use rights from the PRC municipal government. Shandong Missile is required to make payments totaling RMB138,848 per year to the local state-owned entity, for the 50 year life of the rights or until Shandong Biologic Institute

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

completes its privatization process. The Company recorded “land use rights” equal to “other payable – land use rights” totaling $294,105 and $287,045 as of June 30, 2007 and December 31, 2006 determined using present value of annual payments over 50 years.

Other Long term loans

Long term loans represent amounts due to the Department of Health. The loan was unsecured, interest free and had no fixed terms of repayment.

Note 7 - Earnings Per Share

Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding and dilutive potential common shares outstanding during the period.

In accordance with SFAS No. 128 “Earnings Per Share”, basic net income per share available is computed by dividing net income by the number of shares outstanding as if the shares issued in the reverse merger as described in Note 1 had occurred at the beginning of the earliest period presented and such shares had been outstanding for all periods. There are no potentially dilutive shares as at June 30, 2007 and 2006.

	June 30, 2007	June 30, 2006
Net income for earnings per share	$5,342,343	$2,689,319

Weighted average shares used in basic
computation	21,434,942	19,234,942
Diluted effect of warrants	-	-
Weighted average shares used in diluted
computation	21,434,942	19,234,942

Basic and diluted earnings per share	$0.25	$0.14

Note 8 – Income taxes

The Company is governed by the Income Tax Law of PRC concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the Income Tax Laws). Under the Income Tax Laws, foreign investment enterprises (FIE) generally are subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income as reported in their statutory financial statements after appropriate tax adjustments unless the enterprise is located in specially designated regions of cities for which more favorable effective tax rates apply. Upon approval by the PRC tax authorities, FIE’s scheduled to operate for a period of 10 years or more and engaged in manufacturing and production may be exempt from income taxes for two years, commencing with their first profitable year of operations, after taking into account any losses brought forward from prior years, and thereafter with a 50% exemption for the next three years.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

In 2002, the Company became a Sino-foreign joint venture. In 2003, the Company was granted by the state government for benefit of income tax exemption in first 2 years from January 2003 to December 2004 and 50% exemption for the third to fifth years from January 2005 to December 2007.

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law will replace the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”).

The key changes are:

a.	The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs, except for High Tech companies who pays a reduced rate of 15%; and

b.

Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of the next 5 years or until the tax holiday term is completed, whichever is sooner. These companies will pay the standard tax rate as defined in point “a” above during the grace period.

The Company’s subsidiary, Shandong Missile, was established before March 16, 2007 and therefore is qualified to continue enjoying the reduced tax rate as described above. Since the detailed guidelines of the new tax law is not publicized yet, the Company cannot determined what the new tax rate will be applicable to the Company after the end of their respective tax holiday terms.

The Company was granted by the local government for benefit of income tax exemption for the fiscal year ended December 31, 2003 through 2006 for making purchases on local equipment.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the period ended June 30, 2007 and 2006:

	2006	2005
U.S. Statutory rates	35.0%	35.0%
Foreign income	(35.0)	(35.0)
China taxe rates	33.0	33.0
China income tax exemption	(18.0)	(18.0)
Effective income tax rates	15.0%	15.0%

The estimated tax savings due to the tax exemption for the years ending June 30, 2007 and 2006 amounted to $1,271,689 and $719,360, respectively.

Value Added Tax

Enterprises or individuals who sell products, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax in accordance with Chinese laws. The value added tax rate applicable to the Company is 6% of the gross sales price. No credit is available for VAT paid on the purchases.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

VAT on sales amounted to $1,057,596 and $540,352 for the six months ended June 30, 2007 and 2006 respectively. Sales are recorded net of VAT collected and paid as the Company acts as an agent for the government. VAT taxes are not impacted by the income tax holiday.

Taxes payable consisted of the followings:
	June 30, 2007	December 31, 2006
VAT tax payable	$184,506	$212,688
Income tax payable	500,339	(83,872)
Others misc tax payable	11,741	9,387
	$696,586	$138,203

Note 9 – Dividends

Before April 2006, prior to Logic Express acquiring a majority equity interest in Shandong Missile from Up-Wing. Up-Wing made a distribution amounted to $ 2,909,516.

Note 10 – Commitments and Contingent liabilities

Capital commitments

Capital commitments outstanding as of June 30, 2007 and December 31, 2006 not provided for in the financial statements were as follows:

	2007	2006
Property and equipment , net yet received	$ 2,474,655	$ 158,000

Contingencies

In the normal course of business, the Group is exposed to claims related to the manufacture and use of the Group’s products, but currently the Group is not aware of any such claim.

Legal proceedings

In July 2006, one of our sales employees misappropriated our goods and resold them to other parties using a counterfeited Company seal. The amount involved was approximately RMB1.16 million (approximately $0.15 million). The incident was revealed during a routine reconciliation of our account receivables. We reported the misappropriation to the police and the employee was arrested and criminal charges were brought against him. To date, we have recovered RMB350,000 in cash and goods of valued at approximately RMB30,000 (altogether, approximately $0.05 million). The balance will be recouped on or before the end of 2007, pursuant to a financial guarantee and repayment agreement between us and the employee witnessed by officials at the Tai An City Police Station.

In 2006, Missile Engineering, which is controlled by Mr. Du Zu Ying, applied for arbitration in China International Economic and Trade Arbitration Commission (“CIETAC”) to challenge the

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

effectiveness of the transfer of the shares he formerly owned in Shandong Missile. The arbitration was dismissed in April 2006. We believe that all necessary approvals and documentation were obtained at the time of transfer and have initiated legal action in China intending to restrain Mr. Du from seeking to resolve his differences with us by means other than arbitration, the agreed-upon method of conflict resolution at the time of the transfer.

In December 2006, we brought separate legal action in Tai Shan District Court in Shandong Province against Mr. Du for defamation in connection with his tortious comments regarding Shandong Taibang. We sought to enjoin Mr. Du from such conduct as well as damages of approximately $3,000. The outcome of this matter is not expected to have a material adverse effect on our business, financial condition or results of operations.

On February 5, 2007, our subsidiary Shandong Taibang received a summons from the District Court of Hong Qi District, Xin Xiang City, Henan Province, regarding an ongoing dispute with Hua Lan Biological Engineering Co Ltd., or Hua Lan, the plaintiff, pursuant to which Hua Lan alleges that Feng Lin, the principal of the Bobai Kangan Plasma Collection Co. Ltd., or Bobai, and Keliang Huang established the Bobai Plasma Collection Station in Bobai County, Guangxi, using a permit for collecting and supplying human plasma in Bobai County, that was granted to Hua Lan by the government of the Guangxi region, without Hua Lan’s permission. On January 18, 2007, we had signed a letter of intent to acquire the Bobai Plasma Collection Station from Bobai. However, on January 29, 2007, on Hua Lan’s motion, the District Court entered an order to freeze funds in the amount of RMB3,000,000 held by the defendants in the case, including RMB 500,000 in funds held in Shandong Taibang’s bank account in Taian City, and Shandong Taibang was joined as a third party defendant. The first hearing in the foregoing matter was scheduled to be held before the District Court in March 2007 but was suspended to allow the defendants to enter a plea to the Henan Provincial Court requesting clarification regarding whether the District Court has proper jurisdiction when the act of infringement and all defendants are not in Henan Province. A hearing was held on June 25, 2007 and judgment was entered against the defendants. There was no financial judgment on us and the RMB500, 000 has been released, however, we have appealed the judgment to the high court. Other than the place of jurisdiction, we cannot make any comment on the validity of the franchise agreement between Bobai and Hua Lan. If Hua Lan prevails in this case then we may not be able to acquire Bobai. However, management does not expect our inability to acquire Bobai to have a material adverse effect on our business, financial condition or results of operations as Bobai is only a small station.

Note 11 – Stockholders’ equity

GRC implemented a reverse stock split at 1 for 20 reverse split to reduce the number of issued and outstanding shares of common stock to 750,227 immediately before issuing 18,484,715 shares of common stock to the stockholders of Logic Express. The reverse stock split did not change the par value ($0.0001) of the common stock.

On July 19, 2006, the Company entered into a securities purchase agreement with accredited investors and completed the sale of 2,200,000 of the Company’s common stock and common stock purchase warrants.

In connection with the offering, the Company paid a placement fee of 10% of the proceeds in cash, together with other expenses in the amount of 3% of the proceeds, in cash. In addition,

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

the placement agent was issued warrants to purchase 66,154 shares of common stock on the same terms and conditions as the investors.

Warrant

Concurrent with the private placement, GRC issued 1,070,000 units of warrant with exercise price at $2.8425 per share (“Investor Warrant”) to investors. The warrants issued to the new investors have a 5-year term and shall be callable by the Company if the shares trade at 160% of the exercise price for 15 consecutive trading days after the registration statement has been effective for 45 days.

On July 28, 2006, GRC also issued 214,000 warrants with exercise price at $2.8425 (“Placement Agent Warrant”) to Lane Capital Markets, LLC, the exclusive placement agent and financial advisor, for no purchase price. These warrants have a 5-year term and are non-callable.

The warrants are accounted for as equity under SFAS 133 and EITF 00-19

			Weighted	Average
	Warrants	Warrants	Average Exercise	Remaining
	Outsanding	Exercisable	Price	Contractual Life
Outstanding, December
31, 2006	1,284,000	1,284,000	$2.84	4.46
Granted
Forfeited	-	-	-	-
Exercised	-	-	-	-

Outstanding, June 30,
2007	1,284,000	1,284,000	$2.84	4.03

Note 12 – Statutory reserves

In accordance with the “Law of the PRC on Joint Ventures Using Chinese and Foreign Investment” and the Company’s Articles of Association, appropriations from net profit should be made to the Reserve Fund, the Staff and Workers’ Bonus and Welfare Fund and the Enterprise Expansion Fund, after offsetting accumulated losses from prior years, and before profit distributions to the investors. The percentages to be appropriated to the Reserve Fund, the Staff and Workers’ Bonus and Welfare Fund and the Enterprise Expansion Fund are determined by the Board of Directors of the Company.

Reserve fund

For the six months ended June 30, 2007 and 2006, the Company transferred US$662,113 and US$322,424 respectively. Amounts represent 10% of the net income determined in accordance with PRC accounting rules and regulations. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing stockholders in proportion to their shareholding or by increasing the par value of the shares

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Enterprise expansion fund

The enterprise fund may be used to acquire fixed assets or to increase the working capital to expend on production and operation of the business. For the six months ended June 30, 2007 and 2006, the Company transferred US$662,113 and US$322,424, respectively. Amounts represent 10% of the net income determined in accordance with PRC accounting rules and regulations.

Note 13 – Retirement benefit plans

Regulations in PRC require the Company to contribute to a defined contribution retirement plan for the benefit of all permanent employees. All permanent employees are entitled to an annual pension equal to their basic salaries at retirement. The PRC government is responsible for the benefit liability to these retired employees. The Company is required to make contributions to the state retirement plan at 20% of the monthly basic salaries of the current employees. For the six months ended June 30, 2007 and 2006, the Company made pension contributions in the amount of $ 56,530 and $54,677 respectively.

Note 14 – Current vulnerability due to certain concentrations

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company’s major product, human albumin, accounted for 71% and 76% of total revenues for six months ended June 30, 2007 and 2006, respectively. If the market demands for human albumin cannot be sustained in the future or upon decrease in price of human albumin, it would adversely affect the Group’s operating results.

All of the Group’s customers are located in the PRC. As of December 31, 2006 and 2005, the Group had no significant concentration of credit risk, except for the amounts due from related parties. There were no customers that individually comprised 10% or more of revenue in the periods presented.

There were no customers that individually comprised 10% or more of the gross trade accounts receivable at June 30, 2007 and December 31, 2006 or 10% or more of revenue in the periods presented. The Group performs ongoing credit evaluations of its customers’ financial condition

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

and, generally, requires no collateral from its customers.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
China Biologic Products, Inc. and subsidiaries

We have audited the accompanying consolidated balance sheets of China Biologic Products, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income and other comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Biologic Products, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
September 4, 2007

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2006 AND 2005

A S S E T S
	2006	2005

CURRENT ASSETS:
Cash	$4,268,220	$607,376
Restricted cash	-	1,860,000
Accounts receivable, net of allowance for doubtful accounts of $1,131,209
and $1,107,552 as of December 31, 2006 and December 31, 2005, respectively	3,775,387	2,200,138
Notes receivable	81,407	19,840
Other receivables	584,931	1,067,116
Inventories	6,117,361	3,564,482
Advances on inventory purchases	713,194	381,072
Total current assets	15,540,500	9,700,024

PLANT AND EQUIPMENT, net	7,437,768	5,367,691

OTHER ASSETS:
Advances on equipment purchases	778,364	175,577
Intangible assets	718,011	438,237
Total other assets	1,496,375	613,814

Total assets	$24,474,643	$15,681,529

L I A B I L I T I E S A N D S H A R E H O L D E R S' E Q U I T Y

CURRENT LIABILITIES:
Accounts payable	$2,412,440	$849,436
Short term loans - bank	2,564,000	3,720,000
Short term loan - shareholder	675,761	1,872,087
Note payable	-	1,860,000
Other payables and accrued liabilities	1,874,973	1,314,726
Other payable - land use right	287,045	278,839
Dividend payable	476,597	1,495,605
Customer deposits	370,297	353,831
Taxes payable	138,203	364,263
Total current liabilities	8,799,316	12,108,787

Long term liabilities	641,000	1,302,001

Total liabilities	9,440,316	13,410,788

MINORITY INTEREST	2,308,487	1,693,597

SHAREHOLDERS' EQUITY:
Common stock, $0.0001 par value, 100,000,000 shares authorized, 21,434,942 and
19,234,942 shares issued and outstanding at December 31, 2006 and 2005, respectively	2,143	1,923
Paid-in-capital	9,388,305	(1,923)
Retained earnings	17,427	(655,448)
Statutory reserves	2,199,580	681,383
Accumulated other comprehensive income	1,118,385	551,209
Total shareholders' equity	12,725,840	577,144

Total liabilities and shareholders' equity	$24,474,643	$15,681,529

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these statements.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

REVENUES	$22,230,570	$11,558,708
COST OF SALES	9,601,605	6,205,685
GROSS PROFIT	12,628,965	5,353,023
OPERATING EXPENSES
Selling expenses	1,783,302	824,153
General and administrative expenses	4,065,903	1,638,227
Research and development expenses	594,750	362,424
TOTAL OPERATING EXPENSES	6,443,955	2,824,804
INCOME FROM OPERATIONS	6,185,010	2,528,219
OTHER EXPENSES
Finance expense	185,578	103,505
Other expense (income)	128,259	(72,886)
TOTAL OTHER EXPENSES	313,837	30,619
INCOME BEFORE PROVISION FOR INCOME TAXES
AND MINORITY INTEREST	5,871,173	2,497,600

PROVISION FOR INCOME TAXES	750,095	405,101

NET INCOME BEFORE MINORITY INTEREST	5,121,078	2,092,499

LESS MINORITY INTEREST	1,304,241	782,813

NET INCOME	3,816,837	1,309,686

FOREIGN CURRENCY TRANSLATION GAIN	567,176	551,209

OTHER COMPREHENSIVE INCOME	$4,384,013	$1,860,895

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF SHARES	21,434,942	19,234,942

BASIC AND DILUTED EARNINGS PER SHARE	$0.18	$0.07

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these statements.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Common stock			Retained earnings		Accumulated other
			Additional Paid-in	Statutory		comprehensive
	Shares	Par value	capital	reserves	Unrestricted	income	Totals

BALANCE, December 31, 2004	19,234,942	$1,923	$(1,923)	$169,899	$(169,899)	$-	$-

Foreign currency translation adjustments						551,209	551,209
Net income					1,309,686		1,309,686
Distribution to Up-Wing Shareholder					(1,283,751)		(1,283,751)
Adjustment to statutory reserve				511,484	(511,484)		-

BALANCE, December 31, 2005	19,234,942	$1,923	(1,923)	$681,383	$(655,448)	$551,209	$577,144

Acquisition of Shandang Missile			5,638,128				5,638,128
Proceeds from issuance of common stock	2,200,000	220	3,752,100				3,752,320
Net income					3,816,837		3,816,837
Distribution to Up-Wing Shareholder					(1,625,765)		(1,625,765)
Adjustment to statutory reserve				1,518,197	(1,518,197)		-
Foreign currency translation adjustments						567,176	567,176

BALANCE, December 31, 2006	21,434,942	$2,143	$9,388,305	$2,199,580	$17,427	$1,118,385	$12,725,840

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these statements.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,816,837	$1,309,686
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
Minority Interest	1,304,241	782,813
Depreciation	404,003	351,584
Amortization	42,479	21,978
Loss on disposal of equipment	-	18,082
Allowance for doubtful accounts	23,172	430,489
Change in assets:
Accounts receivable	(1,483,514)	(53,748)
Notes receivable	(59,646)	258,643
Other receivables	(75,750)	(336,530)
Other receivables - shareholder	-	297,473
Inventories	(2,382,252)	(1,088,322)
Advances on inventory purchase	(283,586)	(316,784)
Change in liabilities:
Accounts payable	1,502,760	122,336
Other payable - related party	-	(2,974,228)
Other payables and accrued liabilities	515,245	705,131
Customer deposits	4,389	205,291
Taxes payable	(233,507)	253,737
Net cash provided by (used in) operating activities	3,094,871	(12,369)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment to original shareholders	-	(782,208)
Additions to plant and equipment	(2,648,482)	(387,929)
Additions to intangible assets	(262,629)	(215,620)
Advances on equuipment purchase	(605,854)	(110,010)
Net cash used in investing activities	(3,516,965)	(1,495,767)

CASH FLOWS FINANCING ACTIVITIES:
Restriced cash	1,860,000	(1,833,000)
Proceeds from stock issuance	3,752,100	-
Proceeds from note payable	-	1,833,000
Payments on notes payable	(1,883,550)	-
Proceeds from short term loan	2,511,400	3,666,600
Payments on short term loan	(1,541,034)	(1,761,600)
Payments on long term debt	(647,441)	(89,499)
Dividends paid to minority shareholders	-	(339,194)
Net cash provided by financing activities	4,051,475	1,476,307

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	31,463	96,083

INCREASE IN CASH	3,660,844	64,254

CASH, beginning of year	607,376	543,122

CASH, end of year	$4,268,220	$607,376

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these statements.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Note 1 – Organization background and principal activities Principal Activities and Reorganization

GRC Holdings, Inc. (“GRC”) and its subsidiaries (the “Group”) are principally engaged in research, development, commercialization, manufacture and sale of human blood products to customers in the People’s Republic of China (the “PRC”). GRC was originally incorporated in 1992 under the laws of the State of Texas, as Shepherd Food Equipment, Inc. On November 20, 2000, Shepherd Food Equipment, Inc. changed its corporate name to Shepherd Food Equipment, Inc. Acquisition Corp., or Shepherd. Shepherd is the survivor of a May 28, 2003, merger between Shepherd and GRC Holdings, Inc. In the merger, the company adopted the Articles of Incorporation and By-Laws of GRC and changed its corporate name to GRC Holdings, Inc. Pursuant to a Board resolution, dated October 27, 2006, GRC, a Texas Corporation, converted to a Delaware Corporation and changed its name to China Biologic Products, Inc. (the “Company”). This Plan of Conversion became effective on January 10, 2007.

On July 18, 2006, the Company entered into a Share Exchange Agreement with Logic Express Ltd (“Logic Express”) and its stockholders. Upon the closing of the Share Exchange Agreement on July 19, 2006, Logic Express became a wholly-owned subsidiary of the Company and the former stockholders of Logic Express owned approximately 96.1% of the Company immediately prior to the private placement described below (the “Reverse Take-Over”). Consequently, the share exchange between the stockholders of Logic Express and the Company has been accounted for as a reverse acquisition of Logic Express with no adjustment to the historical basis of the assets and liabilities of Logic Express. The operations were consolidated as though the transaction occurred as of the beginning of the first accounting period presented in the accompanying consolidated financial statements.

Logic Express was incorporated on January 6, 2006 in the British Virgin Islands. Logic Express was established on April 17, 2006 for the purpose of acquiring a majority equity interest in Shandong Missile Biological Products Co., Ltd. (“Shandong Missile”) from Up-Wing Investment Limited (“Up-wing”), an entity with identical stockholders in preparation of its reverse merger with GRC and anticipated offering of securities. Logic Express and Up-Wing had identical stockholders at the date of transfer. The transfer of equity interests in Shandong Missile from Up-Wing to Logic Express (the “Transfer”) was accounted for as reorganization under common control.

Up-Wing Investment Limited was incorporated on November 30, 1993 in Hong Kong. Up-Wing acquired an 82.76% equity interest in Shandong Missile, the operating company of the Group in two equity transactions as described below. Shandong Missile was established in the PRC on October 23, 2002 with a registered capital of approximately $9.7 million (or RMB80 million). In accordance with the equity transfer agreement dated September 26, 2004 Up-Wing agreed to acquire 41% of registered capital (including the unpaid capital contribution) of Shandong Missile from the minority shareholder (i) for cash consideration of RMB8,000,000 and (ii) agreed to fund the minority shareholder’s unpaid capital amount of RMB26,400,000 to Shandong Missile. Up-Wing paid the RMB 8,000,000 on March 17, 2005 (the “March 2005 Acquisition”) and the unpaid capital contribution amount of RMB26,400,000 on July 19, 2006. After completing the March 2005 Acquisition, Up-Wing held 11.94% of the paid-in capital and 41% of the voting rights of Shandong Missile.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

On June 10, 2005, Up-Wing entered into a share transfer agreement with another shareholder to acquire an additional 49% of the registered capital of Shandong Missile for a consideration of RMB35,500,000. The acquisition became effective on September 2, 2005 upon the approval by the Shandong Provincial Department of Foreign Trade and Economic Cooperation (the “September 2005 Acquisition”). As of December 31, 2006, Up-Wing owned an 82.76% interest in Shandong Missile.

Concurrent with the consummation of the Share Exchange Agreement with Logic Express, the Company completed a private placement of shares of common stock to a group of investors resulting in the issuance by the Company of 2,200,000 shares of its common stock and warrants to purchase 1,070,000 shares of common stock at $1.895 per share. Further, in connection with the private placement, two of the Company’s controlling stockholders sold 2,080,000 shares of common stock at $1.895 per share to the same group of investors. A portion of the proceeds of the new issuance was used to pay for the outstanding capital contribution of RMB26,400,000 of Shandong Missile.

The Company has accounted for the acquisition of the additional equity interest in Shandong Missile under the purchase method. The fair value of underlying net assets representing Up-Wing’s additional 82.76% of paid-in capital acquired in Shandong Missile exceeded Up-Wing’s purchase price, giving rise to negative goodwill. Such negative goodwill was allocated to reduce the purchase price allocated to certain long-lived assets. As a result of this acquisition, the Company held 82.76% of the registered capital of Shandong Missile and Shandong Missile became a subsidiary of the Company. The results of operations of Shandong Missile are consolidated in the financial statements of the Group from January 1, 2005.

On July 20, 2006, the Company fulfilled its commitment to fund a portion of the shortfall in registered capital of Shandong Missile by injecting additional capital of RMB26,400,000 (approximately $3,383,000) into Shandong Missile in the form of cash. On February 27, 2007, Shandong Missile changed its name to Shandong Taibang Biological Products Co., Ltd.

In connection with the private placement, the Company, pursuant to a registration rights agreement entered into with the investors, agreed to file within 45 days of the closing date of the Share Exchange Agreement a registration statement registering for resale the shares issued to the investors in the private placement. The Company failed to file this registration statement within the time period prescribed by the registration rights agreement and recognized in general and administrative expenses an amount of $811,060 (RMB6,353,114) at December 31, 2006 for the full amount of liquidated damages.

In conjunction with this private placement, Ms. Li Lin Ling and Ms. Chan Siu Ling, the controlling stockholders and directors of the Company, placed an aggregate 4,280,000 shares of common stock in escrow, pursuant to a share escrow agreement dated July 19, 2006, (the “Escrow Agreement”) as amended, pursuant to which one half of the escrowed shares are to be released to the investors in the private placement on a pro rata basis if the audited consolidated financial statements of the Company prepared in accordance with US generally accepted accounting principles (GAAP) do not reflect at least after-tax net income of at least $4,819,000 or after-tax net income before minority interest of $5,823,000 for the fiscal year ended December 31, 2006; and if the audited consolidated financial statements of the Company prepared in accordance with US GAAP do not reflect at least an after-tax net income of $8,302,000 or after-tax net income before minority interests of $10,031,000 for the fiscal year ending December 31, 2007,

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

the second half of the escrow shares will be distributed on a pro rata basis to the investors. Pursuant to the Escrow Agreement, (i) liquidated damages accrued according to the registration rights agreement; (ii) gain or loss on change in fair value of warrants; and (iii) stock-based compensation charge arising from transferring of shares from stockholders to senior management, are not deemed to be an income or expense item in calculating the after-tax net income for the purpose of the Escrow Agreement. If such performance thresholds are met, the shares are to be returned to Ms Li Lin Ling and Ms Chan Siu Ling.

Management determined that the threshold for the year ended December 31, 2006 has been met.

Acquisition of plasma stations in Shandong Province

In the second half of 2006, Shandong Missile entered into an asset transfer agreement with Shandong Provincial government to acquire certain assets of five plasma stations in Shandong Province. The purchase was accounted for under SFAS. 141. The total consideration of $2,472,846 for the acquisition was paid in 2006 and was on based on independent valuations performed by qualified valuation experts registered in the PRC. (These acquisitions are not considered business combinations under Regulation S-X Article 11.)

The operating licenses of the plasma stations started on January 1, 2007, no operations occurred in 2006. The net assets of the plasma stations are included in the Company’s consolidated financial statement.

Note 2 – Summary of significant accounting policies

The reporting entity

The Company’s consolidated financial statements of reflect the activities of the parent and the following subsidiaries.

Subsidiaries		Percentage of
		Ownership
Logic Express Ltd.	British Virgin Islands	100%
Shandong Missile Biologic Products., Ltd	The People's Republic of China	82.76%
Xia Jin Plasma Company	The People's Republic of China	82.76%
He Ze Plasma Company	The People's Republic of China	82.76%
Yang Gu Plasma Company	The People's Republic of China	82.76%
Zhang Qiu Plasma Company	The People's Republic of China	82.76%
Qi He Plasma Company	The People's Republic of China	82.76%

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All material intercompany transactions and balances have been eliminated in the consolidation.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

The Reverse Take-Over has been accounted for as a reverse acquisition of Logic Express with no adjustment to the historical basis of the assets and liabilities of Logic Express. The operations were consolidated as though the transaction occurred as of the beginning of the first accounting period presented in the accompanying consolidated financial statements.

Because Logic Express and Up-Wing were under common control, the Transfer has been accounted for as a business combination similar to a pooling-of-interests. Consequently, the consolidated financial statements of the Company include the accounts of Logic Express and Up-Wing at their historical amounts. and the financial statements and results of Shandong Missile as though it had been acquired at the beginning of 2005.

Foreign currency translation

The reporting currency of the Company is the US dollar. The Company’s principal operating subsidiaries established in the PRC uses their local currency, Renminbi (RMB), as their functional currency. Results of operations and cash flows are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders’ equity and amounted to $1,118,384 and $551,209 as of December 31, 2006 and 2005, respectively. The balance sheet amounts with the exception of equity at December 31, 2006 and 2005 were translated at 7.80 RMB to $1.00 USD and 8.06 RMB, respectively. The equity accounts were stated at their historical rate. The average translation rates applied to the consolidated statements of income and cash flows for the years ended December 31, 2006 and 2005 were 7.96 RMB and 8.18 RMB, respectively.

Revenue recognition

The Company recognizes revenue when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable, which are generally considered to be met upon delivery and acceptance of products at the customer site. Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company’s products sold in the PRC are subject to a Chinese value-added tax at a rate of 6% of the gross sales price or at a rate approved by the Chinese local government.

Shipping and handling costs related to costs of goods sold are included in selling, general and administrative costs and totaled $91,831 and $9,734 for the year ended December 31, 2006 and 2005, respectively.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

principles of the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. For example, management estimates potential losses on outstanding receivables. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

Financial instruments

Statement of Financial Accounting Standards No. 107 (SFAS 107), “Disclosures about Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable, accrued liabilities and loans to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

Cash and concentration of risk

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within PRC, Hong Kong and the United States of America. Certain financial instruments, which subject the Company to concentration of credit risk, consist of cash. The Company maintains cash balances at financial institutions which, from time to time, may exceed Federal Deposit Insurance Corporation insured limits for the banks located in the Unites States. Balances at financial institutions or state owned banks within the PRC are not covered by insurance. Total cash (excluding restricted cash balances) in state-owned banks at December 31, 2006 and 2005 amounted to $4,268,220 and $607,376, respectively, of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Restricted cash

The Company through its bank agreements was required to keep certain amounts on deposit that are subject to withdrawal restrictions; these amounts are $0 and $1,860,000 as of December 31, 2006 and 2005, respectively.

Accounts receivable

The Company’s business operations are conducted in PRC. During the normal course of business, the Company extends unsecured credit to its customers. Accounts receivable, outstanding at December 31, 2006 and 2005 amounted to $4,906,596 and $3,307,689, respectively. Management reviews its accounts receivable on a regular basis to determine if the allowance for doubtful accounts is adequate. An estimate for doubtful accounts is made when collection of the full amount is no longer probable.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Trade accounts receivable at December 31, 2006 and 2005 consist of the following:

	December 31,	December 31,
	2006	2005
Trade accounts receivable	$4,906,596	$3,307,690
Less: Allowance for doubtful accounts	(1,131,209)	(1,107,552)
Totals	$3,775,387	$2,200,138

The activity in the allowance for doubtful accounts for trade accounts receivable for the periods ended December 31, 2006 and 2005 is as follows:

	December 31,	December 31,
	2006	2005
Beginning allowance for doubtful accounts	$1,107,552	$691,382
Additions charged to bad debt expense	37,514	416,170
Write-off charged against the allowance	(13,857)	-
Ending allowance for doubtful accounts	$1,131,209	$1,107,552

Inventories

Inventories are stated at the lower of cost or market using the weighted average basis and consist of the following at December 31, 2006 and 2005:

	December 31,	December 31,
	2006	2005
Raw materials	$1,740,333	$1,181,126
Work in progress	3,261,175	1,951,484
Finished goods	1,115,853	431,872
Totals	$6,117,361	$3,564,482

The Company reviews its inventory periodically for possible obsolete goods or to determine if any reserves are necessary for potential obsolescence. As of December 31, 2006 and 2005, the Company has determined that no reserves are necessary.

Property and equipment

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets with 5% residual value. Depreciation expense for the years ended December 31, 2006 and 2005 amounted to $404,003 and $351,584 respectively.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Estimated useful lives of the assets are as follows:

	Estimated	Useful Life
Buildings	30	years
Machinery and equipment	10	years
Furniture, fixtures and office equipment	5-10	years

Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities. No depreciation is provided for construction in progress until such time as the assets are completed and placed into service. Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and betterment to property and equipment are capitalized.

The Company periodically evaluates the carrying value of long-lived assets in accordance with SFAS 144. When estimated cash flows generated by those assets are less than the carrying amounts of the asset, the Company recognizes an impairment loss. Based on its review, the Company believes that, as of December 31, 2006, there were no significant impairments of its long-lived assets.

Plant and equipment consist of the following at December 31, 2006 and 2005:

	December 31,	December 31,
	2006	2005
Building and improvements	$3,459,449	$2,319,806
Production equipment	4,919,590	2,794,262
Furniture, fixtures and office equipment	120,228	98,153
	8,499,267	5,212,221
Accumulated depreciation	(1,172,878)	(760,413)
	7,326,389	4,451,808
Construction in progress	111,379	915,883
Totals	$7,437,768	$5,367,691

Interest expense of $52,930 and $42,951 was capitalized into construction in progress for the years ended December 31, 2006 and 2005, respectively.

Intangible assets

Intangible assets are stated at cost (estimated fair value upon contribution or acquisition), less accumulated amortization and impairment. Amortization expense is recognized on the straight-line basis over the estimated useful lives of the assets as follows:

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Intangible assets	Estimated useful lives
Land use right	50 years
Patent	10 years
Permits and licenses	5-10 years
Blood donor network	10 years

Given the environment in which the Group currently operates, it is reasonably possible that the estimated economic useful lives of these assets or the Group’s estimate that it will recover their carrying amounts from future operations could change in the future.

All land in PRC is owned by the government and cannot be sold to any individual or company. However, the government grants the user a “land use right” to use the land. The Company has the right to use various parcels of land that range from 50 years in length. The Company amortizes the cost of the land use rights over their useful life using the straight-line method.

Other intangible assets represent permits, licenses and Good Manufacturing Practice Certificates contributed in return for equity upon the establishment of Shandong Missile in 2002. Contributed rights include those necessary to manufacture and distribute human blood products in the PRC market as authorized by the relevant PRC authorities. The estimated useful life of the contributed rights is 5-10 years

Intangible assets of the Company are reviewed annually or more often if circumstances dictate, to determine whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of December 31, 2006, the Company expects these assets to be fully recoverable.

Total amortization expense for the years ended December 31, 2006 and 2005 amounted to $42,479 and $21,978 respectively.

Intangible assets consisted of the following at December 31:

	2006	2005

Land use rights	$461,554	$280,703
Patents	-	12,791
Permits and licenses	205,120	198,400
Blood donor network	137,793	-
Others	71,708	57,378
Totals	876,175	549,272
Accumulated amortization	(158,164)	(111,035)
Intangible assets, net	$718,011	$438,237

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Revenues

The Group’s revenue is primarily derived from the manufacture and sale of human blood products. The Group’s revenue by significant types of product for the periods ended December 31, 2006 and 2005 is as follows:

	2006	2005
	$	$

Human Albumin	16,831,948	9,778,607
Human Hepatitis B Immunoglobulin	939,456	846,505
Human Immunoglobulin for Intravenous Injection	966,028	646,746
Human Rabies Immunoglobulin	2,720,207	194,219
Human Tetanus Immunoglobulin	734,356	20,841
Others	38,575	71,790
Totals	22,230,570	11,558,708

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs amounted to $594,750 and $362,424 for the years ended December 31, 2006 and 2005, respectively.

Sales and Marketing Costs

Sales and marketing costs consist primarily of commission fees, advertising and promotion expenses. Advertising costs are expensed as incurred and amounted to $156,561 and $0 for the years ended December 31, 2006 and 2005, respectively.

Retirement and Other Post retirement Benefits

Contributions to retirement schemes (which are defined contribution plans) are charged to the statement of operations as and when the related employee service is provided.

Warranty Costs

The Group records a liability required for specific product quality assurance under warranty when sales are made. Based on the history of actual warranty claims, the Group has not recognized a liability for warranty claims for the years ended December 31, 2006 and 2005.

Government Grants

For the years ended December 31, 2006 and 2005, Shandong Missile received non-refundable grants of $62,086 and $82,685, respectively, from the PRC municipal government as the operating company is operating in the high and new technology business sector. The grant can be used for enterprise development and technology innovation purposes. This government grant is recognized in the statement of operations of the Group as other income when the grant is received.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Income taxes

The Company has adopted Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109). SFAS 109 requires the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consist of taxes currently due plus deferred taxes. Since the Company had no operations within the United States there is no provision for US taxes and there are no deferred tax amounts at December 31, 2006 and 2005.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when they related to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

Recently issued accounting pronouncements

In July, 2006, the Financial Accounting Standard Board (“FASB”) issued FASB Interpretations No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions taken or expected to be taken in a return. FIN 48 provides guidance on the measurement, recognition, classification and disclosure of tax positions, along with accounting for the related interest and penalties. FIN 48 is effective for fiscal years beginning after December 15, 2006, and is to be applied to all open tax years as of the date of effectiveness.The adoption of FIN 48 did not have a material impact on the consolidation financial statements.

In September 2006, FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

early adoption permitted. The Company does not expect the adoption of SFAS No. 157 to have a material impact on the consolidated financial statements.

In September 2006 the Securities and Exchange Commission (“SEC”) issued SAB 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 is effective for the Company’s fiscal year ended December 31, 2006, with early application encouraged. The adoption of SAB 108 did not have a material impact on the consolidated financial statements.

In December 2006, FASB issued FSB EITF 00-19-2, Accounting for Registration Payment Arrangements, which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognised and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. The FSB EITF 00-19-2 is effective immediately for new and modified registration payment arrangements entered into after December 21, 2006, and beginning in the fiscal year ended December 31, 2007 for any such instruments entered into before that date. As the Company failed to file the registration statement within the time period prescribed by the registration rights agreement, the full amount of liquidated damages of $811,000 (RMB6,330,000) was recognized in general and administrative expenses in the year ended December 31, 2006.

In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of SFAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 will be effective in the first quarter of fiscal 2009. The Company is evaluating the impact that this statement will have on its consolidated financial statements.

In June 2007, FASB issued FASB Staff Position No. EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. Management is currently evaluating the effect of this pronouncement on financial statements.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Note 3 - Supplemental disclosure of cash flow information

Income taxes paid for the years ended December 31, 2006 and 2005, amounted to $1,068,466 and $175,184, respectively.

Interest paid (net of capitalized interest) for the years ended December 31, 2006 and 2005 amounted to $223,763 and $131,194 respectively.

Non cash financing activities including warrants granted to placement agent in 2006 which is valued at $728,456 at grant date.

Note 4 – Related party transactions

Related Party Transactions

The material related party transactions undertaken by the Company with related parties during the periods presented are as follows:

Amount Due to:	Purpose	2006	2005
Shareholders (1)	Acqusition of subsidiary	$-	$1,872,087
Minority shareholder
of subsidiary (2)	Loan	$675,761	$-

(1) The Company’s investment in Shandong Missile was financed by an advance from shareholders. The advance was unsecured, interest free and is paid for using dividend collected from subsidiary. This amount is repaid in 2006.

(2) Dividend of $675,761 was borrowed from its minority shareholder at an annual interest rate of 6% for operational purposes. This amount is expected to be repaid in form of cash.

Note 5 – Prepayments

Prepayments represent partial payments for deposits on raw material purchases and amounted to $713,194 and $381,072 as of December 31, 2006 and 2005, respectively.

Prepayments – non-current represent partial payments for deposits on plant and equipment purchases and amounted to $778,364 and $175,577 as of December 31, 2006 and 2005, respectively.

Note 6 – Debt

Other payables and accruals

Other payables and accruals at December 31, 2006 and 2005 consist of the following:

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

	2006	2005
Other payables	$426,517	$1,198,942
Accruals for salaries and welfare	217,526	63,732
Accruals for RTO expenses	387,897	-
Accruals for late filling	811,060	-
Others	31,973	52,052
	$1,874,973	$1,314,726

Short term loans

Short term loans represent amounts due to various banks which are normally due within one year, and these loans can be renewed with the banks.

The Company’s short term bank loans as of December 31 consisted of the following:

	2006	2005

Bank loans, secured by buildings and land use rights
(note (a))	$1,282,000	$1,860,000
Bank loans, secured by a guarantee from an
unrelated financial institution (note (b))	-	1,860,000
Bank loans, unsecured	1,282,000	-
Totals	$2,564,000	$3,720,000

(a)	The short-term bank loans bear interest of 6.14% to 5.85% as of December 31, 2006 and 2005, respectively.

(b)	The Company paid a fee of RMB180,000 for the guarantee granted by an unrelated financial institution for the year ended December 31, 2005.

The loans are secured by buildings and land use rights with carrying values as follows:

	2006	2005

Buildings	$1,311,254	$1,250,174
Land use rights	287,045	277,641
	$1,598,299	$1,527,815

Other payable - land use rights

In July 2003, Shandong Missile obtained certain land use rights from the PRC municipal government. Shandong Missile is required to make payments totaling RMB138,848 per year to the local state-owned entity, for the 50 year life of the rights or until Shandong Biologic Institute completes its privatization process. The Company recorded “land use rights” equal to “other

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

payable – land use rights” totaling $273,912 determined using present value of annual payments over 50 years.

Other Long term liability

Long term loan represent amounts due to the Department of Health. The loan was unsecured, interest free and had no fixed terms of repayment.

Note 7 – Acquisition

Initial acquisition of Shandong Missile

On March 17, 2005, the Company completed the acquisition of 41% of the registered capital of Shandong Missile for a consideration of RMB34,400,000, of which RMB8,000,000 was paid by cash and the remaining consideration of RMB26,400,000 was paid on July 19, 2006. Up-Wing has accounted for the acquisition of 41% of the registered capital in Shandong Missile under the purchase method.

Acquisition of additional equity interest in Shandong Missile

On September 2, 2005, the Company completed the acquisition of an additional 41.76% of registered capital in Shandong Missile from the then equity owner, for net consideration of RMB35,500,000 (Note 1). The then equity owner also assigned its portion of dividend from Shandong Missile to the Company totaled $793,865, this amount is treated as reduction in total consideration.

The Company has accounted for the acquisition of the additional equity interest in Shandong Missile under the purchase method. The fair value of underlying net assets representing Up-Wing’s additional 82.76% of paid-in capital acquired in Shandong Missile exceeded Up-Wing’s purchase price, giving rise to negative goodwill. Such negative goodwill was allocated to reduce the purchase price allocated to certain long-lived assets. As a result of this acquisition, the Company held 82.76% of the registered capital of Shandong Missile and Shandong Missile became a subsidiary of the Company. The results of operations of Shandong Missile are consolidated in the financial statements of the Group from January 1, 2005.

Additional capital injection into Shandong Missile

On July 20, 2006, the Company fulfilled its commitment to fund a portion of the shortfall in registered capital of Shandong Missile by injecting additional capital of RMB26,400,000 (approximately $3,383,000) into Shandong Missile in the form of cash.

The purchase price for the September 2005 Acquisition and July 2006 Acquisition represented the results of negotiations with the then stockholders, who were disadvantaged by the following conditions:

(1)	Because the share capital was not yet fully paid-up at that moment, Shandong Missile had insufficient working capital and liquidity to support its long term obligation; and

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

(2)	According to the Articles of Association, the RMB26,400,000 unpaid capital was to be contributed within six months from the formation of the joint venture by April 23, 2003.

However, the then stockholder failed to fulfill the obligation. Pursuant to the PRC rules and regulations applicable to foreign invested enterprises, if the then stockholder failed to contribute the RMB 26,400,000 by the specific date, their entire interest would be forfeited. Details of the fair value of the net assets of Shandong Missile consolidated on September 2, 2005 are as follows:

September 2, 2005

Currents assets	$14,009,255
Plant and equipment	5,210,970
Intangible assets	426,155
Total assets acquired	19,646,380

Curret liabilities	8,660,625
Long term liabilities	1,426,000
Total liabilities assumed	10,086,625

Total net assets	9,559,755
% acquired	82.76%
Net assets acquired	$7,911,653

Note 8 - Earnings Per Share

Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding and dilutive potential common shares outstanding during the period.

In accordance with SFAS No. 128 “Earnings Per Share”, basic net income per share available is computed by dividing net income by the number of shares outstanding as if the shares issued in the reverse merger as described in Note 1 had occurred at the beginning of the earliest period presented and such shares had been outstanding for all periods. There are no potentially dilutive shares as at December 31, 2006 and 2005.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

	December 31, 2006	December 31, 2005
Net income for earnings per share	$3,816,837	$1,309,686

Weighted average shares used in basic
computation	21,434,942	19,234,942
Diluted effect of warrants		-
Weighted average shares used in diluted
computation	21,434,942	19,234,942

Earnings per share
Basic	$0.18	$0.07
Diluted	$0.18	$0.07

Note 9 – Income taxes

The Company is governed by the Income Tax Law of the People’s Republic of China (PRC) concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the Income Tax Laws). Under the Income Tax Laws, foreign investment enterprises (FIE) generally are subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income as reported in their statutory financial statements after appropriate tax adjustments unless the enterprise is located in specially designated regions of cities for which more favorable effective tax rates apply. Upon approval by the PRC tax authorities, FIE’s scheduled to operate for a period of 10 years or more and engaged in manufacturing and production may be exempt from income taxes for two years, commencing with their first profitable year of operations, after taking into account any losses brought forward from prior years, and thereafter with a 50% exemption for the next three years.

In 2002, the Company became a Sino-foreign joint venture. In 2003, the Company was granted by the state government for benefit of income tax exemption in first 2 years from January 2003 to December 2004 and 50% exemption for the third to fifth years from January 2005 to December 2007.

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law will replace the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”).

The key changes are:

a.	The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs, except for High Tech companies who pays at a reduced rate of 15%; and

b.

Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of the next 5 years or until the tax holiday term is completed, whichever is sooner. These companies will pay the standard tax rate as defined in point “a” above during the grace period.

The Company’s subsidiary, Shandong Missile, was established before March 16, 2007 and therefore is qualified to continue enjoying the reduced tax rate as described above. Since the

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

detailed guidelines of the new tax law is not publicized yet, the Company cannot determined what the new tax rate will be applicable to the Company after the end of their respective tax holiday terms.

The Company was granted by the local government for benefit of income tax exemption for the fiscal year ended December 31, 2003 through 2006 for making purchases on local equipment.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended December 31, 2006 and 2005:

	2006	2005
U.S. Statutory rates	34.0%	34.0%
Foreign income	(34.0)	(34.0)
China taxe rates	33.0	33.0
China income tax exemption	(18.0)	(18.0)
Effective income tax rates	15.0%	15.0%

The estimated tax savings due to the tax exemption for the years ending December 31, 2006, and 2005 amounted to $1,045,589 and $682,205 respectively.

Value Added Tax

Enterprises or individuals who sell products, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax in accordance with Chinese laws. The value added tax rate applicable to the Company is 6% of the gross sales price. No credit is available for VAT paid on the purchases.

VAT on sales amounted to $1,333,438 and $693,641 for the year ended December 31, 2006 and 2005 respectively. Sales are recorded net of VAT collected and paid as the Company acts as an agent for the government. VAT taxes are not impacted by the income tax holiday.

Taxes payable consisted of the followings:
	2006	2005
VAT tax payable	$212,688	$125,914
Income tax (credit) payable	(83,872)	233,266
Others misc tax payable	9,387	5,083
	$138,203	$364,263

Note 10 – Commitments and Contingent liabilities

Capital commitments

Capital commitments outstanding as of December 31, 2006 and 2005 not provided for in the financial statements were as follows:

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

	2006	2005
Property and equipment, not yet received	$432,000	$158,000

Capital injection to Shandong Missile	$-	$3,273,600

Contingencies

In the normal course of business, the Company is exposed to claims related to the manufacture and use of the Company’s products, but currently the Company is not aware of any such claim.

Legal Proceedings

In July 2006, one of our sales employees misappropriated our goods and resold them to other parties using a counterfeited Company seal. The amount involved was approximately RMB1.16 million (approximately $0.15 million). The incident was revealed during a routine reconciliation of our account receivables. We reported the misappropriation to the police and the employee was arrested and criminal charges were brought against him. To date, we have recovered RMB350,000 in cash and goods of valued at approximately RMB30,000 (altogether, approximately $0.05 million). The balance will be recouped on or before the end of 2007, pursuant to a financial guarantee and repayment agreement between us and the employee witnessed by officials at the Tai An City Police Station.

In 2006, Missile Engineering, which is controlled by Mr. Zu Ying Du, applied for arbitration in China International Economic and Trade Arbitration Commission (“CIETAC”) to challenge the effectiveness of the transfer of the shares he formerly owned in Shandong Missile. The arbitration was dismissed in April 2006. We believe that all necessary approvals and documentation were obtained at the time of transfer and have initiated legal action in China intending to restrain Mr. Du from seeking to resolve his differences with us by means other than arbitration, the agreed-upon method of conflict resolution at the time of the transfer.

In December 2006, we brought separate legal action in Tai Shan District Court in Shandong Province against Mr. Du for defamation in connection with his tortious comments regarding Shandong Taibang. We sought to enjoin Mr. Du from such conduct as well as damages of approximately $3,000. The outcome of this matter is not expected to have a material adverse effect on our business, financial condition or results of operations.

On February 5, 2007, our subsidiary Shandong Taibang received a summons from the District Court of Hong Qi District, Xin Xiang City, Henan Province, regarding an ongoing dispute with Hua Lan Biological Engineering Co Ltd., or Hua Lan, the plaintiff, pursuant to which Hua Lan alleges that Feng Lin, the principal of the Bobai Kangan Plasma Collection Co. Ltd., or Bobai, and Keliang Huang established the Bobai Plasma Collection Station in Bobai County, Guangxi, using a permit for collecting and supplying human plasma in Bobai County, that was granted to Hua Lan by the government of the Guangxi region, without Hua Lan’s permission. On January 18, 2007, we had signed a letter of intent to acquire the Bobai Plasma Collection Station from Bobai. However, on January 29, 2007, on Hua Lan’s motion, the District Court entered an order to freeze funds in the amount of RMB3,000,000 held by the defendants in the case, including RMB 500,000 in funds held in Shandong Taibang’s bank account in Taian City, and Shandong

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Taibang was joined as a third party defendant. The first hearing in the foregoing matter was scheduled to be held before the District Court in March 2007 but was suspended to allow the defendants to enter a plea to the Henan Provincial Court requesting clarification regarding whether the District Court has proper jurisdiction when the act of infringement and all defendants are not in Henan Province. A hearing was held on June 25, 2007 and judgment was entered against the defendants. There was no financial judgment on us and the RMB500, 000 has been released, however, we have appealed the judgment to the high court. Other than the place of jurisdiction, we cannot make any comment on the validity of the franchise agreement between Bobai and Hua Lan. If Hua Lan prevails in this case then we may not be able to acquire Bobai. However, management does not expect our inability to acquire Bobai to have a material adverse effect on our business, financial condition or results of operations as Bobai is only a small station.

Note 11 – Stockholders’ equity

The Company implemented a reverse stock split at two for one to reduce the number of issued and outstanding shares of common stock to 750,227 immediately before issuing 18,484,715 shares of common stock to the stockholders of Logic Express. The reverse stock split did not change the par value ($0.0001) of the common stock.

On July 19, 2006, the Company entered into a securities purchase agreement with accredited investors and completed the sale of 2,200,000 of the Company’s common stock and common stock purchase warrants.

In connection with the offering, the Company paid a placement fee of 10% of the proceeds in cash, together with other expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchase 66,154 shares of common stock on the same terms and conditions as the investors.

Dividends

During April 2006, prior to Logic Express acquiring a majority equity interest in Shandong Missile from Up-Wing. Up-Wing made a distribution amounted to $ 2,909,516.

Warrant

Concurrent with the private placement, GRC issued 1,070,000 units of warrant with exercise price at $2.8425 per share (“Investor Warrant”) to investors. The warrants issued to the new investors have a 5-year term and shall be callable by the Company if the shares trade at 160% of the exercise price for 15 consecutive trading days after the registration statement has been effective for 45 days.

On July 28, 2006, GRC also issued 214,000 warrants with exercise price at $2.8425 (“Placement Agent Warrant”) to Lane Capital Markets, LLC, the exclusive placement agent and financial advisor, for no purchase price. These warrants have a 5-year term and are non-callable.

The warrants are accounted for as equity under SFAS 133 and EITF 00-19.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

			Weighted	Average
	Warrants	Warrants	Average Exercise	Remaining
	Outsanding	Exercisable	Price	Contractual Life
Outstanding, December
31, 2005	-	-	-	-
Granted	1,284,000	1,284,000	$2.84	4.46
Forfeited	-	-	-	-
Exercised	-	-	-	-
Outstanding, December
31, 2006	1,284,000	1,284,000	$2.84	4.46

Note 12 – Statutory reserves

In accordance with the “Law of the PRC on Joint Ventures Using Chinese and Foreign Investment” and the Company’s Articles of Association, appropriations from net profit should be made to the Reserve Fund, the Staff and Workers’ Bonus and Welfare Fund and the Enterprise Expansion Fund, after offsetting accumulated losses from prior years, and before profit distributions to the investors. The percentages to be appropriated to the Reserve Fund, the Staff and Workers’ Bonus and Welfare Fund and the Enterprise Expansion Fund are determined by the Board of Directors of the Company.

Reserve fund

For the year ended December 31, 2006 and 2005, the Company transferred US$759,099 and US$204,594 respectively. Amounts represent 10% of the net income determined in accordance with PRC accounting rules and regulations. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing stockholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Enterprise expansion fund

The enterprise fund may be used to acquire fixed assets or to increase the working capital to expend on production and operation of the business. For the year ended December 31, 2006 and 2005, the Company transferred US$759,099 and US$204,594 respectively. Amounts represent 10% of the net income determined in accordance with PRC accounting rules and regulations.

Staff and workers’ bonus and welfare fund

Through 2005, the Company was required to transfer 5% to 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to the statutory common welfare fund. For the years ended December 31, 2006 and 2005, the Company transferred $0 and $102,297 respectively, representing 5% of the year’s net income determined in accordance with PRC accounting rules and regulations, to this reserve. Starting on January 1,

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

2006, the PRC accounting rules and regulations no longer required the company to transfer 5% to 10% of its net income to the staff and workers’ bonus and welfare fund. The balance in this fund at December 31, 2005 was transferred to the reserve fund.

Note 13 – Retirement benefit plans

Regulations in PRC require the Company to contribute to a defined contribution retirement plan for the benefit of all permanent employees. All permanent employees are entitled to an annual pension equal to their basic salaries at retirement. The PRC government is responsible for the benefit liability to these retired employees. The Company is required to make contributions to the state retirement plan at 20% of the monthly basic salaries of the current employees. For the years ended December 31, 2006 and 2005, the Company made pension contributions in the amount of $103,380 and $94,572 respectively.

Note 14 – Current vulnerability due to certain concentrations

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC’s economy.

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company’s major product, human albumin, accounted for 84.6% and 75.7% of total revenues for year ended December 31, 2006 and December 31, 2005 respectively. If the market demands for human albumin cannot be sustained in the future or upon decrease in price of human albumin, it would adversely affect the Group’s operating results.

All of the Group’s customers are located in the PRC. As of December 31, 2006 and 2005, the Group had no significant concentration of credit risk, except for the amounts due from related parties. There were no customers that individually comprised 10% or more of revenue in the periods presented.

There were no customers that individually comprised 10% or more of the gross trade accounts receivable at December 31, 2005 and 2006 or 10% or more of revenue in the periods presented. The Group performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral from its customers.

Three vendors comprised 61% and 80% of the Company’s purchases for the years ended December 31, 2006 and 2006. Accounts payable to these vendors amounted $820,250 and $56,386 as of December 31, 2006 and 2005, respectively.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Note 15 – Subsequent Event

Acquisition of plasma stations in Guangxi Province

In January 2007, Shandong Missile entered into letters of intent to acquire three plasma stations in Guangxi Province. The total consideration for the acquisition would be determined based on independent valuation performed by qualified valuation experts recognized in the PRC. The acquisition will be financed by RMB10,000,000 bank loans drawn down in January 2007.

Establishment of own distribution company

In September 2006, Shandong Missile applied to establish a wholly owned subsidiary “Shandong Missile Medical Co., Ltd.” (“Shandong Medical”) with registered capital of RMB3,000,000 and the capital was fully paid on March 1, 2007. A distribution license of biological products, except for vaccine, was obtained from the Shandong Food and Drug Authority on February 7, 2007 for a license period of 5 years from the date of obtaining the license. The registration of Shandong Missile was ultimately approved by Shandong Provincial Department of Foreign Trade and Economic Cooperation on July 4, 2007 and Shandong Medical was formally registered on July 19, 2007. The scope of business is wholesale of biological products, except vaccine, with a license period of 25 years from the date of registration. As of July 31, 2007, Shandong Medical has not yet commenced operations.

6,064,000 shares of common stock

PROSPECTUS

_____________, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

ITEM 25.           OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The estimated expenses payable by China Biologic in connection with the issuance and distribution of the securities being registered are as follows:

SEC Registration Fee	$530

Printing Expenses	$12,500

Legal Fees and Expenses	$300,000

Accounting Fees and Expenses	$400,000

Total	$713,030

ITEM 26.           RECENT SALES OF UNREGISTERED SECURITIES

          On July 18, 2006, we entered into a share and warrant exchange agreement with Logic Express Limited, the owners of all of Logic Express’ shares and the other parties thereto, pursuant to which on July 19, 2006, we acquired all of the issued and outstanding shares of stock of Logic Express in exchange for the issuance in the aggregate of 18,484,715 shares of our common stock to the Shareholders. The issuance of Shares was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) of, and Regulation S promulgated under, such Act.

          Concurrently with entering into the share and warrant exchange agreement, we completed a private placement transaction with a group of accredited investors, pursuant to a securities purchase agreement, dated July 18, 2006. Pursuant to the securities purchase agreement as amended, we sold units consisting of an aggregate of 2,200,000 shares of its common stock and five-year warrants to purchase 1,070,000 shares of common stock at an exercise price of $2.8425 per share at a purchase price of $1.895 per unit and two of the controlling shareholders of China Biologic, Siu Ling Chan and Lin Ling Li, sold an aggregate of 2,080,000 shares of our common stock at a price of $1.895 per share to the same investors. Lane Capital Markets, LLC acted as exclusive placement agent and financial advisor and received five-year warrants to purchase 214,000 shares of common stock at an exercise price of $2.8425 per share. We are under a contractual obligation to register shares of our common stock as well as shares of common stock issuable upon exercise of the warrants issued to the investors and the placement agent in connection with this private placement within a pre-defined period. The shares being registered under this registration statement are the shares of our common stock issued and the shares of common stock underlying warrants issued in connection with the private placement. The issuance of units and warrants was exempt from the registration requirements provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder and on Regulation S.

          In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Our Management made the determination that the investors are accredited investors as defined in Regulation D, based upon Management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

           In instances described above where we issued securities in reliance upon Regulation S our reliance was based upon the fact that: (a) each such investor was not U.S. person and was not acquiring its shares for the account or benefit of any U.S. person, (b) each such investor agreed not to offer or sell its shares (including any prearrangement for a purchase by a U.S. person or other person in the United States) directly or indirectly, in the United States or to any natural person who is a resident of the United States or to any other U.S. person as defined in Regulation S unless registered under the Securities Act and all applicable state laws or an exemption from the registration requirements of the Securities Act and similar state laws is available, (c) each such investor made its subscription from its offices at an address outside of the United States and (d) each such investor or its advisors have such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of, and protecting its interests in connection with an investment in our Company.

ITEM 27.           EXHIBITS

Exhibit No.	Description

2	Share Exchange Agreement between China Biologic, Logic Express and the selling stockholders signatory thereto, dated as of July 18, 2006

3.1	Certificate of Incorporation of China Biologic

3.2	Bylaws of China Biologic

4.1	Securities Purchase Agreement between China Biologic, Logic Express, Shandong Taibang, and the selling stockholders and investors signatory thereto, dated as of July 18, 2006

4.2	Registration Rights Agreement, between China Biologic and certain investors signatory thereto, dated as of July 18, 2006

4.3	Form of Stockholder Warrant to purchase Common Stock, dated as of July 19, 2006

4.4	Lane Warrant, dated as of July 19, 2006

4.5	Share Escrow Agreement, between China Biologic, Lane, as investor representative, the Escrow Agent, and the selling stockholders signatory thereto, dated as of July 19, 2006

4.6	Escrow Agreement, between China Biologic, the Escrow Agent, and the selling stockholders signatory thereto, dated as of July 19, 2006

4.7	Amendment No. 1 to the Share Escrow Agreement, between China Biologic, Lane, as investor representative, the Escrow Agent, and the selling stockholders signatory thereto, dated as of February 16, 2007

4.8	Amendment No. 2 to Share Escrow Agreement, between China Biologic, Lane, as investor representative, the Escrow Agent, and the selling stockholders signatory thereto, dated as of March 27, 2007

4.9	Amendment No. 3 to Share Escrow Agreement, between China Biologic, Lane, as investor representative, the Escrow Agent, and the selling stockholders signatory thereto, dated as of April 2, 2007

4.10	Amendment No. 4 to Share Escrow Agreement, between China Biologic, Lane, as investor representative, the Escrow Agent, and the selling stockholders signatory thereto, dated as of May 9, 2007

4.11	Amendment No. 1 to Securities Purchase Agreement, between China Biologic, Logic Express, Shandong Taibang and the selling stockholders and investors signatory thereto, dated as of February 16, 2007

4.12	Amendment No. 2 to Securities Purchase Agreement, between China Biologic, Logic Express, Shandong Taibang and the selling stockholders and investors signatory thereto, dated as of March 27, 2007

4.13	Amendment No. 3 to Securities Purchase Agreement, between China Biologic, Logic Express, Shandong Taibang and the selling stockholders and investors signatory thereto, dated as of April 2, 2007

4.14	Amendment No. 4 to Securities Purchase Agreement, between China Biologic, Logic Express, Shandong Taibang and the selling stockholders and investors signatory thereto, dated as of May 9, 2007

4.15	Amendment No. 5 to Securities Purchase Agreement, between China Biologic and investors signatory thereto, dated as of August 20, 2007

5	Opinion of Thelen Reid Brown Raysman & Steiner LLP

10.1	Group Secondment Agreement, between the Shandong Taibang and the Shandong Institute (Summary Translation)

10.2	Amended and Restated Joint Venture Agreement, between Logic Express and the Shandong

Institute, dated as of March 12, 2006 (Summary Translation)

10.3	Letter of Intent for Equity Transfer, between Logic Express Limited and the Shandong Institute, dated as of June 10, 2006 (Summary Translation)

10.4	Raw Plasma Supply Agreement, between Shandong Taibang and Qihei Plasma Collection Station, dated as of December 30, 2005 (Summary Translation)

10.5	Raw Plasma Supply Agreement, between Shandong Taibang and the Xiajin Plasma Collection Station, dated as of December 30, 2005 (Summary Translation)

10.6	Raw Plasma Supply Agreement, between Shandong Taibang and the Zhangqiu Plasma Collection Station, dated as of December 30, 2005 (Summary Translation)

10.7	Employment Agreement, between China Biologic and Stanley Wong, dated as of March 8, 2007 (Summary Translation)

10.8	Form of Director’s Employment Agreement of China Biologic

21	Subsidiaries of China Biologic

23.1	Consent of Moore Stephens Wurth Frazer and Torbet, LLP, certified public accountants

23.2	Consent of Thelen Reid Brown Raysman & Steiner LLP (included in Exhibit 5)

24	Power of Attorney (appear on the signature pages hereof)

ITEM 28.           UNDERTAKINGS.

Undertaking Required by Item 512 of Regulation S-B.

          (a) The undersigned registrant will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

          (iii) include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

          (iv) Any other communication that is an offer in the offering made by the registrant to the purchaser.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned in Shandong, China, on the 4th day of September, 2007.

CHINA BIOLOGIC PRODUCTS, INC.

By: /s/ Stanley Wong
Stanley Wong
Chief Executive Officer

By: /s/ Chao Ming Zhao
Chao Ming Zhao
Chief Financial Officer

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint, jointly and severally, Siu Ling Chan and Zhao, Chao Ming, or either of them, as his or her true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including Post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

          In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Name	Title	Date

/s/ Siu Ling Chan	Chairwoman	September 4, 2007
Siu Ling Chan

/s/Stanley Wong	Chief Executive Officer	September 4, 2007
Stanley Wong

/s/Chao Ming Zhao	Chief Financial Officer and Director	September 4, 2007
Chao Ming Zhao

/s/ Tung Lam	Chairman and Chief Executive Officer of	September 4, 2007
Tung Lam	Shandong Taibang

/s/ Lin Ling Li	Director	September 4, 2007
Lin Ling Li

/s/ Pang Guang Li	Director	September 4, 2007
Pang Guang Li

EXHIBIT INDEX

Exhibit No.	Description

2	Share Exchange Agreement between China Biologic, Logic Express and the selling stockholders signatory thereto, dated as of July 18, 2006

3.1	Certificate of Incorporation of China Biologic

3.2	Bylaws of China Biologic

4.1	Securities Purchase Agreement between China Biologic, Logic Express, Shandong Taibang, and the selling stockholders and investors signatory thereto, dated as of July 18, 2006

4.2	Registration Rights Agreement, between China Biologic and certain investors signatory thereto, dated as of July 18, 2006

4.3	Form of Stockholder Warrant to purchase Common Stock, dated as of July 19, 2006

4.4	Lane Warrant, dated as of July 19, 2006

4.5	Share Escrow Agreement, between China Biologic, Lane, as investor representative, the Escrow Agent, and the selling stockholders signatory thereto, dated as of July 19, 2006

4.6	Escrow Agreement, between China Biologic, the Escrow Agent, and the selling stockholders signatory thereto, dated as of July 19, 2006

4.7	Amendment No. 1 to the Share Escrow Agreement, between China Biologic, Lane, as investor representative, the Escrow Agent, and the selling stockholders signatory thereto, dated as of February 16, 2007

4.8	Amendment No. 2 to Share Escrow Agreement, between China Biologic, Lane, as investor representative, the Escrow Agent, and the selling stockholders signatory thereto, dated as of March 27, 2007

4.9	Amendment No. 3 to Share Escrow Agreement, between China Biologic, Lane, as investor representative, the Escrow Agent, and the selling stockholders signatory thereto, dated as of April 2, 2007

4.10	Amendment No. 4 to Share Escrow Agreement, between China Biologic, Lane, as investor representative, the Escrow Agent, and the selling stockholders signatory thereto, dated as of May 9, 2007

4.11	Amendment No. 1 to Securities Purchase Agreement, between China Biologic, Logic Express, Shandong Taibang and the selling stockholders and investors signatory thereto, dated as of February 16, 2007

4.12	Amendment No. 2 to Securities Purchase Agreement, between China Biologic, Logic Express, Shandong Taibang and the selling stockholders and investors signatory thereto, dated as of March 27, 2007

4.13	Amendment No. 3 to Securities Purchase Agreement, between China Biologic, Logic Express, Shandong Taibang and the selling stockholders and investors signatory thereto, dated as of April 2, 2007

4.14	Amendment No. 4 to Securities Purchase Agreement, between China Biologic, Logic Express, Shandong Taibang and the selling stockholders and investors signatory thereto, dated as of May 9, 2007

4.15	Amendment No. 5 to Securities Purchase Agreement, between China Biologic and investors signatory thereto, dated as of August 20, 2007

5	Opinion of Thelen Reid Brown Raysman & Steiner LLP

10.1	Group Secondment Agreement, between the Shandong Taibang and the Shandong Institute (Summary Translation)

10.2	Amended and Restated Joint Venture Agreement, between Logic Express and the Shandong Institute, dated as of March 12, 2006 (Summary Translation)

10.3	Letter of Intent for Equity Transfer, between Logic Express Limited and the Shandong Institute, dated as of June 10, 2006 (Summary Translation)

10.4	Raw Plasma Supply Agreement, between Shandong Taibang and Qihei Plasma Collection Station, dated as of December 30, 2005 (Summary Translation)

10.5	Raw Plasma Supply Agreement, between Shandong Taibang and the Xiajin Plasma Collection Station, dated as of December 30, 2005 (Summary Translation)

10.6	Raw Plasma Supply Agreement, between Shandong Taibang and the Zhangqiu Plasma Collection Station, dated as of December 30, 2005 (Summary Translation)

10.7	Employment Agreement, between China Biologic and Stanley Wong, dated as of March 8, 2007 (Summary Translation)

10.8	Form of Director’s Employment Agreement of China Biologic

21	Subsidiaries of China Biologic

23.1	Consent of Moore Stephens Wurth Frazer and Torbet, LLP, certified public accountants

23.2	Consent of Thelen Reid Brown Raysman & Steiner LLP (included in Exhibit 5)

24	Power of Attorney (appear on the signature pages hereof)